UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RIVERBED TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: common stock, par value $0.001 per share, of Riverbed Technology, Inc.
(2)

Aggregate number of securities to which transaction applies: As of January 2, 2015, 157,679,827 shares of common stock; 4,835,633 shares of common stock issuable upon the exercise of stock options; and 10,903,996 shares of common stock underlying restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of: (A) 157,679,827 shares of common stock multiplied by $21.00 per share; (B) options to purchase 4,835,633 shares of common stock multiplied by $7.32 (the difference between $21.00 and the weighted average exercise price of $13.68 per share); and (C) 10,903,996 shares of common stock underlying restricted stock units multiplied by $21.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filed fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001162.

	(4)	Proposed maximum aggregate value of transaction: $3,575,657,116.56
	(5)	Total fee paid: $415,491.36

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Riverbed Technology, Inc.

680 Folsom Street

San Francisco, CA 94107

[•], 2015

To the Stockholders of Riverbed Technology, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Riverbed Technology, Inc., a Delaware corporation (“Riverbed”, the “Company”, “we”, “us”, or “our”) to be held on [•], 2015, at [•], Pacific time, at [•].

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated December 14, 2014, by and among Riverbed, Project Homestake Holdings, LLC, a Delaware limited liability company (“Newco”), and Project Homestake Merger Corp., a Delaware corporation (“Merger Sub”). Newco and Merger Sub were formed by an affiliate of the private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Riverbed (the “Merger”), and Riverbed will become a wholly owned subsidiary of Newco. At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $21.00 in cash, without interest, for each share of common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of: (1) approximately 39% to the unaffected closing price of Riverbed’s common stock on November 7, 2013, the last trading day prior to the date that affiliates of Elliott Management Corp. (such affiliates, “Elliott”) announced that they had accumulated a significant minority interest in Riverbed’s shares; (2) approximately 16% to the closing price of Riverbed’s common stock on October 8, 2014, the last trading day prior to the date that Riverbed announced it planned to undertake a comprehensive review of strategic options; and (3) approximately 12% to the closing price of Riverbed’s common stock on December 12, 2014, the last trading day prior to the date on which Riverbed entered into the Merger Agreement.

The Board of Directors of Riverbed (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Riverbed and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of

Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Jerry M. Kennelly

Chairman of the Board

and Chief Executive Officer

The accompanying proxy statement is dated [•], 2015 and, together with the enclosed form of proxy card, is first being mailed on or about [•], 2015.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Riverbed Technology, Inc.

680 Folsom Street

San Francisco, CA 94107

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2015

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Riverbed Technology, Inc., a Delaware corporation (“Riverbed”, the “Company”, “we”, “us”, or “our”) will be held on [•], 2015, at [•], at [•], Pacific time, at [•], for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated December 14, 2014, by and among Riverbed, Project Homestake Holdings, LLC, a Delaware limited liability company (“Newco”), and Project Homestake Merger Corp., a Delaware corporation (“Merger Sub”). Newco and Merger Sub were formed by affiliates of the private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Riverbed (the “Merger”), and Riverbed will become a wholly owned subsidiary of Newco;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger; and

4. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only stockholders of record as of the close of business on [•], 2015 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

Brett A. Nissenberg
General Counsel, Senior Vice President of Corporate and Legal Affairs, Secretary

Dated: [•], 2015

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the other two proposals.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Project Homestake Merger Corp. with and into Riverbed Technology, Inc., which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Riverbed”, the “Company”, “we”, “our”, “us” and similar words refer to Riverbed Technology, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Project Homestake Holdings, LLC as “Newco” and Project Homestake Merger Corp. as “Merger Sub”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated December 14, 2014, by and among Riverbed, Newco and Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.

Parties Involved in the Merger

Riverbed Technology, Inc.

Riverbed is a leader in application performance infrastructure offering a platform for the hybrid enterprise to ensure applications perform as expected, data is always available when needed, and performance issues can be proactively detected and resolved before impacting business performance.

Riverbed’s common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “RVBD”.

Project Homestake Holdings, LLC

Project Homestake Holdings, LLC was formed on December 8, 2014, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Homestake Merger Corp.

Project Homestake Merger Corp. is a wholly owned direct subsidiary of Newco and was formed on December 8, 2014, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Newco and Merger Sub are each affiliated with Thoma Bravo Fund XI, L.P. (“TBFXI”). In connection with the transactions contemplated by the Merger Agreement, (1) TBFXI, Teacher’s Private

Capital, the private investor department of Ontario Teachers’ Pension Plan (“OTPP”), PPM America Private Equity Fund V LP, NB Alternates Advisers LLC, Lexington Co-Investment Holdings III, L.P. and HarbourVest Partners L.P. have, in the aggregate, provided to Newco equity commitments of up to $1.413 billion; and (2) Newco has obtained debt financing commitments from Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and certain of their respective affiliates for an aggregate amount of $2.25 billion, which will be available to fund a portion of the payments contemplated by the Merger Agreement (in each case, pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger”).

Newco, Merger Sub and TBFXI are affiliated with Thoma Bravo, LLC (“Thoma Bravo”). Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies.

OTPP is Canada’s largest single-profession pension plan with C$140.8 billion in net assets. Established as an independent organization in 1990, it has built an international reputation for innovation and leadership in investment management and member services.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Riverbed, and Riverbed will continue as the surviving corporation and as a wholly owned subsidiary of Newco (the “Surviving Corporation”). As a result of the Merger, Riverbed will cease to be a publicly traded company, all outstanding shares of Riverbed stock will be canceled and converted into the right to receive the $21.00 per share in cash, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”) (except for any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”)), and you will no longer own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger—Appraisal Rights”).

Treatment of Options and Restricted Stock Units

As a result of the Merger, the treatment of Riverbed’s equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be as follows:

Options

Each outstanding option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such option as of the Effective Time; and (2) the amount, if any, by which $21.00 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $21.00 per share will be cancelled without consideration.

Restricted Stock Units

Each award of restricted stock units (“Restricted Stock Units”) will be converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such award of Restricted Stock Units as of the Effective Time; and (2) $21.00. For any award of Restricted Stock Units with performance-based vesting conditions (“Performance RSUs”) the number of shares subject to the Performance RSUs represent: (i) for outstanding Performance RSUs for which the applicable performance period has ended as of the Effective Time (including Performance RSUs granted under Riverbed’s 2013 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan), the number of shares that have been earned based on actual achievement against the applicable Riverbed performance metrics and (ii) for outstanding Performance RSUs for which the applicable performance period has not ended as of the Effective Time (including Performance RSUs granted under Riverbed’s 2015 Long-Term Incentive Plan), the target number of shares. The Restricted Stock Units granted under the 2015 Long-Term Incentive Plan (including Performance RSUs granted thereunder) are referred to as the “2015 LTIP Awards”).

By the existing terms applicable to the 2015 LTIP Awards, if the Effective Time occurs on or before December 31, 2015, the amounts with respect to the 2015 LTIP Awards will be payable in three equal annual installments on January 1 of each year beginning on January 1, 2016, subject to the applicable individual continuing to be employed by or providing services to Riverbed; provided, however, that 100% of the unpaid amounts with respect to the 2015 LTIP Awards will be payable in the event the individual is subject to an “involuntary termination,” as such term is defined in Riverbed’s 2015 Long-Term Incentive Plan, and signs and does not revoke a release of claims.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

All outstanding purchase rights under the 2006 Employee Stock Purchase Plan (the “ESPP”) will automatically be exercised upon the earlier of (1) immediately prior to the Effective Time and (2) the last day of the current offering period in progress as of the date of the Merger Agreement, and the ESPP will terminate with such purchase. After the date of the Merger Agreement, ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Per Share Merger Consideration.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $4.2 billion, which will be funded via equity financing and debt financing described below, as well as cash on hand of the Company. This amount includes funds needed to (i) pay stockholders the amounts due under the Merger Agreement; (ii) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement; and (iii) repay our existing third party indebtedness.

In connection with the Merger, Newco has entered into equity commitment letters, dated as of December 14, 2014, with the following six parties (i) TBFXI, (ii) OTPP, (iii) PPM America Private Equity Fund V LP, (iv) NB Alternates Advisers LLC, (v) Lexington Co-Investment Holdings III, LP and (vi) HarbourVest Partners, L.P., for an aggregate equity commitment of approximately $1.4 billion. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

In connection with the Merger, Newco has obtained debt financing commitments from Credit Suisse Securities (USA) LLC, Credit Suisse AG, Citigroup Global Markets Inc., Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and certain of their respective affiliates, pursuant to which they have committed to provide Newco with $1.625 billion in senior secured first lien facilities and $625 million in a senior unsecured credit facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.” Although the obligation of Newco and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Newco’s agreement, the closing of the Merger will not occur earlier than the first business day after the expiration of the marketing period, which is the first period of 15 consecutive business days throughout which Newco has received certain financial information from Riverbed necessary to syndicate any debt financing; provided that the marketing period will not begin prior to January 5, 2015. For more information, see the section of this proxy statement captioned “The Merger—Marketing Period.”

Conditions to the Closing of the Merger

The obligations of Riverbed, Newco and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the (i) expiration or termination of the applicable waiting period under the HSR Act; (ii) approval or clearance of the Merger by CFIUS; and (iii) approval or clearance of the Merger by the relevant German antitrust authorities;

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction;

•	the accuracy of the representations and warranties of Riverbed, Newco and Merger Sub in the Merger Agreement, subject to materiality qualifiers (generally other than as would not constitute a Company Material Adverse Effect or, in the case of the capitalization representations and warranties of Riverbed, other than as would not increase the aggregate merger consideration by more than $15 million), as of the date of the Merger Agreement and/or as of the Effective Time or the date in respect of which such representation or warranty was specifically made;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing;

•	the performance in all material respects by Riverbed, Newco and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	receipt of certificates executed by executive officers of Riverbed, on the one hand, or Newco and Merger Sub, on the other hand, to the effect that the conditions described in the preceding three bullets have been satisfied.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be completed until (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), has expired or been terminated; (ii) the approval or clearance of the Merger by the Committee on Foreign Investment in the United States (“CFIUS”) has been granted; and (iii) the approval or clearance of the Merger by the relevant German antitrust authorities has been granted.

Recommendation of the Board of Directors

Riverbed’s Board of Directors (the “Board of Directors”), after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Riverbed and its stockholders and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Fairness Opinion of Qatalyst Partners

In connection with our consideration of strategic alternatives, we engaged Qatalyst Partners to provide financial advice based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. At the meeting of the Board of Directors on December 14, 2014, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that as of December 14, 2014 and based upon and subject to the considerations, limitations and other matters set forth in the written opinion, the $21.00 Per Share Merger Consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Qatalyst Partners, dated December 14, 2014, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board of Directors and addressed only, as of the date of the opinion, the fairness from a financial point of view of the $21.00 Per Share Merger Consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement. It does not address any other aspect of the Merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the Merger or any other matter.

For a more complete description, see the section of this proxy statement captioned “The Merger—Fairness Opinion of Qatalyst Partners”.

Fairness Opinion of Goldman, Sachs & Co.

Goldman, Sachs & Co. (“Goldman Sachs”), whom we also engaged, delivered its opinion to the Board of Directors that, as of December 14, 2014, and based upon and subject to the factors and assumptions set forth therein, the $21.00 Per Share Merger Consideration to be paid to the holders of our common stock (other than Newco and its affiliates), pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated December 14, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Riverbed common stock should vote with respect to the Merger Agreement or any other matter.

For a more complete description, see the section of this proxy statement captioned “The Merger—Fairness Opinion of Goldman, Sachs & Co.”

Interests of Riverbed’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	accelerated vesting of equity-based awards simultaneously with the Effective Time (other than 2015 LTIP Awards if the Effective Time occurs on or before December 31, 2015), and the termination or settlement of such awards that are in-the-money in exchange for cash;

•	termination of 2015 LTIP Awards in exchange for cash, which, if the Effective Time occurs on or before December 31, 2015, will be payable over three years on January 1 of each beginning January 1, 2016, subject to the individual’s continued service with Riverbed, and further subject to accelerated vesting in the event of an involuntary termination and the individual satisfying the other conditions to payment;

•	the entitlement of each executive officer who has entered into a change in control severance agreement to receive payments and benefits under his change in control severance agreement in connection with an involuntary termination of employment other than for “Cause,” as such term is defined in his change in control severance agreement, or if the executive officer voluntarily terminates his employment for “Good Reason,” as such term is defined in his change in control severance agreement within the one-year period following the Effective Time;

•	the eligibility of each executive officer who has not entered into a change in control severance agreement to receive payments under Riverbed’s U.S. severance guidelines upon a termination other than for cause that occurs within the one-year period following the Effective Time; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Riverbed’s Directors and Executive Officers in the Merger.”

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Riverbed before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex E to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Legal Proceedings Regarding the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, five purported class action lawsuits have been filed. Five complaints, captioned Gary Merryman, Individually and On Behalf of All Others Similarly Situated v. Riverbed Technology, Inc., et al., filed on December 19, 2014, Kamesh Bathla, On Behalf of Himself and All Others Similarly Situated v. Riverbed Technology, Inc. et al., filed on December 22, 2014, Domenico Carlucci, Individually and On Behalf of All Others, Similarly Situated v. Riverbed Technology, Inc. et al., filed on December 23, 2014,

First Financial Trust, Individually and On Behalf of All Others Similarly Situated v. Riverbed Technology, Inc. et al., filed on December 23, 2014, and Gerard Byrne, Individually and On Behalf of All Others Similarly Situated v. Boustridge et al., filed on December 24, 2014, were filed in the Court of Chancery of the State of Delaware. In general, the complaints assert that, among other things, the members of the Board of Directors breached their fiduciary duties to stockholders by initiating a process that undervalues Riverbed, by agreeing to a transaction that does not adequately reflect Riverbed’s true value, and that Riverbed, Newco, Merger Sub, Thoma Bravo, OTPP, and Elliott aided and abetted the Board of Directors’ breaches of fiduciary duties. The complaints generally seek to enjoin the Merger or, alternatively, seek rescission of the Merger in the event the defendants are able to consummate it.

Alternative Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time, Riverbed has agreed not to, and to cause its subsidiaries and its and their respective directors, officers, employees, consultants, agents, representatives and advisors, whom we collectively refer to as “representatives,” not to, among other things: (1) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any inquiry, offer or proposal that would be reasonably expected to lead to an acquisition proposal or acquisition transaction (as defined under “The Merger Agreement—No Solicitation of Other Offers”); or (2) participate or engage in discussions or negotiations regarding, or provide any non-public information to, any person relating to, or that would reasonably be expected to lead to, an acquisition proposal or acquisition transaction.

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by stockholders, Riverbed may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding an acquisition proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal and to not do so would be inconsistent with its fiduciary duties. For more information, see the section of this proxy statement captioned “The Merger Agreement—Alternative Acquisition Proposals”.

Riverbed is not entitled to terminate the Merger Agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the Merger Agreement, including negotiating with Newco in good faith over a three (3) business day period so that any superior proposal no longer constitutes a superior proposal. The termination of the Merger Agreement by Riverbed in order to accept a superior proposal will result in the payment by Riverbed of a $126 million termination fee to Newco. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Riverbed and Newco;

•	by either Riverbed or Newco if:

•

the Effective Time shall not have occurred on or before June 12, 2015, which we refer to as the “termination date” (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the Merger Agreement has been the primary cause or primarily resulted in the failure of the closing of the Merger to have occurred on or before such date);

•	Riverbed’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof; or

•	any applicable law or order of a governmental authority in the U.S. or Germany makes the Merger illegal permanently in the U.S. or Germany or which has the effect of permanently prohibiting the consummation of the Merger in the U.S. or Germany and such order has become final and nonappealable;

•	by Riverbed if:

•	Newco or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Riverbed’s delivery of written notice of such breach (provided that Riverbed may terminate before the end of the 30 calendar days if Newco or Merger Sub cease or fail to exercise and continue not to exercise commercially reasonable efforts to cure such breach or inaccuracy);

•	in the event that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), but Newco and Merger Sub have failed to consummate the Merger, and Riverbed has irrevocably notified Newco in writing that all of the conditions to closing have been satisfied and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it is willing to waive any unsatisfied conditions, and Newco and Merger Sub fail to consummate the Merger on the later of (1) the expiration of three business days after the receipt of such notice or (2) a date set forth in such notice; or

•	prior to the adoption of the Merger Agreement by stockholders and so long as Riverbed is not then in material breach of its obligations related to acquisition proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to Riverbed paying to Newco a termination fee of $126 million; and

•	by Newco if:

•	Riverbed has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Newco’s delivery of written notice of such breach (provided that Newco may terminate before the end of the 30 calendar days if Riverbed ceases or fails to exercise and continues not to exercise commercially reasonable efforts to cure such breach or inaccuracy); or

•	prior to the adoption of the Merger Agreement by the stockholders, the Board of Directors effects a company board recommendation change (except that such right to terminate will expire at 5:00 p.m., Pacific time, on the 10th business day following that company board recommendation change).

Termination Fees and Expense Reimbursement

Except in specified circumstances, whether or not the Merger is completed, Riverbed, on the one hand, and Newco and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Riverbed will be required to pay to Newco a termination fee of $126 million if the Merger Agreement is terminated under specified circumstances. In certain cases where Newco cannot collect such termination fee, or such termination fee is not then payable, Newco may be due up to $4 million from Riverbed as reimbursement for expenses related to the transactions contemplated by the Merger Agreement. In no case will Newco be due its termination fee and expense reimbursement; if Newco has collected any money for expense reimbursements, such amounts will be deducted from the termination fee when due.

Newco will be required to pay to Riverbed a termination fee of $252 million if the Merger Agreement is terminated under different specified circumstances.

For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expense Reimbursement.”

Effect on Riverbed if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Riverbed will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will continue to file periodic reports with the Securities and Exchange Commission (the “SEC”). Under specified circumstances, Riverbed will be required to pay Newco a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Newco will be required to pay Riverbed a termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expense Reimbursement”.

The Special Meeting

Date, Time and Place

A special meeting of stockholders of Riverbed (the “Special Meeting”) will be held on [•], 2015, at [•], Pacific time, at [•].

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on [•], 2015 (the “Record Date”). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

(3) approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Quorum

As of the Record Date, there were [•] shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Riverbed’s executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting entitled to vote on the subject matter.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of common stock, representing approximately [•]% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have executed voting agreements obligating them to vote all of their shares of common stock (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and have further informed us that they currently intend to vote (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1)	To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Riverbed, and Riverbed will become a wholly owned subsidiary of Newco;

2)To	approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3)	To approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on [•], 2015, at [•], Pacific time, at [•].

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on Riverbed?

A:	The proposed Merger is the acquisition of Riverbed by Newco. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Riverbed, with Riverbed continuing as the Surviving Corporation. As a result of the Merger, Riverbed will become a wholly owned subsidiary of Newco, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $2,100.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the Per Share Merger Consideration compare to the unaffected market price of the common stock?

A:	The relationship of the $21.00 Per Share Merger Consideration to the trading price of the common stock constituted a premium of: (1) approximately 39% to the unaffected closing price of Riverbed’s common stock on November 7, 2013, the last trading day prior to the date that Elliott announced that it had accumulated a significant minority interest in Riverbed’s shares; (2) approximately 16% to the closing price of Riverbed’s common stock on October 8, 2014, the last trading day prior to the date that Riverbed announced it planned to undertake a comprehensive review of strategic options; and (3) approximately 12% to the closing price of Riverbed’s common stock on December 12, 2014, the last trading day prior to the date on which Riverbed entered into the Merger Agreement.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Riverbed in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Riverbed and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Riverbed will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Riverbed will be required to pay Newco a termination fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement — Termination Fees and Expense Reimbursement.”

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger?

A:	Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger?

A:	SEC rules require Riverbed to seek a non-binding, advisory vote regarding compensation that will or may become payable by Riverbed to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger for purposes of this advisory vote?

A:	The compensation that will or may become payable by Riverbed to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Riverbed’s named executive officers. For further detail, see the section captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by Riverbed to its named executive officers in connection with the Merger at the Special Meeting?

A:	Approval of the compensation that will or may become payable by Riverbed to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by Riverbed to its named executive officers in connection with the Merger is an advisory vote and will not be binding on Riverbed or Newco. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by Riverbed to its named executive officers in connection with the Merger may be paid to Riverbed’s named executive officers even if stockholders fail to approve such compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Riverbed.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot;

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Jerry M. Kennelly, our Chief Executive Officer, and Brett A. Nissenberg, our General Counsel, Senior Vice President of Corporate and Legal Affairs and Secretary, with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:	If available, Riverbed may announce preliminary voting results at the conclusion of the Special Meeting. Riverbed intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Riverbed files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the Merger is provided under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Riverbed stock options and Restricted Stock Units receive in the Merger?

A:	At the Effective Time, each outstanding option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (i) the total number of outstanding shares of common stock subject to such option as of the Effective Time; and (ii) the amount, if any, by which $21.00 exceeds the exercise price per share under such option. Each option with an exercise price per share equal to or greater than $21.00 per share will be cancelled without consideration.

At the Effective Time, each award of Restricted Stock Units will be converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such award of RSUs as of the Effective Time; and (2) $21.00. For Performance RSUs, the number of shares subject to the Performance RSUs represent: (i) for outstanding Performance RSUs for which the applicable performance period has ended as of the Effective Time (including Performance RSUs granted under Riverbed’s 2013 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan), the number of shares that have been earned based on actual achievement against the applicable Riverbed performance metrics and (ii) for outstanding Performance RSUs for which the applicable performance has not ended as of the Effective Time (including the 2015 LTIP Awards), the target number of shares.

By the existing terms applicable to the 2015 LTIP Awards, if the Effective Time occurs on or before December 31, 2015, the cash amounts with respect to the 2015 LTIP Awards will be payable in three equal annual installments on January 1 of each year beginning on January 1, 2016, subject to the applicable individual continuing to be employed by or providing services to Riverbed; provided, however, that 100% of the unpaid amounts with respect to the 2015 LTIP Awards will be payable in the event the individual is subject to an “involuntary termination” and signs and does not revoke a release of claims.

Q:	What will happen to the ESPP?

A:	All outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (1) immediately prior to the Effective Time and (2) the last day of the current offering period in progress as of the date of the Merger Agreement, and the ESPP will terminate with such purchase. After the date of the Merger Agreement, ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Per Share Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the first calendar quarter of 2015. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control, and the completion of a 15-business day marketing period that Newco may use to complete its financing for the Merger.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex E to this proxy statement.

Q:	Do any of Riverbed’s directors or officers have interests in the Merger that may differ from those of Riverbed stockholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Riverbed’s Directors and Executive Officers of Riverbed in the Merger.”

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•	the failure by Newco to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the Merger, or alternative financing, or the failure of any such financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

•	the fact that, although Newco must use reasonable best efforts to obtain the financing contemplated by the debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Riverbed’s only viable recourse would be the $252 million termination fee payable by Newco;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Newco a termination fee of $126 million or reimburse Newco’s expenses related to the transactions contemplated by the Merger Agreement up to $4 million;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•	the fact that receipt of the all-cash Per Share Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Riverbed’s current strategy as an independent company;

•	the possibility that Newco could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Riverbed’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Riverbed is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed; and

•	risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [•], 2015, at [•], at [•], Pacific time, at [•].

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement, (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (iii) approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the special meeting will be available at our principal executive offices, located at 680 Folsom Street, San Francisco, CA 94107, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were [•] shares of common stock outstanding and entitled to vote at the special meeting.

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by Riverbed’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of common stock, representing approximately [•]% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have executed voting agreements obligating them to vote all of their shares of common stock (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and have further informed us that they currently intend to vote (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Riverbed and stockholders and (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (x) “FOR” the adoption of the Merger Agreement; (y) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (z) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Riverbed. We have retained Innisfree M&A Incorporated, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $[•] plus expenses. We will also indemnify the Proxy

Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement and the completion of a 15-business day marketing period that Newco may use to complete its financing for the Merger, we anticipate that the Merger will be consummated in the first calendar quarter of 2015.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262 of the DGCL. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Riverbed before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex E to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [•], 2015

The proxy statement is available at www.riverbed.com under “About Riverbed — Investor Relations — SEC Filings.”

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Riverbed Technology, Inc., Attention: Investor Relations, 680 Folsom Street, San Francisco, CA 94107 or calling our Investor Relations Department at (415) 527-4709. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 32 of this proxy statement and “The Merger Agreement” beginning on page 78 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Riverbed common stock voting in favor of the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED

EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger — Interests of Riverbed’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control.”

We are asking stockholders to indicate their approval of the various compensation that will or may become payable to Riverbed’s named executive officers in connection with the Merger. These payments are set forth in the section captioned “The Merger — Interests of Riverbed’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Riverbed’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Riverbed Technology, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Riverbed’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger — Interests of Riverbed’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control” in Riverbed’s proxy statement for the Special Meeting.”

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Riverbed, the Board of Directors or Newco. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Riverbed Technology, Inc.

680 Folsom Street

San Francisco, CA 94107

Riverbed is a leader in application performance infrastructure offering a platform for the hybrid enterprise to ensure applications perform as expected, data is always available when needed, and performance issues can be proactively detected and resolved before impacting business performance.

Riverbed’s common stock is listed on NASDAQ under the symbol “RVBD”.

Project Homestake Holdings, LLC

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Newco was formed on December 8, 2014, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Homestake Merger Corp.

c/o Thoma Bravo LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Merger Sub is a wholly owned direct subsidiary of Newco and was formed on December 8, 2014, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Newco and Merger Sub are each affiliated with TBFXI. In connection with the transactions contemplated by the Merger Agreement, (1) TBFXI, OTPP, and certain other institutional equity co-investors have provided to Newco equity commitments of up to $1.413 billion; and (2) Newco has obtained debt financing commitments from Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and certain of their respective affiliates for an aggregate amount of $2.25 billion, which will be available to fund a portion of the payments contemplated by the Merger Agreement (in each case, pursuant to the terms and conditions as described further under the caption “The Merger — Financing of the Merger”). After giving effect to the Merger, Riverbed, as the Surviving Corporation, will be affiliated with TBFXI and OTPP.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Riverbed, and Riverbed will continue as the Surviving

Corporation and as a wholly owned subsidiary of Newco. As a result of the Merger, Riverbed will become a wholly owned subsidiary of Newco, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as we, Newco and Merger Sub may agree and specify in the certificate of Merger).

Effect on Riverbed if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Riverbed will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Riverbed operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Riverbed’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Riverbed’s business, prospects or results of operation will not be adversely impacted.

In addition, Riverbed will be required to pay to Newco a termination fee of $126 million if the Merger Agreement is terminated under specified circumstances. In certain cases where Newco cannot collect the termination fee of $126 million it may be due up to $4 million from Riverbed as reimbursement for expenses related to the transactions contemplated by the Merger Agreement. In no case will Newco be due its termination fee and expense reimbursement; if Newco has collected any money for expense reimbursements, such amounts will be deducted from the termination fee when due. For more information please see the section captioned “The Merger Agreement — Termination Fees and Expense Reimbursement.”

Merger Consideration

In the Merger, each outstanding share of common stock (other than shares owned by (1) Newco, Merger Sub or Riverbed, or by any direct or indirect wholly owned subsidiary of Newco, Merger Sub or Riverbed; and (2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Merger Consideration.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “— Appraisal Rights”).

Background of the Merger

The Board of Directors regularly evaluates Riverbed’s strategic direction and ongoing business plans with a view toward strengthening its core businesses, expanding its product offerings to offer its customers additional solutions, and enhancing stockholder value. As part of this evaluation, the Board of Directors has from time to time considered a variety of strategic alternatives for Riverbed, including (1) the continuation of Riverbed’s business plan as an independent enterprise; (2) modifications to Riverbed’s strategy and product direction; (3) potential expansion opportunities into new business lines through acquisitions and combinations of Riverbed with other businesses; (4) potential divestitures of one or more product lines; and (5) a possible sale of Riverbed.

On October 28, 2013, Riverbed announced its fiscal third quarter 2013 results, reflecting positive year-on-year revenue growth.

On November 7, 2013, representatives of Elliott contacted Jerry M. Kennelly, Riverbed’s Chairman of the Board of Directors and Chief Executive Officer, to disclose that it had accumulated a significant minority position in Riverbed’s common stock. In the conversation, representatives of Elliott indicated that Elliott would be putting forth proposals to the Board of Directors and management regarding strategic steps that Elliott would recommend that Riverbed undertake. These proposals, which included share repurchases, operational cost-savings and consideration of strategic transactions, were set forth in a letter from Elliott to the Board of Directors sent the same day.

On November 8, 2013, Elliott filed with the Securities and Exchange Commission a Statement on Schedule 13D (the “13D”), disclosing that Elliott, through affiliated funds, had accumulated beneficial ownership of approximately 9.0% of Riverbed’s outstanding shares of common stock, as well as a further economic interest through derivative securities in 1.5% of Riverbed’s outstanding shares. Elliott indicated in the 13D that it believed that Riverbed’s shares were significantly undervalued and that it was commencing dialogue with Riverbed regarding initiatives in operational improvement, capital restructuring and strategic transactions that could improve stockholder value.

On November 10, 2013, the Board of Directors met, in a special board meeting, to discuss Elliott’s 13D and its proposals. In attendance were representatives of Riverbed’s financial advisor, Goldman Sachs, whom Riverbed had engaged for purposes of advising on stockholder activism, and its legal advisor, Wilson Sonsini Goodrich & Rosati (“WSGR”). The Board of Directors reviewed Riverbed management’s operating plan, including integration of the OPNET acquisition and the plans for growing Riverbed’s product lines in addition to its core WAN optimization product line. Goldman Sachs delivered a presentation on Elliott’s historical activities as a stockholder activist at other companies. WSGR delivered a presentation regarding stockholder rights plans, as well as fiduciary duty considerations for the Board of Directors in evaluating potential adoption of such a plan. The Board of Directors decided to adopt a stockholder rights plan in response to Elliott’s accumulation of shares, in order to protect Riverbed’s ability to execute on its growth strategy while continuing to assess strategic alternatives from time to time and in order to ensure that stockholders have an opportunity to realize the long-term value of their investment.

Over the remainder of 2013, Riverbed management engaged in several discussions and communications with Elliott on Elliott’s proposals for changes to Riverbed’s operations. During the course of these discussions, Elliott communicated that its primary focus was on the sale of Riverbed, and that it believed pursuing a sale of the Company was the best means of maximizing value for Riverbed stockholders.

On November 21, 2013, and December 17, 2013, the Board of Directors met to discuss the status of discussions with Elliott and to review Riverbed management’s operating plan, both for 2014 and for the forward five-year period through 2018, including discussions of the risks of executing on the long-term operating plan.

Also from November of 2013 through early January of 2014 prior to the receipt of Elliott’s proposal, Riverbed and representatives of its financial advisor received six unsolicited inbound inquiries from private equity firms, including Thoma Bravo, soliciting Riverbed’s interest in an acquisition transaction. Based on the Board of Directors’ determination to proceed with management’s standalone operating plan, however, Riverbed’s Board of Directors determined that Riverbed should not engage in substantive discussions with any of the parties at such time.

On January 8, 2014, Elliott delivered to Riverbed and publicly announced, via an amended 13D, an acquisition proposal for Riverbed, at a price of $19.00 in cash per share of Company common stock. The proposal submitted by Elliott contemplated a 45-day go shop period, in which Riverbed would be permitted to solicit alternative acquisition proposals and to enter into such alternative acquisition proposals, subject to paying Elliott an unspecified termination fee.

From January 8 through January 14, 2014, numerous private equity firms and one strategic party made contact with representatives of Riverbed’s financial advisor to solicit Riverbed’s interest in an acquisition transaction. Such private equity firms consisted of five of the six firms that had previously expressed interest prior to the announcement of the Elliott acquisition proposal – including Thoma Bravo – as well as one additional private equity firm. One additional strategic party made an inquiry regarding a potential asset sale of a division of Riverbed.

On January 13, 2014, representatives of Riverbed’s financial advisor discussed the terms of Elliott’s acquisition proposal with Elliott. The parties discussed Elliott’s potential financing plan for its offer, as well as Elliott’s conversations with certain of Riverbed’s other stockholders and Elliott’s limited prior experiences with acquisitions of entire companies of comparable size to Riverbed.

On January 14, 2014, the Board of Directors met in a special meeting to consider the Elliott proposal. At the meeting, Riverbed’s management presented the Company’s five-year operating plan, together with updates to such plan since the Board of Directors’ previous review of it in December. Representatives of Goldman Sachs presented its preliminary financial analysis of Riverbed based on those management plans. The Board of Directors discussed the merits and risks of pursuing a standalone plan versus a sale strategy, as well as alternative debt or equity restructuring transactions. Representatives of Goldman Sachs presented the Board of Directors with a summary of the private equity interest in Riverbed, and further noted the relatively weak interest by strategic parties in Riverbed since Elliott’s initial announcement. Representatives of WSGR reviewed with the Board of Directors its fiduciary duties in evaluating and responding to such interest and Elliott’s proposal. The Board of Directors also discussed the specifics of Elliott’s proposal, and determined that Elliott’s proposal significantly undervalued Riverbed relative to the potential stockholder value that could be created by effective execution on Riverbed’s standalone operating plan and that, as such, it was not in Riverbed’s interests to engage in a sales process at that time.

The next day, on January 15, 2014, Riverbed issued a press release announcing that it was rejecting Elliott’s $19.00 per share proposal. The Company also released on the same day preliminary financial results indicating that fourth quarter 2013 revenue and earnings were expected to exceed previously announced guidance.

On February 25, 2014, Elliott announced that it was increasing its offer price for Riverbed to $21.00 per share.

On February 27, 2014, the Board of Directors met in a regular meeting to discuss Elliott’s revised bid. Representatives of Goldman Sachs presented the Board of Directors with an updated preliminary financial analysis, based on Riverbed’s standalone operating plan projections and analyst estimates, and reviewed trading market metrics for Riverbed’s peer companies. Representatives of WSGR reviewed with the Board of Directors its fiduciary duties in evaluating and responding to Elliott’s revised proposal. The Board of Directors discussed the execution risks associated with Riverbed’s standalone operating plan. The Board of Directors also discussed the specifics of Elliott’s proposal and determined that Elliott’s proposal continued to undervalue Riverbed relative to its value as an independent company. At the same meeting, the Board of Directors authorized an increase of Riverbed’s share repurchase program from $500 million to $750 million, based on its determination that Riverbed’s stock was then undervalued and in order to counteract the dilutive impact of ongoing employee equity issuances.

The next day, on February 28, 2014, Riverbed issued a press release announcing that it was rejecting Elliott’s $21.00 per share proposal.

In March of 2014, two private equity firms, Thoma Bravo and another private equity firm, hereinafter referred to as Party A, which had not previously contacted Riverbed, made inquiries into Riverbed regarding a potential strategic transaction. Contact during this period with Thoma Bravo included a lunch between a representative of Thoma Bravo and Mr. Kennelly in April of 2014. Consistent with the Board of Directors’ determination to proceed with management’s standalone operating plan, Riverbed declined to proceed with further discussions in response to such inquiries at that time.

On March 11, 2014, Elliott issued a press release, and filed an amendment to its 13D, reaffirming its $21.00 per share offer.

On April 29, 2014, Riverbed issued its earnings release for the first quarter of 2014, reporting positive revenue growth, with non-GAAP revenue up 5% from the corresponding quarter of 2013 and meeting prior Riverbed guidance.

On May 27, 2014, shortly following Riverbed’s 2014 Annual Stockholder Meeting, Elliott sent another letter to the Board of Directors reiterating its demand that Riverbed engage in a strategic sale process.

Throughout the second and third quarters of 2014, Riverbed management and the Board of Directors continued to explore additional cost saving measures and operational measures to improve Riverbed’s financial and operating performance.

On July 14, 2014, Riverbed announced preliminary second quarter 2014 financial results, which reflected lower revenue results in relation to previously announced guidance, principally due to longer-than-expected sales cycles.

On July 17, 2014, Elliott filed an amendment to its 13D, criticizing Riverbed’s decision to operate its business on a standalone basis and again reiterating its view that Riverbed should engage in a sales process.

On July 24, 2014, Riverbed announced financial results for the second quarter of 2014. Although the second quarter revenue results fell short of expectations, management remained confident in the Company’s standalone operating plan. In Board of Directors meetings on July 22, 2014 and August 14,

2014, the Board of Directors discussed the standalone operating plan in light of Riverbed’s recent operating performance and determined that Riverbed should continue to pursue the standalone plan at such time. The Board of Directors also discussed having Riverbed take preliminary steps to prepare for a potential further strategic and financial review should circumstances warrant based on further developments.

In the second half of August 2014, Riverbed’s management spoke with representatives of Qatalyst Partners regarding potentially retaining Qatalyst Partners as a financial advisor in the event that Riverbed decided to explore financial and strategic alternatives to management’s operating plan.

At a meeting of the Board of Directors on September 8, 2014, after consideration of a number of factors including Riverbed’s recent financial performance, the Board of Directors discussed initiating a strategic and financial alternatives review process. In connection with such process, the Board of Directors discussed engaging Qatalyst Partners as an additional financial advisor, as well as entering into a new engagement with Goldman Sachs in a similar capacity. On September 29, 2014, the Board of Directors in a special meeting directed management to pursue a process for the evaluation of strategic alternatives, and in that regard authorized the engagement of both Goldman Sachs and Qatalyst Partners to assist with the strategic and financial alternatives review process. Representatives of WSGR reviewed with the Board of Directors its fiduciary duties in connection with such a process.

On October 9, 2014, Riverbed announced preliminary third quarter 2014 financial results, which were lower than previously announced guidance and which reflected lower-than-expected growth in Riverbed’s core WAN optimization and virtual ADC businesses. Riverbed simultaneously announced that it would implement a restructuring plan to reduce annual costs by $20 to $25 million, and that the Board of Directors had authorized a comprehensive review of strategic and financial alternatives to enhance shareholder value.

Throughout October and November of 2014, at the request of the Board of Directors, representatives of Riverbed’s financial advisors began a strategic and financial alternatives review and solicitation process of potential acquirors for Riverbed, and contacted twenty-three parties (ten strategic parties and thirteen private equity firms). Such parties included all of the private equity firms and the strategic party which had previously contacted representatives of Riverbed or its financial advisors to express their interest in an acquisition of the entire company, including Thoma Bravo and Party A. On October 17, 2014, financial and legal advisors to Riverbed also contacted Elliott and its legal advisors, and provided Elliott with a form of non-disclosure agreement.

From that solicitation process, seven private equity firms entered into non-disclosure agreements, containing standstill provisions that permitted the making of confidential proposals and which automatically terminated upon Riverbed’s entry into a merger agreement. Such interested parties attended management presentations delivered by Riverbed management in the period of October 27, 2014 to November 7, 2014, including one delivered to Thoma Bravo on October 28, 2014, and were granted access to an electronic dataroom containing additional non-public information regarding Riverbed.

On October 21, 2014, the Board of Directors met in a special meeting to discuss the pending expiration of the stockholder rights plan, which was due to expire on November 11, 2014, as well as an informal request by Elliott that had been communicated to Riverbed’s financial and legal advisors that the stockholder rights plan be amended to enable Elliott to increase its economic interest in Riverbed’s securities to up to 15%. No decisions were made by the Board with respect to the stockholder rights plan or Elliott’s request at such meeting.

On October 23, 2014, Riverbed announced third quarter 2014 financial results, which were in-line with the revised guidance for the third quarter announced on October 9, 2014.

On October 24, 2014, Riverbed announced an agreement to sell its SteelStore product line to NetApp, Inc., for a purchase price of approximately $80 million.

On November 5, 2014, the Board of Directors met to consider whether to extend the expiration date of the stockholder rights plan, which was due to expire on November 11, 2014. At that meeting, the Board of Directors also further considered the informal request by Elliott that the stockholder rights plan be amended to permit Elliott to increase its economic interest in Riverbed’s securities to up to 15%. In light of the ongoing strategic and financial alternatives review process, the Board of Directors determined that it was in the best interests of Riverbed stockholders to extend the expiration date of the stockholder rights plan. In addition, the Board of Directors determined that it was not in the best interests of Riverbed stockholders to permit Elliott to increase its economic interest in Riverbed’s common stock in view of Elliott’s pending offer to acquire the Company at $21.00 per share and the potential adverse impact on other bidders in and the overall process of the strategic and financial alternatives review.

On November 6, 2014, the seven remaining parties — all private equity firms — participating in the strategic and financial alternatives review process were informed via a process letter sent by Riverbed’s financial advisors that Riverbed was seeking preliminary indications of interest for the sale of the entire Company by November 18, 2014.

On November 14, 2014, Elliott and Riverbed executed a non-disclosure agreement, which permitted Elliott to participate in the strategic and financial alternatives review process. Elliott’s execution of the non-disclosure agreement was delayed because of Elliott’s initial reluctance to agree to the terms of the standstill provisions contained in the non-disclosure agreement form agreed to by each of the other bidders. Elliott received the same process letter sent to the other bidders on November 16, 2014, and was invited to submit a revised acquisition proposal pursuant to the process letter if it wished to remain in the process. In total, therefore, eight potential financial buyers, including Elliott, were engaged in the process at this time.

On November 18, 2014, Riverbed received preliminary indications of interest from Thoma Bravo at $21.75 per share and from two of the other participants in the process: Party A, at between $21.00 to $22.00 per share, and another bidder, hereinafter referred to as Party B, at $21.00 per share.

•	Thoma Bravo’s proposal indicated that it was prepared to progress quickly to negotiate documents, complete remaining due diligence and execute a transaction. Thoma Bravo’s proposal was also accompanied by a negotiated debt commitment letter from a nationally recognized investment bank willing to provide financing for the transaction. At the time it submitted this proposal, Thoma Bravo also asked what price Thoma Bravo would need to offer for the Board to consider bypassing the bid process and signing a merger agreement with Thoma Bravo within a week.

•	Party A’s proposal indicated that it would also anticipate funding the transaction with debt and equity, but had not yet engaged with investment banks in this step of the transaction, and that its due diligence would require six weeks.

•	Party B’s proposal indicated that it had begun having conversations with five investment banks to provide debt financing, and anticipated that its due diligence would take three to four weeks to complete.

The other five parties who received process letters declined to participate further in the process.

On November 20, 2014, the Board of Directors in a regular meeting met to discuss the preliminary indications of interest received in the strategic and financial alternatives review process. Representatives of Qatalyst Partners and Goldman Sachs reviewed the current status of the financial and strategic alternatives review process and discussions to date with participants in the process, the indicative bids received to date, and the scope of the process and management due diligence sessions. Representatives of Qatalyst Partners then presented its preliminary financial analysis of Riverbed to the Board of Directors, and representatives of Goldman Sachs then confirmed that the results of its analysis were generally consistent with those presented by representatives of Qatalyst Partners. The Board of Directors then discussed with management and Riverbed’s advisors the next steps of the strategic and financial alternatives review process, including timing and parties involved. The Board of Directors also discussed Thoma Bravo’s request for the Board of Directors to name a price at which it would consider bypassing the bid process in favor of signing a definitive merger agreement with Thoma Bravo within a week of the submission of preliminary indications of interest. Based on these discussions, the Board of Directors determined to suggest a price of $24.50 per share to Thoma Bravo, which the Board of Directors believed was within a plausible range of valuations for Riverbed, but sufficiently high as to remove reasonable doubt that a further bid process would yield a higher bid. The Board of Directors determined that, subject to Thoma Bravo’s response to the $24.50 per share proposal, Qatalyst Partners and Goldman Sachs should invite all three bidders which had submitted preliminary indications of interest into the next round of the process. The Board of Directors determined to set a final bid deadline in early December based on the following considerations: to incentivize bidders to finish their diligence quickly in order to match the deal certainty offered in the Thoma Bravo proposal, and to prevent the solicitation process from being delayed into the following year with related risks both to Riverbed’s business and to the debt financing markets that would be used by any private equity firm in its bid for Riverbed.

On the afternoon of November 20, 2014, representatives of Riverbed’s financial advisors communicated to Thoma Bravo the Board of Directors’ $24.50 per share proposal. On the same day, Thoma Bravo declined to make a revised offer at $24.50 but requested to remain in the bid process at its bid of $21.75 per share.

On November 22, 2014, Party A made a request to Riverbed that it be permitted to partner with a third-party private equity firm. Riverbed granted the request, and the additional private equity firm, hereinafter referred to as Party C, joined the process as a potential co-bidder with Party A.

On November 23, 2014, the remaining parties participating in the process were informed that final bids were due to Riverbed by December 12, 2014. On the same day, the remaining parties also received an initial draft of a merger agreement from WSGR, for which markups were required with each remaining party’s submission of their final bid. Each of the remaining parties indicated their willingness to proceed on the timeline proposed by Riverbed.

Over the course of the next three weeks, Riverbed management attended additional due diligence sessions with representatives and advisors of each of the remaining bidders, and also responded to additional documentary due diligence requests from such bidders.

During the same period, while markups to the draft merger agreement were required to be submitted only with the final bid, representatives of WSGR engaged in negotiations with representatives of counsel for the bidders who contacted WSGR for such purpose. Principal terms negotiated during such period included the remedies in the event of a financing failure, the scope of required regulatory approvals, and closing conditionality.

On November 24, 2014, a strategic party, hereinafter referred to as Party D, made an unsolicited inquiry to representatives of Riverbed’s financial advisors, requesting participation in the process. Riverbed promptly granted its request, negotiated a non-disclosure agreement with it, and scheduled a management presentation with it, which was held on December 5, 2014. Following this management presentation, Party D received access to the dataroom. However, Party D indicated to representatives of Riverbed’s financial advisors that it would be unable to meet the scheduled timeline for submission of final bids.

Also on December 5, 2014, one of Riverbed’s executive officers had a meeting with the Chief Executive Officer of Party D, in which the individuals discussed potential rationales for an acquisition of Riverbed by Party D. No pricing or other terms of an acquisition were discussed.

On December 9, 2014, the same executive officer of Riverbed who had previously met with the Chief Executive Officer of Party D had another conversation with the Chief Executive Officer of Party D regarding the timing for the solicitation process. Party D indicated that it was continuing to review the opportunity but reiterated that Party D could not make any commitments at this time about the timing of any acquisition proposal.

Throughout early December, representatives of Riverbed’s financial advisors engaged in regular conversations with each of the bidder parties. On or around the first week of December 2014, Party A indicated to representatives of Riverbed’s financial advisors that, though it was continuing to internally evaluate the acquisition, it had instructed its accounting and legal advisors to suspend their diligence efforts.

On December 12, 2014, Riverbed received final bids from three parties participating in the process — Thoma Bravo, Party A (without Party C) and Party B.

•	Thoma Bravo’s revised bid was at $20.50 per share, down from its initial indication of $21.75, which Thoma Bravo indicated was based on a variety of factors relating to its due diligence and updates to its financial model. The proposal was also accompanied by fully-executed equity and debt financing commitment letters, as well as a markup of the merger agreement that was substantially negotiated with WSGR.

•	Party B’s final bid maintained the same $21.00 per share price indicated in its original bid. In its bid letter, Party B indicated that it was continuing to have conversations with debt financing sources but did not yet have committed financing on hand. It further attached lists of supplemental due diligence requests, upon which its final bid would be contingent, as well as a markup of the merger agreement and indicated that it would require an additional three weeks to be in a position to sign a definitive merger agreement.

•	Party A’s revised bid was at an indicative range of $17.50 to $19.00 per share. Party A indicated that it did not have committed debt financing, and that it would require an additional four to six weeks to complete due diligence. Party A’s bid was not accompanied by any markup of the merger agreement.

Party D did not submit a bid. Party D indicated that, although it continued to have interest in acquiring Riverbed, it was unable to make a binding proposal or to provide an indication of value at this time, and that its internal processes would prevent Party D from entering into a binding agreement with Riverbed until well into January 2015, at the earliest.

On December 13, 2014, the Board of Directors met in a special meeting to consider the three proposals received and the continued interest by Party D. Representatives of Qatalyst Partners and Goldman Sachs summarized the terms of the proposed bids, and further noted for the Board of Directors that there had been significant deterioration in the debt financing markets since the initial indications of interest had been received as part of the strategic and financial alternatives review process, which was making debt financing for the transaction more challenging. Representatives of Qatalyst Partners and Goldman Sachs then reviewed with the Board of Directors their respective preliminary financial analyses of Riverbed on a standalone basis, based on Riverbed management’s updated operating plan. The Board of Directors then considered the merits of the three proposals and Party D’s continued interest. It weighed the deal certainty presented by the Thoma Bravo offer against the $0.50 per share higher offer presented by Party B, and weighed both against extending the process to permit Party D time to complete its due diligence and submit a bid. Representatives of WSGR reviewed the material terms, including the deal protection features, of the proposed merger agreement with Thoma Bravo, including the amount of the termination fees that Riverbed would need to pay in the event of a topping bid for Riverbed after the Merger Agreement was executed.

After discussion, the Board of Directors instructed representatives of Riverbed’s financial advisors to engage with Thoma Bravo to improve its bid in the following respects: (1) to improve the price per share of the offer, (2) to increase the termination fee payable to Riverbed in the event of a financing failure, (3) to strengthen the prohibitions on Thoma Bravo taking actions that would increase the regulatory risk that the transaction would not receive required regulatory clearances, and (4) to remove the requirement to deliver a voting agreement in support of the transaction from Elliott. The Board of Directors determined not to further engage with Party A, Party B or Party D pending resolution of negotiations with Thoma Bravo on the foregoing, as the Board of Directors placed significant value on the deal certainty offered by Thoma Bravo. On December 13, 2014, representatives of Riverbed’s financial advisors communicated to Thoma Bravo a counteroffer at $21.50 per share, as well as the other proposals requested by the Board. Thoma Bravo initially indicated resistance to raising its bid above $20.50 per share, as it had delivered what it considered to be its “best and final” bid, but ultimately agreed to raise its bid to $20.75 per share, to increase the termination fee payable to Riverbed from 6.5% to 7.0% of the deal value and to remove the request for a voting agreement from Elliott. Thoma Bravo was unwilling to improve its offer in the other respects requested by the Board of Directors. Representatives of Riverbed’s financial advisors communicated to Thoma Bravo that $20.75 per share was not a price at which Riverbed was willing to enter into a transaction with Thoma Bravo given the level of Party B’s competing bid.

Later in the day on December 13, 2014, Thoma Bravo contacted Mr. Kennelly, and indicated that it would be willing to raise the price per share to $21.00 in exchange for an informal commitment from Mr. Kennelly to remain with Riverbed for a minimum of two years post-closing, and to continue to take steps to improve Riverbed’s financial performance. Mr. Kennelly orally agreed to the Thoma Bravo requests. Thoma Bravo then communicated to representatives of Riverbed’s financial advisors that it was willing to offer $21.00 per share.

Representatives of WSGR and Kirkland & Ellis LLP (“K&E”), counsel for Thoma Bravo, also had several discussions to finalize the remaining open terms of the merger agreement, equity commitment letters, limited guarantees and voting agreements throughout the day on December 13, 2014.

On December 14, 2014, the Board of Directors reconvened in a special meeting to consider the terms of the proposed transaction. Also participating were certain members of Riverbed’s management and representatives of Qatalyst Partners, Goldman Sachs and WSGR. The representatives of WSGR reviewed the terms of the draft merger agreement and described changes to the merger agreement which were finalized in the early morning with K&E, and reviewed certain other matters. The Board of Directors also discussed its view that the deal certainty of Thoma Bravo’s offer at a price of $21.00 per share made it superior to Party B’s bid and preferable to extending the process for Party B or Party D to complete further diligence. Representatives of Qatalyst Partners and Goldman Sachs reviewed with the Board of Directors their respective financial analyses of the proposed transaction. Following this presentation, representatives of Qatalyst Partners and Goldman Sachs delivered to the Board of Directors their respective oral opinions, subsequently confirmed in writing, that, as of the date of their respective opinions and based upon and subject to the factors, assumptions, considerations, limitations and other matters set forth in their respective written opinions, the $21.00 Per Share Merger Consideration to be received by the holders of Riverbed common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information about Qatalyst Partners’ and Goldman Sachs’ respective opinions, see below under the headings “— Fairness Opinion of Qatalyst Partners” and “— Fairness Opinion of

Goldman, Sachs & Co.” After discussing potential reasons for and against the proposed transaction (see below under the heading “— Recommendation of the Board of Directors and Reasons for the Merger”), the Board of Directors unanimously determined that the Merger and the transactions contemplated by the Merger Agreement were at a price and on terms that were fair to, advisable and in the best interests of Riverbed and its stockholders, approved the Merger and Merger Agreement and recommended that Riverbed’s stockholders vote to approve the Merger Agreement at any meeting of stockholders to be called for the purpose of acting thereon. The Board of Directors also adopted a resolution exempting Thoma Bravo, the Merger Agreement and the transactions contemplated thereby from the definition of “Acquiring Person” under Riverbed’s stockholder rights plan such that Riverbed’s stockholder rights plan would not apply to Thoma Bravo, the Merger Agreement and the transactions contemplated thereby, and another resolution authorizing amendments to Riverbed’s Bylaws to provide that Delaware courts would be the exclusive forum for certain types of claims relating to the Company and to provide that the non-prevailing party in any suit challenging the foregoing bylaw would be liable for Riverbed’s costs and expenses in connection with defending such litigation.

Following the Board of Directors meeting, the parties finalized the Merger Agreement and related schedules and agreements and, in the evening of December 14, 2014, the parties executed the Merger Agreement and related agreements in connection with the transaction. Prior to the opening of trading of Riverbed’s common stock on the NASDAQ on December 15, 2014, Riverbed issued a press release announcing the execution of the Merger Agreement.

On December 15, 2014, Elliott issued a press release in support of the announced Merger.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Riverbed and its stockholders; and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Riverbed to its named executive officers in connection with the Merger.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with Riverbed management, and representatives of its financial advisors and outside legal counsel. In recommending that stockholders vote in favor of adoption of the Merger Agreement, the Board of Directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	The fact that the all-cash Merger consideration will provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders.

•	The relationship of the $21.00 Per Share Merger Consideration to the trading price of the common stock, including that the Per Share Merger Consideration constituted a premium of:

•	Approximately 39% to the unaffected closing price of Riverbed’s common stock on November 7, 2013, the last trading day prior to the date that affiliates of Elliott announced that it had accumulated a significant minority interest in Riverbed’s shares;

•	Approximately 16% to the closing price of Riverbed’s common stock on October 8, 2014, the last trading day prior to the date that Riverbed announced it planned to undertake a comprehensive review of strategic options; and

•	Approximately 12% to the closing price of Riverbed’s common stock on December 12, 2014, the last trading day prior to the date on which Riverbed entered into the Merger Agreement.

•	The thorough review of Riverbed’s strategic and financial alternatives, including that:

•	Since Elliott’s announcement of its acquisition of a significant minority interest in Riverbed in November 2013 and its subsequent announcement of an offer to acquire Riverbed in January 2014, Riverbed and representatives of its financial advisors have received numerous inquiries from potential acquirors regarding a sale of the company, all of whom were included in the strategic and financial alternatives review process conducted by Riverbed;

•	Riverbed issued a press release on October 8, 2014 regarding its review of strategic and financial alternatives;

•	Representatives of Riverbed’s financial advisors contacted a total of twenty-three parties, composed of ten strategic buyers and thirteen financial sponsors, and held discussions with an additional strategic party, Party D, in an effort to obtain the best value reasonably available to stockholders;

•	Of these parties, only Thoma Bravo, Party A and Party B made final bids to acquire Riverbed;

•	Of the parties that made final bids to acquire Riverbed, only Thoma Bravo submitted fully negotiated equity commitment letters and debt commitments, and only Thoma Bravo required no additional time for due diligence and negotiations with financing sources; and

•	Of the parties that made final bids to acquire Riverbed, none made a final bid in excess of the $21.00 Per Share Merger Consideration, and Party A made a revised bid significantly below the $21.00 Per Share Merger Consideration at an indicative range of $17.50 to $19.00 per share.

•	The Board of Directors’ view that the $21.00 Per Share Merger Consideration is a price that is dependent on the condition of the public debt markets and the perceived risk of continuing to solicit offers for Riverbed in an uncertain public debt financing market in 2015 making it more difficult to achieve a $21.00 cash per share price as well as decreasing the certainty of closing a transaction.

•	The risk that prolonging the strategic and financial alternatives process further could have resulted in the loss of a favorable opportunity to successfully consummate the transaction with Thoma Bravo.

•	The multiples to revenues and earnings before interest, taxes, depreciation and amortization implied by the $21.00 Per Share Merger Consideration.

•

The financial analysis presentations of Qatalyst Partners and Goldman Sachs, respectively, in connection with the Merger, and the oral opinions of Qatalyst Partners and Goldman Sachs, subsequently confirmed in writing, respectively, delivered to the Board of Directors that, as of December 14, 2014 and based upon and subject to the factors, assumptions, considerations, limitations and other matters set forth in their respective opinions, the $21.00 Per Share Merger

Consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the captions “— Fairness Opinion of Qatalyst Partners” and “— Fairness Opinion of Goldman, Sachs & Co”.

•	The terms of the Merger Agreement and the related agreements, including:

•	That the equity commitments provided in favor of Newco were for an aggregate amount sufficient to cover a significant portion of the aggregate Per Share Merger Consideration, and that Riverbed is a named third party beneficiary of the equity commitment letters;

•	The ability of the parties to consummate the Merger, including the fact that Newco’s obligation to complete the merger is not conditioned upon receipt of financing and that Newco has obtained a debt commitment letter from reputable banks that are on customary and commercially reasonable terms;

•	Riverbed’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding alternative acquisition proposals;

•	Riverbed’s ability to terminate the Merger Agreement in order to accept a superior proposal, subject to Thoma Bravo’s ability to match such superior proposal and subject to paying Newco a termination fee of $126 million and other conditions of the Merger Agreement;

•	The fact that the Board of Directors believed that the termination fee of $126 million is reasonable and not preclusive of other offers;

•	Riverbed’s entitlement to a reverse termination fee of $252 million if Newco terminates the Merger Agreement under certain circumstances;

•	Riverbed’s entitlement to specific performance to prevent breaches of the Merger Agreement;

•	Riverbed’s entitlement to specific performance to cause the equity financing contemplated by the equity commitment letters to be funded and to cause Newco to enforce its rights under the debt commitment letter;

•	That the Merger is subject to the approval of a majority of the outstanding stock of the Company;

•	The fact that TBFXI and OTPP provided the Limited Guarantees in favor of Riverbed that guarantee the payment of the reverse termination fee payable by Newco to Riverbed under certain circumstances, plus reimbursement obligations (see the section below captioned “— Limited Guarantees”); and

•	The Board of Directors’ view that the Merger Agreement was the product of arms’-length negotiation and contained customary terms and conditions.

•	The Board of Directors’ understanding of Riverbed’s business and operations, and its current and historical results of operations, financial prospects and condition, including challenging growth in Riverbed’s core WAN Optimization market.

•	The perceived risk of continuing as an independent public company or pursuing other alternatives, including (1) the continuation of Riverbed’s business plan as an independent enterprise; (2) modifications to Riverbed’s strategy and product direction; (3) potential expansion opportunities into new business lines through acquisitions and combinations of Riverbed with other businesses; (4) potential divestitures of one or more product lines; and (5) a possible sale of Riverbed.

•	The competitive landscape and the dynamics of the market for Riverbed’s products and technology; and the assessment that other alternatives were not reasonably likely to create greater value for stockholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk.

•	The Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a superior proposal, including the Merger Agreement’s terms and conditions as they relate to changes in the recommendation of the Board of Directors and the belief that the termination fee potentially payable to Newco is reasonable in light of the circumstances, consistent with or below fees in comparable transactions and not preclusive of other offers (see the sections captioned “The Merger Agreement — Alternative Acquisition Proposals” and “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Changes”).

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•	The risks and costs to Riverbed if the Merger does not close, including the diversion of management and employee attention, and the potential effect on our business and relationships with customers and suppliers.

•	The fact that stockholders will not participate in any future earnings or growth of Riverbed and will not benefit from any appreciation in value of Riverbed, including any appreciation in value that could be realized as a result of improvements to our operations, including the recent restructuring.

•	The requirement that Riverbed pay Newco a termination fee of $126 million under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a superior proposal, as well as expenses of Newco up to $4 million.

•	The restrictions on the conduct of our business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent Riverbed from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Riverbed might have pursued.

•	The fact that an all cash transaction would be taxable to Riverbed’s stockholders that are U.S. persons for U.S. federal income tax purposes.

•	The fact that under the terms of the Merger Agreement, Riverbed is unable to solicit other acquisition proposals during the pendency of the Merger.

•	The significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of Riverbed management required to complete the Merger, which may disrupt our business operations.

•	The fact that Riverbed’s business, sales operations and financial results could suffer in the event that the Merger is not consummated.

•	The risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of our common stock.

•	The fact that the completion of the Merger will require antitrust clearance in the United States and Germany, as well as CFIUS approval.

•	The fact that Newco requires substantial third party debt financing for the transaction, and in the event that such third party financing is not available to Newco, Riverbed will not be able to specifically enforce Newco’s obligations to consummate the transaction.

•	The fact that Riverbed’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Riverbed’s other stockholders (see below under the caption “— Interests of Riverbed’s Directors and Executive Officers in the Merger”).

•	The fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to Riverbed’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers and may divert employees’ attention away from Riverbed’s day-to-day business operations.

The foregoing discussion is not meant to be exhaustive, but summarizes many, if not all, of the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that stockholders adopt the Merger Agreement based upon the totality of the information presented to and considered by the Board of Directors.

Fairness Opinion of Qatalyst Partners.

We retained Qatalyst Partners to act as a financial advisor to the Board of Directors in connection with a potential transaction such as the Merger and requested that Qatalyst Partners evaluate whether the $21.00 Per Share Merger Consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. We selected Qatalyst Partners to act as a financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. Qatalyst Partners has provided its written consent to the reproduction of Qatalyst Partners’ opinion in this proxy statement. At the meeting of the Board of Directors on December 14, 2014, Qatalyst Partners rendered its oral opinion that, as of such date and based upon and subject to the considerations, limitations and other matters set forth in the written opinion, the $21.00 Per Share Merger Consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated December 14, 2014, to the Board of Directors following the meeting of our Board of Directors.

The full text of Qatalyst Partners’ written opinion, dated December 14, 2014, is attached hereto as Annex C and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board of Directors and addresses only, as of the date of the opinion, the fairness from a financial point of view, of the $21.00 Per Share Merger Consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any stockholder should vote with respect to the Merger or any other matter and does not in any manner address the price at which our common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed the Merger Agreement, certain related documents, and certain publicly available financial statements and other business and financial information of Riverbed. Qatalyst Partners also reviewed our Management Projections, as defined and further described in the section captioned “The Merger — Management Projections”, which contain certain forward-looking information prepared by our management, including our financial projections and operating data. Additionally, Qatalyst Partners discussed our past and current operations and financial condition and prospects with our senior executives. Qatalyst Partners also reviewed the historical market prices and trading activity for our common stock and compared our financial performance and the prices and trading activity of our common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by us. With respect to the Management Projections, Qatalyst Partners was advised by our management, and Qatalyst Partners assumed, that the Management Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management of our future financial performance and other matters covered thereby. Qatalyst Partners assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed, that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on us or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners did not make any independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of our management as to our existing and future technology and products and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address our underlying business decision to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to us. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the $21.00 Per Share Merger Consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated December 14, 2014. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections (the “Analyst Projections”) and the Management Projections. The Analyst Projections do not reflect our sale of the SteelStore product line to NetApp, Inc. on October 27, 2014, as well as other contemplated product divestitures (collectively, the “Divestitures”). Qatalyst Partners adjusted the Analyst Projections to exclude the contribution of recognized revenue from technology licensed and support services provided in exchange for a one-time cash payment from Juniper Networks, Inc. received in 2012 (the “Juniper Support Revenue”). Qatalyst Partners did not

otherwise adjust the Analyst Projections to reflect the Divestitures. The Management Projections reflect the Divestitures. In addition, for purposes of its selected companies analysis, and based on discussions with management, Qatalyst Partners adjusted the Management Projections to exclude the Juniper Support Revenue. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value of share values for our common stock as of December 31, 2014 by:

•	adding:

(a)	the implied net present value of the estimated future unlevered free cash flows of Riverbed, based on the Management Projections, for calendar year 2015 through calendar year 2018 (which implied present value was calculated by using a range of discount rates of 10.0% to 16.0%, based on an estimated weighted average cost of capital for Riverbed);

(b)	the implied net present value of a corresponding terminal value of Riverbed, calculated by multiplying the estimated non-GAAP net operating profit after taxes (“NOPAT”) (assuming an effective tax rate of 26.5%) in calendar year 2019, based on the Management Projections, by a range of multiples of enterprise value to 2019 estimated NOPAT of 10.0x to 15.0x and discounted to present value using the same range of discount rates used in item (a) above; and

(c)	our estimated net cash as of December 31, 2014, as projected by our management, including the estimated impact of the Divestitures;

•	applying a dilution factor of 18% to reflect the dilution to current stockholders over the projection period due to the effect of future equity compensation grants projected by our management; and

•	dividing the resulting amount by the number of fully-diluted shares of our common stock outstanding, adjusted for stock options and restricted stock units outstanding and projected to December 31, 2014 based on estimates by our management, using the treasury stock method.

Based on the calculations set forth above, this analysis implied a range of values for our common stock of approximately $14.68 to $22.90 per share.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Riverbed with publicly available information and public market multiples for selected companies. The companies used in this comparison are listed below and were selected because they are publicly traded companies in our industry and based on Qatalyst Partners’ professional judgment.

Selected Companies

Aruba Networks, Inc.

Brocade Communications Systems, Inc.

Cisco Systems, Inc.

F5 Networks, Inc.

Juniper Networks, Inc.

Based upon research analyst consensus estimates for calendar year 2015 and using the closing prices as of December 12, 2014 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied price to earnings per share multiple for calendar year 2015 (“CY15E P/E Multiple”), for each of the selected companies. The low, median and high CY15E P/E Multiple among the selected companies analyzed were 11.9x, 12.9x and 19.8x, respectively.

Based on an analysis of CY15E P/E Multiples for the selected companies, Qatalyst Partners selected a representative range of 12.0x to 14.0x for the CY15E P/E Multiples and applied this range to our calendar year 2015 expected earnings per share based on each of the Management Projections and the Analyst Projections, as adjusted to exclude the Juniper Support Revenue. This analysis implied a range of values for our common stock of approximately $14.12 to $16.47 per share based on the Management Projections and approximately $13.73 to $16.02 per share based on the Analyst Projections, as adjusted to exclude the Juniper Support Revenue.

No company included in the selected companies analysis is identical to Riverbed. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond our control, such as the impact of competition on our business and our industry in general, industry growth and the absence of any material adverse change in our financial condition and prospects, the industry or in the financial markets in general. Mathematical analysis, such as determining the median, high or low, is not in itself a meaningful method of using selected company data.

Miscellaneous

In connection with the review of the Merger by the Board of Directors, Qatalyst Partners performed certain financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given certain analyses and factors more or less weight than other analyses and factors and may have deemed certain assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Riverbed. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $21.00 Per Share Merger Consideration to be received by the holders of our common stock, other than Newco or any affiliates of Newco, pursuant to the Merger Agreement, and in connection with the delivery of its opinion to the Board of Directors. These analyses do not purport to be appraisals or to reflect the price at which our common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to the Board of Directors was one of many factors considered by the Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of

Directors with respect to the $21.00 Per Share Merger Consideration to be received by our stockholders pursuant to the Merger or of whether the Board of Directors would have been willing to agree to a different consideration. The $21.00 Per Share Merger Consideration was determined through arm’s-length negotiations between us and Thoma Bravo and was approved by the Board of Directors. Qatalyst Partners provided advice to us during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to us or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Riverbed, Newco or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Riverbed, Newco or Thoma Bravo pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Riverbed, Newco or Thoma Bravo or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided us with financial advisory services in connection with the proposed Merger for which it will be paid approximately $30 million, $250,000 of which was payable upon the execution of such engagement letter, $5 million of which was payable upon delivery of its opinion and the remaining portion of which will be paid upon, and subject to, consummation of the Merger. We have also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. We have also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Fairness Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the Board of Directors that, as of December 14, 2014 and based upon and subject to the factors and assumptions set forth therein, the $21.00 Per Share Merger Consideration to be paid to the holders of our common stock (other than Newco and its affiliates), pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 14, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Riverbed common stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Riverbed for the five years ended December 31, 2013;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Riverbed;

•	certain other communications from Riverbed to its stockholders;

•	certain publicly available research analyst reports for Riverbed; and

•	certain internal financial analyses and forecasts for Riverbed prepared by its management for the remainder of 2014 and calendar years 2015-2019, as approved for Goldman Sachs’ use by Riverbed (the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of Riverbed regarding their assessment of the past and current business operations, financial condition, and future prospects of Riverbed; reviewed the reported price and trading activity for the Riverbed common stock; compared certain financial and stock market information for Riverbed with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, with the consent of the Board of Directors, Goldman Sachs relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of the Board of Directors, that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimate and judgments of the management of Riverbed. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Riverbed or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Riverbed or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Riverbed to engage in the transaction or the relative merits of the Merger as compared to any strategic alternatives that may be available to Riverbed; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of Riverbed common stock (other than Newco and its affiliates) as of the date of the opinion, of the $21.00 Per Share Merger Consideration. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Riverbed; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Riverbed, or class of such persons in connection with the Merger, whether relative to the Per Share Merger Consideration or otherwise. Goldman Sachs does not express any opinion as to the impact of the Merger on the solvency or viability of Riverbed or Newco or the ability of Riverbed or Newco to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by

Goldman Sachs nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2014 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.

Goldman Sachs reviewed the historical trading prices for the Riverbed common stock for the three-year period ended December 12, 2014. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Riverbed common stock pursuant to the Merger Agreement in relation to the closing Riverbed stock price on December 12, 2014, the one month prior closing average stock price and the closing Riverbed stock price on November 7, 2013 (the day prior to the date that Elliott filed its Schedule 13D).

This analysis indicated that the Per Share Merger Consideration represented:

•	a premium of 12% based on the closing stock price on December 12, 2014;

•	a premium of 6% based on the one month prior closing average stock price; and

•	a premium of 39% based on the closing Riverbed stock price on November 7, 2013.

Selected Companies Analysis.

Goldman Sachs reviewed and compared certain financial information for Riverbed to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the communications technology industry:

•	Aruba Networks, Inc.

•	Brocade Communication Systems, Inc.

•	Citrix Systems, Inc.

•	F5 Networks, Inc.

•	Juniper Networks, Inc.

Although none of the selected companies is directly comparable to Riverbed, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Riverbed.

Goldman Sachs also calculated and compared various financial multiples and ratios based on the Forecasts and median estimates from Institutional Brokers’ Estimate System (or IBES) as of December 12, 2014. The multiples and ratios of Riverbed were calculated using the Riverbed closing stock price on December 12, 2014. The multiples and ratios of Riverbed were based on the Forecasts and IBES estimates (and exclude the Divestitures per Riverbed management). The multiples and ratios of Riverbed were calculated based on Riverbed’s outstanding shares as of December 11, 2014, as provided by Riverbed management. For purposes of these calculations, Riverbed non-GAAP revenue included an adjustment for deferred revenue and Riverbed non-GAAP gross margin, EBITDA margin, non-GAAP operating margin and non-GAAP earnings included adjustments for amortization of intangibles, stock-based compensation expense and one-time expenses. The multiples and ratios for each of the selected companies were based on information as of December 12, 2014. With respect to Riverbed and the selected companies, Goldman Sachs calculated:

•	enterprise value, which is the fully diluted market value of common equity plus cash, cash equivalents, short-term investments and long-term investments less debt, as a multiple of 2015E non-GAAP revenue, and, in the case of Riverbed’s management projections, includes the Divestitures per Riverbed management guidance; and

•	enterprise value as a multiple of 2015E earnings before interest, taxes, depreciation and amortization (or EBITDA), with depreciation in the case of the comparable companies and the Riverbed IBES estimates estimated based on the ratio of depreciation to revenue from the last available fiscal year.

The results of these analyses are summarized as follows:

Enterprise Value as a multiple of 2015E:	Selected Companies		Riverbed (Management)	Riverbed (IBES)
	Range	Median
Non-GAAP Revenue	1.7x-4.3x	2.3x	2.7x	2.8x
EBITDA	6.7x-11.0x	9.4x	9.3x	10.1x

Goldman Sachs also calculated the selected companies’ and Riverbed’s calendar year 2015E price/earnings ratios and price/earnings ratios to growth rate ratio (or P/E/G), which in the case of Riverbed were based on the Forecasts and IBES estimates. For purposes of calculating P/E/G, Goldman Sachs used the estimated growth rate in revenue between calendar years 2014 and 2016. The following table presents the results of this analysis:

Ratio:	Selected Companies		Riverbed (Management)	Riverbed (IBES)
	Range	Median
2015E Price/Earnings	11.9x-19.9x	16.3x	14.8x	15.2x
2015E P/E/G	1.0x-10.4x	2.1x	1.8x	3.7x

Goldman Sachs also considered the compounded annual growth rate of non-GAAP revenue for 2014 — 2016 and 2015 estimated non-GAAP gross margin, EBITDA margin and non-GAAP operating margin.

The following table presents the results of this analysis:

	Selected Companies		Riverbed (Management)	Riverbed (IBES)
	Range	Median
2014 — 2016 Compound Annual Growth Rate of Non-GAAP Revenue	1.2%-15.6%	7.8%	8.0%	4.1%
2015E Non-GAAP Gross Margin	64.1%-84.9%	72.1%	79.0%	78.9%
2015E EBITDA Margin	24.1%-39.0%	27.9%	28.9%	28.0%
2015E Non-GAAP Operating Margin	21.4%-36.9%	23.5%	25.9%	25.0%

Illustrative Discounted Cash Flow Analysis.

Goldman Sachs performed an illustrative discounted cash flow analysis on Riverbed using the Forecasts. For purposes of this analysis, Q4 2014 and 2015 to 2019 estimated cash flows excluded the Divestitures pursuant to adjustments provided by Riverbed management. For purposes of calculating unlevered free cash flow, stock based compensation was treated as a cash expense. Illustrative per share value indications were calculated using fully diluted outstanding shares of Riverbed common stock, including the effect of changes in outstanding shares through the anticipated consummation of the Merger using information provided by

Riverbed management. Using discount rates ranging from 10.5%-12.5%, reflecting estimates of Riverbed’s weighted average cost of capital, Goldman Sachs calculated an illustrative range of enterprise values for Riverbed by discounting to present values as of December 12, 2014, estimates of the unlevered free cash flows for Riverbed for the years 2014 through 2019, and illustrative terminal values in the year 2019 based on perpetuity growth rates of unlevered free cash flows ranging from 2.50% to 3.50%. Goldman Sachs calculated implied equity value per share of Riverbed by subtracting the value of Riverbed’s net debt, according to the Forecasts inclusive of the Divestitures per Riverbed management projections, and dividing the result by the number of fully diluted outstanding shares of Riverbed common stock, including the effect of changes in outstanding shares through the anticipated consummation of the Merger using information provided by Riverbed management. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 10.5% to 12.5%, reflecting estimates of Riverbed’s weighted average cost of capital. In addition, Goldman Sachs reviewed the forward EBITDA multiples (before stock based compensation expense) implied by the range of terminal values resulting from the indicative range of perpetuity growth rates used in the discounted cash flow analysis described above. This analysis resulted in implied forward EBITDA multiples ranging from 4.5x-6.5x.

The illustrative discounted cash flow analysis resulted in illustrative per share value indications ranging from $13.33-$18.10.

Present Value of Future Share Price Analysis.

Goldman Sachs performed an illustrative analysis of the implied present value of future price per share of the Riverbed common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the Forecasts and the median of estimates provided by IBES for each of the fiscal years 2016 and 2017. Goldman Sachs first calculated the implied values per share of the Riverbed common stock as of September 30, 2014 based on information for each of the fiscal years 2016 and 2017, by applying price to forward earnings per share multiples ranging from 13.0x to 17.0x, and then discounted 2016 and 2017 values back 1.2 years and 2.2 years, respectively, using illustrative discount rate ranges of 10.0% to 13.0%, reflecting an estimate of Riverbed’s cost of equity. This analysis resulted in the following range of implied present values per share of the Riverbed common stock.

EPS Estimate	Implied Range of Present Value
2016E (Riverbed management)	$16.05-$21.67
2016E (IBES)	$15.16-$20.47
2017E (Riverbed management)	$16.38-$22.72
2017E (IBES)	$13.91-$19.30

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Riverbed or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board of Directors as to the fairness from a financial point of view of the $21.00 Per Share Merger

Consideration to be paid to the holders of Riverbed common stock (other than Newco and its affiliates) pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Riverbed, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Per Share Merger Consideration was determined through arm’s-length negotiations between Riverbed and Thoma Bravo and was approved by the Board of Directors. Goldman Sachs provided advice to Riverbed during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Riverbed or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Riverbed, Newco, any of their respective affiliates and third parties, including Thoma Bravo and OTPP and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to Riverbed in connection with, and has participated in certain of the negotiations leading to, the Merger. Goldman Sachs expects to receive fees for its services in connection with the Merger, the principal portion of which is contingent upon consummation of the Merger, and Riverbed has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify it against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Riverbed and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as sole financial advisor on Riverbed’s acquisition of OPNET Technologies in December 2012; sole arranger for a bridge loan provided to Riverbed (aggregate principal amount of $575 million) in December 2012; and financial advisor to Riverbed in connection with its response to an unsolicited bid in 2014. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as sole arranger for a bridge loan (aggregate principal amount of $700 million) provided to Blue Coat Systems, a portfolio company of Thoma Bravo in May 2013 and as co-manager for a bank loan (aggregate principal amount of $50 million) provided to Blue Coat Systems in February 2014. Goldman Sachs also has provided certain financial advisory and/or underwriting services to OTPP and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Aircastle LTD, a portfolio company of OTPP, in connection with a minority investment in June 2013; joint bookrunner on an initial public offering by ISS A/S, a portfolio company of OTPP, for an aggregate amount of DKK 9,425 million in March 2014; joint bookrunner on a senior notes offering by Aircastle LTD (aggregate principal amount $500 million) in March 2014; bookrunner on an initial public offering by INC Research Holdings, Inc., a portfolio company of OTPP, for an aggregate amount of $150 million in gross proceeds in November 2014; and joint bookrunner in a notes issuance by ISS A/S (aggregate principal amount of EUR 1.2 billion) in November 2014. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Riverbed, Newco and their respective affiliates, and Thoma Bravo, OTPP and their respective affiliates and portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Thoma Bravo, OTPP and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Thoma Bravo and OTPP from time to time and may do so in the future. The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to terms of an engagement letter between Riverbed and Goldman Sachs, dated October 9, 2014 (the “Goldman Sachs Engagement Letter”), Riverbed engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the Goldman Sachs Engagement Letter, Riverbed has agreed to pay Goldman Sachs a transaction fee of approximately $30 million (before any reductions) in connection with transactions contemplated by the Merger Agreement, approximately $2.5 million of which was contingent upon the announcement of the Merger Agreement, and the remainder of which is both contingent upon the closing of the Merger and will be reduced on account of credits for fees previously paid by Riverbed to Goldman Sachs. In addition, Riverbed has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Management Projections

Riverbed does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in connection with the comprehensive strategic and financial review process as described in this proxy statement, management prepared a set of financial projections for the remainder of 2014 and calendar years 2015-2018, which were provided to the Board of Directors, Qatalyst Partners and Goldman Sachs. In addition, in order to facilitate the financial analyses, management prepared projections for calendar year 2019 by extrapolating from management’s financial projections for calendar years 2015-2018, and these 2019 projections were also provided to the Board of Directors, Qatalyst Partners and Goldman Sachs for purposes of the financial analyses presented by Qatalyst Partners and Goldman Sachs (the 2019 projections, together with the projections for the remainder of 2014 and calendar years 2015-2018, the “Management Projections”). The Management Projections were the only financial forecasts with respect to Riverbed provided by Riverbed for use by the financial advisors in performing their financial analyses during the strategic and financial review process. The Management Projections through 2018 were also made available to participants in the strategic and financial review process in connection with their due diligence review. The Management Projections reflect the Divestitures and include the Juniper Support Revenue, which amounts to recognized revenue of approximately $20 million for each of the fiscal years 2014 and 2015 and approximately $10 million in fiscal year 2016.

The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because the Management Projections were made available to participants in the strategic and financial review process in connection with their due diligence review of Riverbed, and made available to Qatalyst Partners and Goldman Sachs for use in connection with their financial analyses as described in this proxy statement. The Management Projections were not prepared with a view to compliance with (1) GAAP, (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, Riverbed management.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by Riverbed management that they believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to Riverbed management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, Riverbed’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Board of Directors, Riverbed, Qatalyst Partners, Goldman Sachs or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results. The summary of the Management Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The Management Projections and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP net income, non-GAAP net income per share and EBITDA, which Riverbed believes are helpful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Riverbed’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. Riverbed’s management regularly uses Riverbed’s supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

As referred to below, EBITDA is a financial measure commonly used in our industry but is not defined under GAAP. EBITDA represents income before interest, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. We believe that EBITDA facilitates company-to-company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses), and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. EBITDA has limitations relative to net income, its most comparable GAAP financial measure, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

The Management Projections are forward-looking statements. For information on factors that may cause Riverbed’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements.”

Riverbed — Management Projections

($MM)

	Actual FY’2013	Projections
		FY’2014	FY’2015	FY’2016	FY’2017	FY’2018
Non-GAAP Revenue	$1,057	$1,050	$1,129	$1,225	$1,340	$1,463
Non-GAAP Gross Profit	$835	$826	$892	$968	$1,059	$1,156
Non-GAAP Operating Income	$243	$254	$292	$329	$377	$429
Non-GAAP Net Income	$169	$180	$206	$233	$269	$307
EBITDA	$265	$284	$326	$361	$407	$459

Set forth below is a reconciliation of Non-GAAP revenue, gross profit, operating income, net income and EBITDA to the most comparable GAAP financial measures, based on financial information available to, or projected by, Riverbed (totals may not add due to rounding):

	Actual FY’2013	Projections
		FY’2014	FY’2015	FY’2016	FY’2017	FY’2018
Non-GAAP Revenue	$1,057	$1,050	$1,129	$1,225	$1,340	$1,463
Reconciling items:
Deferred revenue adjustments	($16)	($2)	—	—	—	—
Comparability adjustment for expected divestitures	—	$45	—	—	—	—

GAAP Revenue	$1,041	$1,093	$1,129	$1,225	$1,340	$1,463
Non-GAAP Gross Profit	$835	$826	$892	$968	$1,059	$1,156
Reconciling items:
Deferred revenue adjustments	($16)	($2)	—	—	—	—
Comparability adjustment for expected divestitures	—	$41	—	—	—	—
Stock-based compensation and related payroll tax	($10)	($10)	($11)	($12)	($13)	($15)
Amortization of intangibles	($47)	($43)	($41)	($37)	($30)	($29)
Inventory fair value adjustment	($2)	—	—	—	—	—
Acquisition / integration and other one-time items	($1)	($1)	—	—	—	—

GAAP Gross Profit	$759	$811	$840	$919	$1,016	$1,112
Non-GAAP Operating Income	$243	$254	$292	$329	$377	$429
Reconciling items:
Deferred revenue adjustments	($16)	($2)	—	—	—	—
Comparability adjustment for expected divestitures	—	$6	—	—	—	—
Stock-based compensation and related payroll tax	($93)	($94)	($100)	($112)	($127)	($145)
Amortization of intangibles	($103)	($85)	($82)	($75)	($59)	($58)
Inventory fair value adjustment	($2)	—	—	—	—	—
Acquisition / integration and other one-time items	($20)	($18)	($4)	—	—	—

GAAP Operating Income	$9	$61	$106	$142	$191	$226
Non-GAAP Net Income	$169	$180	$206	$233	$269	$307
Reconciling items:
Deferred revenue adjustments	($16)	($2)	—	—	—	—
Comparability adjustment for expected divestitures	—	$6	—	—	—	—
Stock-based compensation and related payroll tax	($93)	($94)	($100)	($112)	($127)	($145)
Amortization of intangibles	($103)	($85)	($82)	($75)	($59)	($58)
Inventory fair value adjustment	($2)	—	—	—	—	—
Acquisition / integration and other one-time items	($32)	($18)	($4)	—	—	—
Income tax adjustments	$65	$47	$50	$51	$51	$54

GAAP Net Income	($12)	$34	$70	$97	$134	$158
EBITDA Calculation
Non-GAAP Operating Income	$243	$254	$292	$329	$377	$429
Depreciation	22	30	34	32	30	30
EBITDA	$265	$284	$326	$361	$407	$459

In addition to the above projections, Riverbed’s management also provided Qatalyst Partners and Goldman Sachs with projections for fiscal year 2019, which were derived by management based on its extrapolation of trends in the 2015-2018 projections, for purposes of the financial advisors’ financial analyses. The resulting fiscal year 2019 projections included (in millions): $1,597 for Non-GAAP Revenue; $1,262 for Non-GAAP Gross Profit; $469 for Non-GAAP Operating Income; and $502 for EBITDA. We have not prepared a reconciliation of our Non-GAAP financial projections for fiscal year 2014 because no such reconciliation is available without unreasonable effort.

As noted above, the plans and projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

Interests of Riverbed’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Arrangements with Newco

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Newco or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger (but not prior to Riverbed and Thoma Bravo arriving at the $21.00 Per Share Merger Consideration), certain of our executive officers may have discussions, or may enter into agreements with, Newco or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers

The Surviving Corporation and Newco will indemnify, defend and hold harmless, and advance expenses to current or former directors and officers of Riverbed and its subsidiaries with respect to all acts or omissions by them in their capacities as such or any transactions contemplated by the Merger Agreement, to the fullest extent that Riverbed would be permitted by applicable law. Newco will cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are at least as favorable to the current or former directors and officers of Riverbed and its subsidiaries as those set forth in Riverbed’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify these provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors and officers of Riverbed and its subsidiaries.

The Merger Agreement also provides that prior to the Effective Time, Riverbed may purchase a six year prepaid “tail” policy of officers and directors liability insurance. If Riverbed does not purchase a “tail” policy prior to the Effective Time, for at least six years after the Effective Time, Newco will cause the Surviving Corporation and its other subsidiaries to maintain in full force and effect, on terms and conditions no less advantageous to the current or former directors and officers of Riverbed and its subsidiaries, the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by Riverbed as of the date of the Merger Agreement. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement. The obligation of Newco or the Surviving Corporation, as applicable, is subject to an annual premium cap of 300% of the aggregate annual premiums currently paid by Riverbed for such coverage for its last full fiscal year. For more information, see the section of this proxy statement captioned “The Merger Agreement — Indemnification and Insurance.”

Treatment of Equity-Based Awards

Treatment of Stock Options

As of January 2, 2015, there were 4,835,633 outstanding stock options with an exercise price less than $21.00 per share, of which 637,386 were held by our directors and executive officers. As of the Effective Time, each outstanding option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such option as of the Effective Time; and (2) the amount, if any, by which $21.00 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $21.00 per share will be cancelled without consideration.

Treatment of Restricted Stock Units

As of January 2, 2015, there were 10,903,996 outstanding shares of restricted stock, of which 2,067,262 were held by our directors and executive officers. As of the Effective Time, each award of Restricted Stock Units will be converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such award of Restricted Stock Units as of the Effective Time; and (2) $21.00. For Performance RSUs, the number of shares subject to the Performance RSUs represent: (i) for outstanding Performance RSUs for which the applicable performance period has ended as of the Effective Time (including Performance RSUs granted under Riverbed’s 2013 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan), the number of shares that have been earned based on actual achievement against the applicable Riverbed performance metrics and (ii) for outstanding Performance RSUs for which the applicable performance period has not ended as of the Effective Time (including the 2015 LTIP Awards), the target number of shares.

By the existing terms applicable to the 2015 LTIP Awards, if the Effective Time occurs on or before December 31, 2015, the cash amounts with respect to the 2015 LTIP Awards will be payable in three equal annual installments on January 1 of each year beginning on January 1, 2016, subject to the applicable individual continuing to be employed by or providing services to Riverbed; provided, however, that 100% of the unpaid amounts with respect to the 2015 LTIP Awards will be payable in the event the individual is subject to an “involuntary termination,” as described below, and signs and does not revoke a release of claims.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

All outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (1) immediately prior to the Effective Time and (2) the last day of the current offering period in progress as of the date of the Merger Agreement, and the ESPP will terminate with such purchase. After the date of the Merger Agreement, ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Per Share Merger Consideration.

Payments Upon Termination Following Change-in-Control

All Executive Officers

Under the 2015 Long-Term Incentive Plan, if the Effective Time occurs on or before December 31, 2015, the cash amounts payable with respect to the Restricted Stock Units that were 2015 LTIP Awards will be payable in three equal annual installments on January 1 of each year beginning on January 1, 2016, subject to the applicable executive officer continuing to be employed by or providing services to Riverbed. In the event the applicable executive officer has an “involuntary termination” of employment, as described below, prior to the date all the amounts are paid, 100% of the unpaid amounts will become payable.

The receipt of these payments is subject to the applicable executive officer signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to Riverbed.

In addition, in the event any of the amounts provided for under the 2015 Long-Term Incentive Plan or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code, whichever results in the greater amount of after-tax benefits to the executive officer. The 2015 Long-Term Incentive Plan does not require us to provide any tax gross-up payments.

“Involuntary Termination” for purposes of the 2015 Long-Term Incentive Plan means the termination of the applicable executive officer’s employment or consulting relationship with Riverbed or its affiliates, by reason of (1) the applicable executive officer’s involuntary discharge by Riverbed or its affiliates for reasons other than “Cause,” death or “Disability” or (2) the applicable executive officer’s voluntary resignation of the employment or consulting relationship for “Good Reason.”

“Cause” for purposes of the 2015 Long-Term Incentive Plan means (1) an applicable executive officer’s unauthorized use or disclosure of Riverbed’s confidential information or trade secrets, (2) an applicable executive officer’s material failure to comply with Riverbed’s written policies or rules, (3) an applicable executive officer’s conviction of, or pleas of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, or (4) an applicable executive officer’s gross misconduct.

“Disability” for purposes of the 2015 Long-Term Incentive Plan means that the applicable executive officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

“Good Reason” for purposes of the 2015 Long-Term Incentive Plan means the applicable executive officer’s termination of employment or consulting relationship within ninety days following the expiration of any cure period (discussed below) following the occurrence, without such executive officer’s consent, of one or more of the following: (1) a material reduction of the applicable executive officer’s authority or responsibilities, relative to the applicable executive officer’s authority or responsibilities in effect immediately prior to such reduction, or a change in the applicable executive officer’s reporting position such that the applicable executive officer no longer reports directly (i) to the board of directors of the parent corporation in a group of controlled corporations following a change in control to the extent the applicable executive officer was reporting to the board of directors prior to the change in control, or (ii) to the officer position or its functional equivalent to which the applicable executive officer was reporting immediately prior to such change in reporting position (unless the applicable executive officer is reporting to the comparable officer position of the parent corporation in a group of controlled corporations following a change in control); (2) a reduction in the applicable executive officer’s compensation; (3) a material change in the geographic location at which the applicable executive officer must perform services (in other words, the relocation of the participant to a facility that is more than thirty-five miles from such executive officer’s current location); or (iv) the failure of Riverbed to obtain the assumption of the plan by a successor and/or acquirer and an agreement from such successor and/or acquirer that the applicable executive officer will retain substantially similar responsibilities in the acquirer or the merged or surviving company as he or she had prior to the transaction. The applicable executive officer may not resign for Good Reason without first providing Riverbed or any of its affiliates with written notice within sixty days of the event that the applicable executive officer believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a cure period of not less than thirty days following the date of such notice.

Chief Executive Officer

We are a party to an amended and restated change in control severance agreement with Jerry M. Kennelly dated December 19, 2008. If Mr. Kennelly’s employment is terminated within twelve months following the Effective Time without Cause or by Mr. Kennelly for Good Reason, he will receive, subject to the terms and conditions of such agreement, (1) a lump-sum payment equal to 200% of his annual base salary as in effect on the date of termination or, if greater, as in effect immediately prior to the change in control; (2) a lump-sum payment equal to 200% of his full target bonus for the fiscal year in which the termination occurs; and (3) reimbursement of the cost of continuation coverage under our medical, dental, and vision benefit plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) for up to 12 months.

Chief Financial Officer

We are a party to a change in control severance agreement with Ernest Maddock dated May 12, 2013. If Mr. Maddock’s employment is terminated within twelve months following the Effective Time by us without Cause or by Mr. Maddock for Good Reason, he will receive, subject to the terms and conditions of such agreement, (1) a lump-sum payment equal to 100% of his annual base salary as in effect on the date of termination or, if greater, as in effect immediately prior to the change in control; (2) a lump-sum payment equal to 100% of his full target bonus for the fiscal year in which the termination occurs; and (3) reimbursement of the cost of COBRA continuation coverage under our medical, dental, and vision benefit plans for up to 12 months.

The receipt of any severance benefits under the change in control severance agreements with Messrs. Kennelly and Maddock is subject to the applicable executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us that becomes effective within 60 days following termination of the executive’s employment.

“Cause” for purposes of the change in control severance agreements generally consists of any of the following: (1) the executive’s unauthorized use or disclosure of our confidential information or trade secrets; (2) the executive’s material failure to comply with our written policies or rules; (3) the executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; or (4) the executive’s gross misconduct.

“Good Reason” for purposes of the change in control severance agreements means the executive’s termination of employment within 90 days following the expiration of any cure period (discussed below) following the occurrence, without executive’s consent, of one or more of the following: (1) a material reduction of the executive’s authority or responsibilities, relative to executive’s authority or responsibilities in effect immediately prior to such reduction, or a change in executive’s reporting position such that executive no longer reports directly to the board of directors of the parent corporation in a group of controlled corporations following a change in control to the extent executive was reporting to the Board prior to the change in control, or to the officer position or its functional equivalent to which executive was reporting immediately prior to such change in reporting position (unless executive is reporting to the comparable officer position of the parent corporation in a group of controlled corporations following a change in control); (2) a reduction in executive’s compensation; (3) a material change in the geographic location at which executive must perform services (in other words, the relocation of executive to a facility that is more than 35 miles from executive’s current location); (4) any purported termination of executive’s employment for “Cause” without first satisfying the procedural protections, as applicable, required by the definition of “Cause” set forth in that definition; or (5) Riverbed’s failure to obtain the assumption of the severance agreement by a successor and/or acquirer and an agreement from such successor and/or acquirer that executive will retain substantially similar responsibilities in the acquirer or the merged or surviving company as he had prior to the transaction. The executive will not resign for Good Reason without first providing Riverbed with written notice within 60 days of the event that the executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

Other Named Executive Officers

David M. Peranich and Brett A. Nissenberg are not parties to a change in control severance agreement with Riverbed. In the event either named executive officer’s employment with Riverbed is terminated for reasons other than cause, he will be eligible to receive cash severance payments under the Company’s severance guidelines for U.S. employees (the “U.S. Severance Guidelines”). Under the U.S. Severance Guidelines, based on their length of service to Riverbed and their title, each named executive officer will become eligible to receive 12 months payment of “on-target earnings” (defined as the named executive officer’s base salary and target cash incentive compensation opportunity on termination) and reimbursement of the cost of COBRA continuation coverage under our medical, dental, and vision benefit plans for up to 12 months. The receipt of the cash severance payments under the U.S. Severance Guidelines is subject to the applicable executive officer signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to Riverbed.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on March 31, 2015, and that the employment of each of the named executive officers was terminated other than for cause or the named executive officer resigned for good reason, in each case on that date. Riverbed’s executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger.

Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($)
Jerry M. Kennelly	3,800,000	24,427,285	24,003	28,251,288
Ernest E. Maddock	935,000	6,189,747	24,003	7,148,750
David M. Peranich	1,150,000	9,932,443	24,003	11,106,446
Brett A. Nissenberg	700,000	4,318,650	24,003	5,042,653
Eric S. Wolford (4)		279,300		279,300

(1)	This amount represents the “double-trigger” cash severance payments to which each named executive officer (other than Mr. Wolford) may become entitled under his change in control severance agreement or the Company’s U.S. severance guidelines, as applicable. Under the change in control severance agreements with Messrs. Kennelly and Maddock, the amounts become payable in a lump sum in the event that, within the twelve-month period following the closing of the Merger, the employment of the applicable named executive officer terminates without cause or he resigns from his employment for good reason. Under the U.S. Severance Guidelines, the amounts become payable in the event that the employment of the applicable named executive officer terminates for reasons other than cause. The amount represents 200% of the base salary and target annual cash incentive compensation opportunity for Mr. Kennelly, effective January 1, 2015, and 100% of the annual base salary and target annual cash incentive compensation opportunity for the other named executive officers (other than Mr. Wolford), effective January 1, 2015.

(2)	This amount represents the product of (a) $21.00 per share multiplied by (b) the number of shares subject to each named executive officer’s outstanding in-the-money options (i.e., options to purchase shares of Company common stock with an exercise price of less than $21.00 per share), RSUs, and Performance RSUs (and, in the case of the in-the-money options, further reduced by their aggregate exercise price). For purposes of the preceding sentence, the number of shares subject to the Performance RSUs represent: (i) for outstanding Performance RSUs for which the applicable performance period has ended as of the date of this filing under the 2013 Long-Term Incentive Plan, the number of shares that have been earned based on actual achievement against the applicable Company performance metrics, (ii) for outstanding Performance RSUs for which the applicable performance period has ended as of the date of this filing under the 2014 Long-Term Incentive Plan but for which the final numbers of shares earned has not been ratified by the Board of Directors as of the date of this filing, the number of shares based on estimated achievement against the applicable performance metrics, and (iii) for outstanding Performance RSUs for which the applicable performance has not ended as of the date of this filing under the 2015 Long-Term Incentive Plan, the target number of shares.

By the terms of the Company’s 2015 Long-Term Incentive Plan, if the Effective Time occurs on or before December 31, 2015, the amounts with respect to the 2015 LTIP Awards will be payable in three equal annual installments on January 1 of each year beginning on January 1, 2016, subject to the named executive officer continuing to be employed by or providing services to the Company; provided, however, that 100% of the unpaid amounts with respect to the 2015 LTIP Awards will be payable in the event the named executive officer is subject to an “involuntary termination.” The amount in this column that corresponds to the 2015 LTIP Awards and may be payable on a “double trigger” is as follows: $6,342,000 (Mr. Kennelly), $2,219,700 (Mr. Maddock), $2,641,800 (Mr. Peranich), and $1,480,500 (Mr. Nissenberg).

(3)	This amount equals the estimated value of the “double-trigger” COBRA benefits to which each named executive officer (other than Mr. Wolford) may become entitled under his change in control severance agreement or the U.S. Severance Guidelines, as applicable. These COBRA benefits will become due under the same terms and conditions of the cash severance payments described in footnote 1.

(4)	Mr. Wolford’s employment with us terminated November 15, 2013 but he continued to serve as a member of our Board.

Equity Interests of Riverbed’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards that are in-the-money and are currently held by each of Riverbed’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, assuming that the Effective Time occurs on March 31, 2015. The table also sets forth the values of these shares and equity awards based on the $21.00 Per Share Merger Consideration (minus the applicable exercise price for the in-the-money options). No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#) (1)	Shares Held ($)	Options (#)	Options ($)	RSUs Held (#) (2)	RSUs Held ($)	Total ($)
Jerry M. Kennelly	3,565,986	74,885,706	216,662	2,992,102	1,020,723	21,435,183	99,312,991
Michael Boustridge	—	—	80,000	731,200	13,300	279,300	1,010,500
Mark A. Floyd	36,700	770,700	66,834	56,165	13,300	279,300	1,106,165
Mark S. Lewis	40,200	844,200	120,000	1,096,800	13,300	279,300	2,220,300
Christopher J. Schaepe	37,762	793,002	—	—	13,300	279,300	1,072,302
Kimberly S. Stevenson	7,600	159,600	30,000	175,500	17,100	359,100	694,200
Ernest E. Maddock	38,453	807,513	50,000	265,500	282,107	5,924,247	6,997,260
Eric S. Wolford	20,000	420,000	—	—	13,300	279,300	699,300
David M. Peranich	283,025	5,943,525	73,890	1,020,421	424,382	8,912,022	15,875,968
Brett A. Nissenberg	39,646	832,566	—	—	205,650	4,318,650	5,151,216
Mike Nefkens	—	—	—	—	25,400	533,400	533,400
Steffan Tomlinson	—	—	—	—	25,400	533,400	533,400

(1)	This amount includes shares of common stock held directly as well as the estimated number of shares to be purchased under the ESPP assuming that any executive officer currently participating in the ESPP will purchase shares of common stock under the ESPP on March 31, 2015 based on a 15% discount to the offering price, and assuming further no decrease will be made to any executive officer’s contribution percentage.

(2)	This amount includes shares subject to Performance RSUs. The number of shares subject to Performance RSUs represent: (i) for outstanding Performance RSUs for which the applicable performance period has ended as of the date of this filing under the 2013 Long-Term Incentive Plan, the number of shares that have been earned based on actual achievement against the applicable Company performance metrics, (ii) for outstanding Performance RSUs for which the applicable performance period has ended as of the date of this filing under the 2014 Long-Term Incentive Plan but for which the final numbers of shares earned has not been ratified by the Board of Directors as of the date of this filing, the number of shares based on estimated achievement against the applicable performance metrics, and (iii) for outstanding Performance RSUs for which the applicable performance has not ended as of the date of this filing under the 2015 Long-Term Incentive Plan, the target number of shares.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $4.2 billion, which will be funded via equity financing and debt financing described below, as well as cash on hand of the Company. This amount includes the funds needed to (1) pay stockholders the amounts due under the Merger Agreement; (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement; and (3) repay our existing third party indebtedness.

Although the obligation of Newco and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Newco’s agreement, the closing of the Merger will not occur earlier than the first business day after the expiration of the marketing period, which is the first period of 15 consecutive business days throughout which Newco has received certain financial information from Riverbed necessary to syndicate any debt financing. For more information, see the section captioned “The Merger Agreement — Marketing Period.”

Equity Financing

In connection with the financing of the Merger, Newco has entered into equity commitment letters, each dated as of December 14, 2014, with the following six parties: (1) TBFXI, (2) OTPP, (3) PPM America Private Equity Fund V LP, (4) NB Alternates Advisers LLC, (5) Lexington Co-Investment Holdings III, LP and (6) HarbourVest Partners, L.P, for an aggregate equity commitment of approximately $1.4 billion, which we collectively refer to as the “equity financing”. The equity commitment letters provide, among other things, that Riverbed is an express third party beneficiary thereof in connection with Riverbed’s exercise of its rights related to specific performance under the Merger Agreement. The equity commitment letters may not be waived, amended or modified except by an instrument in writing signed by Newco, Riverbed and the investor that is party to the applicable equity commitment letter.

Debt Financing

Newco has received a debt commitment letter from Credit Suisse AG, Credit Suisse Securities (USA) LLC, Citigroup Global Markets, Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Barclays Bank PLC and Morgan Stanley Senior Funding, Inc. and certain of their affiliates pursuant to which they have committed to provide Newco with $1.625 billion in senior secured first lien facilities, and $625 million in a senior unsecured credit facility, which we collectively refer to as the “debt financing.” Subject to the satisfaction of certain customary conditions, the first lien facilities, and unsecured bridge facility (or unsecured notes in lieu of all or a portion thereof) will be fully drawn at closing of the Merger and used by Newco to pay a portion of the aggregate Merger consideration and related fees and expenses.

Riverbed has agreed to use its reasonable best efforts to provide Newco and Merger Sub with all cooperation reasonably requested by Newco or Merger Sub to assist them in arranging the debt financing, including participating in meetings, assisting with presentations, furnishing Newco and Merger Sub with the necessary financial information regarding Riverbed and taking all corporate and other actions reasonably requested by Newco to consummate the debt financing. Upon request, Newco will reimburse Riverbed for any documented and reasonable out-of-pocket costs and expenses incurred in connection with Riverbed’s cooperation with obtaining the debt financing.

Limited Guarantees

Pursuant to the Limited Guarantees with TBFXI and OTPP, TBFXI and OTPP (each a “Guarantor”) have agreed to, in the aggregate, guarantee the due, punctual and complete payment of certain liabilities and obligations of Newco or Merger Sub under the Merger Agreement, including (1) the termination fee of $252 million if and when such fee is payable to Riverbed pursuant to the terms of the Merger Agreement and (2) the reimbursement or indemnification obligations of Newco and

Merger Sub in connection with any costs and expenses incurred by Riverbed in connection with its cooperation with the arrangement of the debt financing. We refer to the obligations set forth in clauses (1) and (2) of the preceding sentence as the “guaranteed obligations.”

Subject to specified exceptions, the Limited Guarantees will terminate upon the earliest of:

•	the Effective Time;

•	the valid termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which Riverbed would be entitled to its termination fee, in which case each of the Limited Guarantees will terminate on the three month anniversary of such termination unless Riverbed delivers a written notice with respect to the Guaranteed Obligations prior to such three month anniversary; provided that if the Merger Agreement has been so terminated and such notice has been provided, each Guarantor shall have no further liability or obligation under the Limited Guarantees from and after the earliest of (x) the consummation of the closing in accordance with the terms of the Merger Agreement, including payment of the aggregate Merger Consideration in accordance with the Merger Agreement, (y) a final, non-appealable order of a court of competent jurisdiction determining that the Guarantors do not owe any amount under the Limited Guarantees, and (z) a written agreement among the Guarantors and Riverbed terminating the obligations and liabilities of the guarantors pursuant to the Limited Guarantees; and

•	payment of the Guaranteed Obligations by the Guarantors, Newco or Merger Sub.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. However, if the marketing period (as described under the caption “The Merger Agreement — Marketing Period”) has not ended at the time of the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), then the closing will occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) a business day before or during the marketing period as may be specified by Newco on no less than two business days’ prior written notice to Riverbed; and (ii) the first business day after the expiration of the marketing period.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex E and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Riverbed’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex E. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex E carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Riverbed believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Riverbed a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•	the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Riverbed, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Riverbed’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record and must reasonably inform Riverbed of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Riverbed Technology, Inc.

680 Folsom Street

San Francisco, CA 94107

Attention: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Riverbed a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation.

No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Riverbed has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Riverbed believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither Riverbed nor Newco anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of Riverbed and Newco reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of common stock in a compensatory transaction;

•	tax consequences to holders who own an equity interest, actually or constructively, in Newco or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences arising from the Medicare tax on net investment income;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances. Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	Riverbed is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “relevant period,” and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

Riverbed and Newco have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended (“HSR Act”), has expired or been terminated; (ii) the approval or clearance of the Merger by CFIUS; and (iii) the approval or clearance of the Merger by the relevant German antitrust authorities.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Riverbed and Newco file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of waiting period following the parties’ filing of their respective HSR Act notification forms (typically a 30 day period) or the early termination of that waiting period. Riverbed and Newco made the necessary filings with the FTC and the Antitrust Division of the DOJ on January 5, 2014.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws

Consummation of the Merger is conditioned on approval under, or filing of notices pursuant to, the competition laws of Germany.

Under Germany’s “Act Against Restraints of Competition” (“German RoC”), the Merger cannot be completed until a notification has been filed with the Bundeskartellamt, Germany’s independent competition authority, and it has cleared the Merger. A transaction notifiable under the German RoC law provides the Bundeskartellamt with one month to decide whether the merger project needs to be examined in more detail or can be cleared in the “first phase.” Riverbed and Newco made the necessary filings under the German RoC on January [•], 2015.

CFIUS

The Merger is also conditioned on the approval or clearance of the Merger by CFIUS. Section 721 of the Defense Production Act, as well as related Executive Orders and regulations, authorize the President or CFIUS to review transactions which could result in control of a U.S. business by a foreign person. Under the Defense Production Act and Executive Order 13456, the Secretary of the Treasury acts through CFIUS to coordinate review of certain covered transactions that are voluntarily submitted to CFIUS or that are unilaterally reviewed by CFIUS. In general, CFIUS review of a covered transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. At the close of its review or investigation, CFIUS may determine that there are no national security concerns with the transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction, or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President has 15 days under the Defense Production Act to act on the Committee’s report.

Riverbed and Newco expect to make the necessary filings required to be made to CFIUS in January 2015.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Legal Proceedings Regarding the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, five purported class action lawsuits have been filed. Five complaints, captioned Gary Merryman, Individually and On Behalf of All Others Similarly Situated v. Riverbed Technology, Inc., et al., filed on December 19, 2014, Kamesh Bathla, On Behalf of Himself and All Others Similarly Situated v. Riverbed Technology, Inc. et al., filed on December 22, 2014, Domenico Carlucci, Individually and On Behalf of All Others, Similarly Situated v. Riverbed Technology, Inc. et al., filed on December 23, 2014, First Financial Trust, Individually and On Behalf of All Others Similarly Situated v. Riverbed Technology, Inc. et al., filed on December 23, 2014, and Gerard Byrne, Individually and On Behalf of All Others Similarly Situated v. Boustridge et al., filed on December 24, 2014, were filed in the Court of Chancery of the State of Delaware. In general, the complaints assert that, among other things, the members of the Board of Directors breached their fiduciary duties to stockholders by initiating a process that undervalues Riverbed, by agreeing to a transaction that does not adequately reflect Riverbed’s true value, and that Riverbed, Newco, Merger Sub, Thoma Bravo, OTPP, and Elliott aided and abetted the Board of Directors’ breaches of fiduciary duties. The complaints generally seek to enjoin the merger or, alternatively, seek rescission of the merger in the event the defendants are able to consummate it.

77

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which, together with Amendment No. 1 thereto, is attached to this proxy statement as Annex A and Annex B respectively and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Riverbed, Newco and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Newco and Merger Sub by Riverbed in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Riverbed, Newco and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Riverbed, Newco or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Riverbed, Newco and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Riverbed, Newco, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Riverbed and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Riverbed, with Riverbed becoming a wholly owned subsidiary of Newco; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Riverbed and Merger Sub, and all of the debts, liabilities and duties of Riverbed and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub at the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Riverbed as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place no later than the first business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement— Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Newco, Riverbed and Merger Sub, except that if the marketing period (described below under the caption “The Merger Agreement— Marketing Period”) has not ended as of the time described above, the closing of the Merger will occur following the satisfaction or waiver of such conditions on the earlier of (1) a business day before or during the marketing period as may be specified by Newco on no less than two business days’ notice to Riverbed; and (2) the first business day after the expiration of the marketing period. Concurrently with the closing of the Merger, the parties will file a certificate of Merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of Merger, or at such later time as is agreed by the parties and specified in the certificate of Merger.

Marketing Period

The marketing period means the first period of 15 consecutive business days throughout which Newco has received certain financial information from Riverbed necessary to market the debt offering used to finance the Merger, except that January 19, 2015 and April 3, 2015 will not be deemed a business day for the purpose of the marketing period and the marketing period will not begin prior to January 5, 2015.

Notwithstanding the foregoing, the marketing period (1) will end on any earlier date on which the debt financing is obtained; and (2) will not commence and will be deemed not to have commenced if, on or prior to the completion of such period of 15 consecutive business days, Riverbed has announced any intention to restate any financial statements or financial information included in the required financing information or that any such restatement is under consideration or may be a possibility, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the applicable required financing information has been amended or Riverbed has announced that it has concluded that no restatement will be required.

The required financing information referenced above consists of: (1) all financial statements, financial data, audit reports and other information regarding Riverbed and its subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities of Riverbed, including audits thereof to the extent required; and (2) such other pertinent and customary information, subject to certain exclusions, regarding Riverbed and its subsidiaries as may be reasonably requested by Newco to the extent that such information is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or otherwise necessary to receive from Riverbed’s independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the debt financing, with respect to the financial information to be included in such offering memorandum.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of common stock (other than shares owned by (1) Newco, Merger Sub or Riverbed, or by any direct or indirect wholly owned subsidiary of Newco, Merger or Riverbed; and (2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Merger Consideration (which is $21.00 per share, without interest and less any applicable withholding taxes). All shares converted into the right to receive the Merger consideration will automatically be cancelled at the Effective Time.

Outstanding Equity Awards

The Merger Agreement provides that Riverbed’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

•	Options. Each outstanding option to purchase shares of common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of outstanding shares of common stock subject to such option as of the Effective Time; and (2) the amount, if any, by which $21.00 exceeds the exercise price per share of common stock underlying such stock option. Each option with an exercise price per share equal to or greater than $21.00 per share will be cancelled without consideration.

•	Restricted Stock Units. Each award of Restricted Stock Units will be converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amounts as required by law) equal to the product of (1) the total number of shares of common stock subject to such award of Restricted Stock Units as of the Effective Time; and (2) $21.00. For Performance RSUs, the number of shares subject to the Performance RSUs represent: (i) for outstanding Performance RSUs for which the applicable performance period has ended as of the Effective Time (including Performance RSUs granted under Riverbed’s 2013 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan), the number of shares that have been earned based on actual achievement against the applicable Riverbed performance metrics and (ii) for outstanding Performance RSUs for which the applicable performance has not ended as of the Effective Time (including the 2015 LTIP Awards), the target number of shares. By the existing terms applicable to the 2015 LTIP Awards, if the Effective Time occurs on or before December 31, 2015, the cash amounts with respect to the 2015 LTIP Awards will be payable in three equal annual installments on January 1 of each year beginning on January 1, 2016, subject to the applicable individual continuing to be employed by or providing services to Riverbed; provided, however, that 100% of the unpaid amounts with respect to the 2015 LTIP Awards will be payable in the event the individual is subject to an “involuntary termination” and signs and does not revoke a release of claims.

ESPP

All outstanding purchase rights under the ESPP will automatically be exercised upon the earlier of (1) immediately prior to the Effective Time and (2) the last day of the current offering period in progress as of the date of the Merger Agreement, and the ESPP will terminate with such purchase. After the date of the Merger Agreement, ESPP participants will not be permitted to increase the rate of payroll contributions or make separate non-payroll contributions to the ESPP. All shares of common stock purchased under the ESPP that remain outstanding as of immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Per Share Merger Consideration.

Exchange and Payment Procedures

Prior to the closing of the Merger, Riverbed will designate a bank or trust company, which we refer to as the “payment agent,” to make payments of the Merger consideration to stockholders. At or prior to the Effective Time, Newco will deposit or cause to be deposited with the payment agent cash sufficient to pay the aggregate Merger Consideration to stockholders.

Promptly following the Effective Time, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock; and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Merger Consideration in exchange therefor. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the payment agent is not claimed within one year following the Effective Time, such cash will be returned to Newco, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Newco as general creditor for payment of the Merger Consideration. Any cash deposited with the payment agent that remains unclaimed two years following the Effective Time (or such earlier date as is immediately prior to the time at which such amounts would otherwise become property of a Governmental Authority) will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Merger consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Newco or the payment agent, deliver a bond in such amount as Newco or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of Riverbed, Newco and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Riverbed are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Riverbed, any fact, event, violation, inaccuracy, circumstance, change or effect that, individually or when taken together with all other such facts, events, violations, inaccuracies, circumstances, changes or effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of Riverbed and its subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, and whether directly or indirectly, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

•	general economic or political conditions in the United States or any other country or region in the world;

•	conditions in the industries in which Riverbed or any of its subsidiaries conduct business;

•	changes in applicable law or GAAP or the interpretations thereof;

•	acts of war, terrorism or sabotage;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	the public announcement or pendency of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement;

•	any failure by Riverbed to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, or any failure by Riverbed to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

•	any decline in the market price or change in the trading volume of Riverbed’s common stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

•	any action taken pursuant to the terms of the Merger Agreement or the failure to take any action prohibited by the terms of the Merger Agreement;

•	any action taken at the request of Newco or with the prior consent or approval of Newco;

•	the availability or cost of equity, debt or other financing to Newco, Merger Sub or the Surviving Corporation;

•	any legal proceedings made or brought by any of the current or former stockholders of Riverbed (on their own behalf or on behalf of Riverbed) against Riverbed, including those arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement; and

•	the matters set forth in the Company Disclosure Letter delivered to Newco and Merger Sub.

Notwithstanding the foregoing, if any of the first four items described in the above bullet points has a materially disproportionate adverse effect on Riverbed relative to other companies of a similar size operating in the industries in which Riverbed and its subsidiaries conduct business, they shall not be per se excluded from a determination of whether a Company Material Adverse Effect has occurred.

In the Merger Agreement, Riverbed has made customary representations and warranties to Newco and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Riverbed and its subsidiaries;

•	Riverbed’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary approval of the Board of Directors;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the rendering of Qatalyst Partners’ and Goldman Sachs’ fairness opinions to the Board of Directors;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Riverbed or its subsidiaries or the resulting creation of any lien upon Riverbed’s assets due to the performance of the Merger Agreement;

•	the capital structure of Riverbed as well as the ownership and capital structure of its subsidiaries;

•	the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Riverbed’s securities;

•	the accuracy and required filings of Riverbed’s and its subsidiaries’ SEC filings and financial statements;

•	Riverbed’s disclosure controls and procedures;

•	Riverbed’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of Riverbed and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since September 30, 2014;

•	the existence and enforceability of specified categories of Riverbed’s material contracts, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

•	Riverbed’s compliance with laws and possession of necessary permits;

•	legal proceedings and orders;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	real property owned, leased or subleased by Riverbed and its subsidiaries;

•	personal property of Riverbed;

•	trademarks, patents, copyrights and other intellectual property matters;

•	insurance matters;

•	absence of any transactions, relations or understandings between Riverbed or any of its subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement;

•	Riverbed’s contracts with governmental authorities;

•	export controls matters and compliance with the anti-bribery laws; and

•	Riverbed’s indebtedness.

In the Merger Agreement, Newco and Merger Sub have made customary representations and warranties to Riverbed that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Newco and Merger Sub and availability of these documents;

•	Newco’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, or applicable laws due to the performance of the Merger Agreement;

•	ownership of capital stock of Newco and Merger Sub;

•	the absence of any stockholder or management arrangements related to the Merger;

•	the absence of litigation;

•	the solvency of Newco and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	matters with respect to Newco’s financing and sufficiency of funds;

•	delivery and enforceability of the Limited Guarantees;

•	no knowledge of misrepresentations or omissions in the representations and warranties delivered by Newco and Merger Sub; and

•	reliance upon Newco and Merger Sub’s independent investigation of Riverbed’s business, operations and financial condition.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as (1) expressly contemplated by the Merger Agreement; (2) as disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved by Newco (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Riverbed will, and will cause each of its subsidiaries to:

•	subject to the restrictions and exceptions in the Merger Agreement, carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to signing the Merger Agreement; and

•	use its commercially reasonable efforts, consistent with past practices and policies, to (1) preserve intact its business and operations, (2) keep available the services of its directors, officers and employees and (3) preserve its current relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

In addition, Riverbed has also agreed that, except as (1) expressly contemplated by the Merger Agreement; (2) disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved in advance by Newco in writing (which approval will not be unreasonably withheld, conditioned or delayed) , during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Riverbed will not, and will cause each of its subsidiaries not to, among other things:

•	amend the organizational documents of Riverbed or any of its subsidiaries;

•	issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of Riverbed or any of its subsidiaries, except for the issuance and sale of shares of Riverbed’s common stock pursuant to awards outstanding prior to the date of the Merger Agreement or, subject to certain restrictions, under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date of the Merger Agreement;

•	acquire or redeem, directly or indirectly, or amend any securities of Riverbed or its subsidiaries;

•	other than cash dividends made by a subsidiary of Riverbed to Riverbed or another of Riverbed’s susbidiaries, (1) split, combine or reclassify any shares of Riverbed’s capital stock, (2) declare, set aside or pay any dividend or other distribution, or (3) make any other actual, constructive or deemed distribution in respect of shares of Riverbed’s capital stock;

•	liquidate, dissolve or reorganize, or adopt a plan to do so;

•	incur, assume or suffer certain types of indebtedness or issue any debt securities;

•	increase the compensation payable or to become payable or benefits or other similar arrangements provided to directors, officers, employees, consultants or independent contractors of Riverbed or its subsidiaries, other than, in some cases, in the ordinary course of business consistent with past practice;

•	make deposits or contributions of cash or property to secure the payment of compensation or benefits under employee plans other than deposits and contributions that are required under the terms of those plans;

•	acquire, sell, lease, license or dispose of any property or assets except for the sale of any and all products and services currently marketed, sold, licensed, provided or distributed by Riverbed, or grants of licenses to intellectual property rights in the ordinary course of business consistent with past practice;

•	change accounting principles or practices;

•	change tax elections, settle any tax claims or fail to pay material taxes as they become due and payable;

•	enter into new leases or subleases or modify existing leases and subleases;

•	acquire by merger, consolidation or acquisition of stock or assets, any other person or entity or any equity interest therein;

•	enter into or renew material contracts (other than in the ordinary course of business) or amend the terms of any material contract;

•	incur any new capital expenditures, individually or in the aggregate, in excess of $8,000,000 per quarter for each quarter beginning January 1, 2015 (with a pro-rated portion of $8,000,000 to apply to the period between signing of the Merger Agreement and December 31, 2014);

•	settle litigation involving Riverbed; or

•	enter into agreements to do any of the foregoing.

Alternative Acquisition Proposals

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Riverbed has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•	solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any inquiry, offer or proposal that would be reasonably expected to lead to an acquisition proposal (as defined below);

•	furnish to any person (other than to Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to Riverbed or any of its subsidiaries or afford access to the business, properties, assets, books or records of Riverbed or its subsidiaries, or take any other action intended to assist or facilitate the making of any acquisition proposal (as defined below) or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction (as defined below);

•	participate or engage in discussions or negotiations with any person (other than to Newco, Merger Sub or any designees of Newco or Merger Sub) regarding an acquisition proposal or acquisition transaction (each as defined below);

•	approve, endorse or recommend an acquisition proposal or acquisition transaction (each as defined below); or

•	enter into any letter of intent, memorandum of understanding or other contract relating to an acquisition proposal or acquisition transaction (each as defined below), other than certain permitted confidentiality agreements.

Notwithstanding the restriction described above, prior to the adoption of the Merger Agreement by Riverbed’s stockholders, Riverbed may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding an acquisition proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal; provided that (1) the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, (2) Riverbed already has entered into, or enters into, an acceptable confidentiality agreement with such third party, (3) Riverbed notifies Newco of the identity of such person and provides Newco all terms and conditions of such acquisition proposal (and if in written form, a copy thereof), and (4) if Riverbed furnishes non-public information to the third party which Newco has not yet received, it will furnish such information to Newco contemporaneously.

For purposes of this proxy statement and the Merger Agreement:

“Acquisition proposal” means any offer or proposal (other than an offer or proposal by Newco or Merger Sub) to engage in an acquisition transaction.

“Acquisition transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1) any acquisition or purchase by any third party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of Riverbed, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of Riverbed;

(2) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Riverbed and a third party pursuant to which the stockholders of Riverbed immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or

(3) any, sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a third party of more than twenty percent (20%) of the consolidated assets, revenue or net income of Riverbed and its subsidiaries (with assets being measured by the fair market value thereof).

“Superior proposal” means any written acquisition proposal made by a third party after December 14, 2014 that (i) was not solicited in violation of the non-solicitation provisions of the Merger Agreement and (ii) the Board of Directors determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such acquisition proposal, including the financial, legal, regulatory and other aspects of such acquisition proposal) is more favorable to Riverbed’s stockholders than the transactions contemplated by the Merger Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the third party making the proposal and other aspects of the acquisition proposal that the Board of Directors deems relevant. For purposes of the reference to an “acquisition proposal” in this definition, all references to “twenty percent (20%)” in the definition of “acquisition transaction” will be deemed to be references to “50%.

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a company board recommendation change except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not (with any action described in the following being referred to as a “company board recommendation change”):

•	fail to make, withdraw, amend, modify or qualify the company board recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend, modify or qualify the company board recommendation in a manner that is adverse to Newco, or publicly propose to do so;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an acquisition proposal or acquisition transaction;

•	fail to publicly reaffirm the company board recommendation within three (3) business days after Newco so requests in writing following any public statement by a stockholder of Riverbed or a member of the Board of Directors expressing opposition to the Merger or the Merger Consideration (it being understood that the Board of Directors shall have no obligation to so reaffirm the company board recommendation on more than two occasions);

•	fail to include the company board recommendation in this proxy statement; or

•	fail to publicly recommend against any acquisition proposal or acquisition transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such acquisition proposal or acquisition transaction.

The Board of Directors may only effect a company board recommendation change for an intervening event if the Board of Directors determines (after consultation with its outside legal counsel)

that the failure to effect a company board recommendation change in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties, and:

•	Riverbed has provided prior written notice to Newco at least three business days in advance of its intention to effect a company board recommendation change for the intervening event (which notice will include the reason (in reasonable detail) for such company board recommendation change; and

•	prior to effecting such company board recommendation change, Riverbed during such three business day period must have negotiated with Newco in good faith (to the extent that Newco desires to so negotiate) to make modifications to the terms and conditions of the Merger Agreement so that the Board of Directors (or a committee thereof) no longer determines that the failure to make a company board recommendation change in response to such intervening event would be inconsistent with its fiduciary obligations pursuant to applicable law.

In addition, the Board of Directors may only effect a company board recommendation change in response to a bona fide acquisition proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal if:

•	the bona fide written acquisition proposal was not solicited in violation of Riverbed’s non-solicitation obligations under the Merger Agreement;

•	the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal (which determination and any public announcement thereof will not constitute a company board recommendation change);

•	Riverbed has provided prior written notice to Newco at least three business days in advance to Newco of its intention to effect a company board recommendation change (which notice will include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such superior proposal and the identity of the person making such superior proposal);

•	prior to effecting such company board recommendation change or termination, Riverbed and its representatives, during the three business day notice period describe above, has negotiated with Newco and its representatives in good faith (to the extent that Newco desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal would cease to constitute a superior proposal; and

•	the Board of Directors determined (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco) that, in light of such superior proposal, the failure to effect a company board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties.

For purposes of this proxy statement and the Merger Agreement, an “intervening event” means any material event, circumstance, change, effect, development or condition occurring or arising after December 14, 2014 that was not known by the Board of Directors as of or prior to December  14, 2014 and does not relate, directly or indirectly, to any acquisition proposal or acquisition transaction.

Employee Benefits

Newco has agreed to cause the surviving corporation to honor the terms of Riverbed’s benefit plans. For a period of one year following the Effective Time, all employees of Riverbed who remain employed following the Merger, which we refer to as “continuing employees,” will be provided compensation, benefits, and severance payments (other than equity-based benefits and individual employment agreements not providing for severance) that are, taken as a whole, no less favorable in the aggregate to such compensation, benefits, and severance payments (other than equity based benefits and individual employment agreements not providing for severance) in effect at Riverbed immediately prior to the Effective Time. In each case, target annual cash compensation (including, for the avoidance of doubt, the target value of cash compensation that is payable based on achievement against Riverbed’s performance objectives) will not be decreased for a period of one year following the Effective Time for any continuing employees. For a period of one year following the Effective Time, the surviving corporation will provide severance benefits to continuing employees in accordance with Riverbed’s severance plans, guidelines, and practices as in effect at Riverbed immediately prior to the Effective Time. Newco has agreed to cause Riverbed to honor its severance obligations under each executive employment agreement and change in control severance agreement following the Merger in accordance with its terms as in effect immediately prior to the Effective Time.

The Surviving Corporation will grant any continuing employee credit for all service with Riverbed prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement). However, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

Efforts to Close the Merger

Under the Merger Agreement, Newco, Merger Sub and Riverbed agreed to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Newco will cause the Surviving Corporation and its subsidiaries to) (1) honor and fulfill in all respects the obligations of Riverbed and its subsidiaries under any and all indemnification agreements between Riverbed or any of its subsidiaries, on the one hand, and the current or former directors or officers of Riverbed or Riverbed’s subsidiaries, on the other hand (including any person that becomes a director or officer of Riverbed or its subsidiaries prior to the Effective Time), and (2) include in the certificates of incorporation and bylaws (and similar organizational documents) of Riverbed and its subsidiaries provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as those set forth in Riverbed’s current certificate of incorporation and bylaws, for a period of six years from the Effective Time.

In addition, the Merger Agreement provides that, during the six year period commencing at the Effective Time, the Surviving Corporation will (and Newco must cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of Riverbed or Riverbed’s subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director or officer of Riverbed or Riverbed’s subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (2) any of the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that the Surviving Corporation will (and Newco must cause the Surviving Corporation to) pay all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, without limiting the foregoing, the Merger Agreement requires Newco to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, Riverbed’s directors’ and officers’ insurance policies for a period of at least six years commencing at the Effective Time. Neither Newco nor the Surviving Corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums currently paid by Riverbed, and if the premium for such insurance coverage would exceed such amount Newco shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount.

For more information, please refer to the section of this proxy statement captioned “The Merger — Interests of Riverbed’s Directors and Executive Officers in the Merger.”

Other Covenants

Stockholders Meeting

Riverbed has agreed to take all necessary action (in accordance with applicable law and Riverbed’s organizational documents) to establish a record date for, call, give notice of, convene and hold a Special Meeting of the stockholders as promptly as reasonably practicable after the date of the Merger Agreement for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger.

Stockholder Litigation

Riverbed will (1) provide Newco with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Newco reasonably informed with respect to the status thereof; (3) give Newco the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) consult with Newco with respect to the defense, settlement or prosecution of any such litigation. Riverbed may not compromise, settle or come to an arrangement regarding any such litigation without Newco’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger

The obligations of Newco and Merger Sub, on the one hand, and Riverbed, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the (1) expiration or termination of the applicable waiting period under the HSR Act; (2) approval or clearance of the Merger by CFIUS; and (3) approval or clearance of the Merger by the relevant German antitrust authorities; and

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority.

In addition, the obligations of Newco and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of Riverbed relating to organization and standing, authorization and enforceability, required governmental approvals, and brokers being true and correct in all respects as of the date of the Merger Agreement and being true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall be true and correct in all respects as of such particular date);

•	the representations and warranties of Riverbed relating to Riverbed’s capitalization being true and correct as of the date of the Merger Agreement and being true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except (1) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and (2) in each case for any inaccuracies that would not, individually or in the aggregate, increase the aggregate Merger Consideration payable in the Merger by more than $15 million;

•	the other representations and warranties of Riverbed set forth elsewhere in the Merger Agreement being true and correct on and as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	Riverbed having performed and complied in all material respects with all agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by Riverbed at or prior to the closing date;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect that is continuing; and

•	the receipt by Newco and Merger Sub of a certificate of Riverbed, validly executed for and on behalf of Riverbed and in its name by the chief executive officer and the chief financial officer thereof, certifying that the conditions described in the preceding five bullets have been satisfied.

In addition, the obligation of Riverbed to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•	the representations and warranties of Newco and Merger Sub set forth in the Merger Agreement that are qualified by “materiality” being true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all respects as of such particular date);

•	the representations and warranties of Newco and Merger Sub set forth in the Merger Agreement that are not so qualified by “materiality” being true and correct in all material respects on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date);

•	Newco and Merger Sub having performed and complied in all material respects with all agreements, covenants and obligations required by the Merger Agreement be performed and complied with by Newco or Merger Sub at or prior to the closing date; and

•	the receipt by Riverbed of a certificate of Newco and Merger Sub, validly executed for and on behalf of Newco and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding three bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Riverbed and Newco;

•	by either Riverbed or Newco if:

•	the Effective Time shall not have occurred on or before June 12, 2015, which we refer to as the “termination date” (except that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the Merger Agreement has been the primary cause or primarily resulted in the failure of the closing of the Merger to have occurred on or before such date);

•	Riverbed’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;

•	any governmental authority in the U.S. or Germany shall have (1) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the consummation of any of the Merger permanently illegal in the U.S. or Germany, or which has the effect of permanently prohibiting the consummation of the Merger in the U.S. or Germany, or (2) issued or granted any order that has the effect of making the Merger illegal permanently in the U.S. or Germany or which has the effect of permanently prohibiting the consummation of the Merger in the U.S. or Germany and such order has become final and nonappealable;

•	by Riverbed if:

•	Newco or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Riverbed’s delivery of written notice of such breach (provided that Riverbed may terminate before the end of the 30 calendar days if Newco or Merger Sub cease or fail to exercise and continue not to exercise commercially reasonable efforts to cure such breach or inaccuracy);

•	in the event that all of the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), but Newco and Merger Sub have failed to consummate the Merger, and Riverbed has irrevocably notified Newco in writing that all of the conditions to closing have been satisfied and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or that it is willing to waive any unsatisfied conditions, and Newco and Merger Sub fail to consummate the Merger on the later of (1) the expiration of three business days after the receipt of such notice or (2) a date set forth in such notice; or

•	prior to the adoption of the Merger Agreement by stockholders and so long as Riverbed is not then in material breach of its obligations related to acquisition proposals and superior proposals, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the Merger Agreement, subject to Riverbed paying to Newco a termination fee of $126 million; and

•	by Newco if:

•	Riverbed has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Newco’s delivery of written notice of such breach (provided that Newco may terminate before the end of the 30 calendar days if Riverbed ceases or fails to exercise and continues not to exercise commercially reasonable efforts to cure such breach or inaccuracy);

•	prior to the adoption of the Merger Agreement by the stockholders, the Board of Directors effects a company board recommendation change (except that such right to terminate will expire at 5:00 p.m., Pacific time, on the 10th business day following that company board recommendation change).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any fraud in connection with the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between an affiliate of Thomas Bravo and Riverbed or the Limited Guarantees, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees and Expense Reimbursement

Termination Fee Payable by Riverbed

If the Merger Agreement is terminated in specified circumstances, Riverbed has agreed to pay Newco a termination fee of $126 million.

Newco will be entitled to receive the termination fee from Riverbed if the Merger Agreement is terminated:

•	by Newco or Riverbed (1) because the stockholders fail to the adopt the Merger Agreement, (2) prior to the time at which a vote is taken on the adoption of the Merger Agreement (or an adjournment or postponement thereof) an offer or proposal for a competing acquisition transaction that was not publicly announced or known prior to the execution of the Merger Agreement is publicly announced or will become publicly known and not withdrawn and (3) within one year following the termination of the Merger Agreement, the foregoing competing acquisition transaction is consummated or Riverbed enters into a definitive contract to consummate such competing acquisition transaction and such competing acquisition transaction is subsequently consummated, less any expenses already paid to Newco;

•	Note that if Newco terminates the Merger Agreement for the stockholders’ failure to adopt the Merger Agreement but it is not yet entitled to its termination fee, as long as Newco and Merger Sub are not in material breach of their representations, warranties or covenants under the Merger Agreement then Riverbed shall pay Newco up to $4 million of its reasonable and documented out-of-pocket expenses (including legal fees and expenses) incurred in connection with the transactions contemplated by the Merger Agreement;

•	by Riverbed in order to enter into a definitive agreement to consummate a superior proposal that was not solicited in violation of the terms of the Merger Agreement and Riverbed gave Newco the proper notice and ability to negotiate revisions of the terms of the Merger Agreement in order to cause the proposal to cease to be a superior proposal;

•	by Newco in the event that the Board of Directors shall have effected a company board recommendation change and Newco has exercised its right to terminate the Merger Agreement within the ten business day period following the date on which such right to terminate first arose; or

•	by Riverbed, in order to enter into a definitive agreement with respect to a superior proposal.

Termination Fee Payable by Newco

If the Merger Agreement is terminated in specified circumstances, Newco has agreed to pay Riverbed a termination fee of $252 million.

Riverbed will be entitled to receive the termination fee from Newco if the Merger Agreement is terminated:

•	by Riverbed because Newco has materially breached its representations, warranties, covenants or agreements in the Merger Agreement;

•	by Riverbed (1) because all of the applicable conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) (2) Riverbed has irrevocably notified Newco in writing that the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or it is prepared to waive unsatisfied conditions and is ready, willing and able to consummate the Merger and (3) Newco and Merger Sub fail to consummate the Merger within three business days of such notice; or

•	by Riverbed or Newco for failure to consummate the Merger on or prior to the termination date, if Riverbed would have been able to terminate pursuant to the bullets above.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, subject to the immediately following paragraph, the non-breaching party will be entitled to an injunction, specific performance or other equitable relief to enforce specifically the terms and provisions of the Merger Agreement.

Notwithstanding the foregoing, Riverbed will be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Newco’s obligation to cause the equity financing to be funded (and to exercise its third party beneficiary rights under the equity commitment letters) and to consummate the Merger only in the event that (1) all conditions to Newco’s and Merger Sub’s obligations to close the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which must be able to be satisfied at the closing), (2) the debt financing has been funded or the parties providing the debt financing have confirmed in writing that it will be funded if the equity financing is funded at the closing, (3) Newco and Merger Sub have failed to consummate the Merger prior to the time the closing was required pursuant to the Merger Agreement, and (4) Riverbed has irrevocably confirmed in writing to Newco that if specific performance is granted and the equity financing and debt financing are funded, then it will take such actions that are required of it by the Merger Agreement to cause the closing to occur.

Although Riverbed may pursue both a grant of specific performance and the payment of the termination fee by Newco, Riverbed will not be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under the Merger Agreement following the payment by Newco of the termination fee.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Riverbed, on the one hand, and Newco and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on NASDAQ under the symbol “RVBD.” As of [•], there were [•] shares of common stock outstanding, held by approximately [•] stockholders of record. We have never declared or paid any cash dividends on our common stock.

The following table presents the high and low intra-day sale prices of our common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year 2015 (through January 6, 2015)	$20.49	$20.36
Fiscal Year 2014 — Quarter Ended
December 31	$21.00	$17.20
September 30	20.87	17.50
June 30	20.78	18.47
March 31	22.76	17.57
Fiscal Year 2013 — Quarter Ended
December 31	$19.38	$13.77
September 30	17.94	14.43
June 30	16.75	13.83
March 31	21.39	14.46
Fiscal Year 2012 — Quarter Ended
December 31	$23.98	$16.30
September 30	23.89	13.30
June 30	29.20	14.90
March 31	30.73	22.93

On January [•], 2015, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on NASDAQ was $[•] per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of January 2, 2015, of each person or entity who we know to beneficially own 5% or more of the outstanding shares of common stock and all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of January 2, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Riverbed Technology, Inc., 680 Folsom Street, San Francisco, CA 94107.

The percentages in the table below are based on 157,679,827 shares of common stock outstanding as of January 2, 2015. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Elliot Management Corporation (1)	14,966,446	9.50%
Fidelity Investments (2)	13,795,084	8.75%
Orbis Investment Management Limited (3)	12,951,420	8.21%
BlackRock, Inc. (4)	10,097,903	6.40%
The Vanguard Group, Inc. (5)	9,153,479	5.81%
Eton Park Capital Management, L.P. (6)	9,000,000	5.70%

(1)	Information concerning stock ownership was obtained from Amendment No. 6 to the Schedule 13D filed with the SEC on November 17, 2014 by Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. Elliott Associates, L.P. reported sole voting and dispositive power with respect to 5,238,256 shares of common stock. Elliott International, L.P. and Elliott International Capital Advisors each reported shared voting and dispositive power with respect to 9,728,190 shares of common stock. Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors also reported economic exposure to approximately 1.5% of additional shares of common stock.

(2)	Information concerning stock ownership was obtained from Amendment No. 8 to the Schedule 13G filed with the SEC on September 9, 2014 by FMR LLC, Edward C. Johnson III, and Abigail P. Johnson. FMR LLC reported sole voting power with respect to 346,197 shares of common stock. FMR LLC, Edward C. Johnson III and Abigail P. Johnson reported sole dispositive power with respect to 13,795,084 shares of common stock.

(3)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 14, 2014 by Orbis Investment Management (U.S.), LLC, Orbis Investment Management Limited, and Orbis Asset Management Limited. The foregoing entities reported sole voting and dispositive power with respect to 12,951,420 shares of common stock.

(4)	Information concerning stock ownership was obtained from Amendment No. 3 to the Schedule 13G filed by BlackRock, Inc. with the SEC on January 30, 2014. BlackRock, Inc. reported sole voting power with respect to 9,528,412 shares of common stock and sole dispositive power with respect to 10,097,903 shares of common stock.

(5)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 12, 2014 by the Vanguard Group, Inc. The Vanguard Group, Inc. reported sole voting power with respect to 102,929 shares of common stock, sole dispositive power with respect to 9,061,316 shares of common stock and shared dispositive power with respect to 92,163 shares of common stock.

(6)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on September 18, 2014 by Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P., and Eric M. Mindich. Eton Park Fund, L.P. and Eton Park Associates reported shared voting power with respect to 3,150,000 shares of common stock and dispositive power with respect to 3,150,000 shares of common stock. Eton Park Master Fund, Ltd. reported shared voting power with respect to 5,850,000 shares of common stock and shared dispositive power with respect to 5,850,000 shares of common stock. Eton Park Capital Management and Eric M. Mindich reported shared voting power with respect to 9,000,000 shares of common stock and shared dispositive power with respect to 9,000,000 shares of common stock.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Jerry M. Kennelly (1)	3,782,648	2.40%
Michael Boustridge (2)	80,000	*0.05%
Mark A. Floyd (3)	103,534	*0.07%
Mark S. Lewis (4)	160,200	*0.10%
Christopher J. Schaepe (5)	37,762	*0.02%
Kimberly S. Stevenson (6)	27,600	*0.02%
Ernest E. Maddock (7)	59,688	*0.04%
Eric S. Wolford (8)	20,000	*0.01%
David M. Peranich (9)	355,233	*0.23%
Brett A. Nissenberg (10)	37,964	*0.02%
Mike Nefkens (11)	0	*0.00%
Steffan Tomlinson (12)	0	*0.00%
All current directors and executive officers as a group	4,664,629	2.95%

*	Less than 1%

(1)	Represents 2,585,834 shares of common stock held by Mr. Kennelly, 980,152 shares of common stock held by Kennelly Partners, L.P., and 216,662 shares of common stock issuable upon exercise of options exercisable within 60 days of January 2, 2015. Excludes 329,788 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015, and excludes restricted stock units expected to be earned based on 2014 LTIP achievement and 2015 LTIP achievement. On May 23, 2002, Mr. Kennelly purchased 10,000,000 shares of common stock in connection with his co-founding of Riverbed. Shares from that purchase continue to comprise a significant portion of Mr. Kennelly’s overall shareholdings.

(2)	Represents 80,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 2, 2015. Excludes 13,300 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015.

(3)	Represents 36,700 shares of common stock held by Mr. Floyd and 66,834 shares of common stock issuable upon exercise of options exercisable within 60 days of January 2, 2015. Excludes 13,300 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015.

(4)	Represents 40,200 shares of common stock held by Mr. Lewis and 120,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 2, 2015. Excludes 13,300 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015.

(5)	Represents 37,762 shares of common stock held by Mr. Schaepe. Excludes 13,300 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015.

(6)	Represents 3,800 shares of common stock held by Ms. Stevenson and 20,000 shares of common stock issuable upon exercise of options exercisable within 60 days of January 2, 2015, and 3,800 shares of common stock issuable upon vesting of restricted stock units within 60 days of January 2, 2015. Excludes 17,100 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015.

(7)	Represents 36,771 shares of common stock held by Mr. Maddock and 22,917 shares of common stock issuable upon exercise of options exercisable within 60 days of January 2, 2015. Excludes 37,500 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015, and excludes restricted stock units expected to be earned based on 2014 LTIP achievement and 2015 LTIP achievement.

(8)	Represents 20,000 shares of common stock held by Mr. Wolford. Excludes 13,300 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015.

(9)	Represents 281,343 shares of common stock held by Mr. Peranich and 73,890 shares of common stock issuable upon exercise of options exercisable within 60 days of January 2, 2015. Excludes 131,895 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015, and excludes restricted stock units expected to be earned based on 2014 LTIP achievement and 2015 LTIP achievement.

(10)	Represents 37,964 shares of common stock held by Mr. Nissenberg. Excludes 51,807 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015, and excludes restricted stock units expected to be earned based on 2014 LTIP achievement and 2015 LTIP achievement.

(11)	Excludes 25,400 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015.

(12)	Excludes 25,400 shares subject to restricted stock units that are not vested within 60 days of January 2, 2015.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Riverbed. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Riverbed will hold an annual meeting in 2015 only if the Merger has not already been completed.

Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2015, if held, must be received by us at our offices 680 Folsom Street, San Francisco, CA 94107, Attention: Corporate Secretary, by [•], 2015 and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Stockholders may only present a matter for consideration at our annual meeting in 2015, if held, if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, before the one-year anniversary of the date on which Riverbed first mailed its proxy materials or a notice of availability of proxy materials for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received not earlier than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Our bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to our Corporate Secretary. Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Additionally, a copy of our bylaws is available on our website at www.riverbed.com under “About Riverbed — Investor Relations — Corporate Governance.”

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Riverbed filings with the SEC are incorporated by reference:

•	Riverbed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Riverbed’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2014, June 30, 2014 and March 31, 2014; and

•	Riverbed’s Current Reports on Form 8-K filed on December 15, 2014, November 19, 2014, November 7, 2014, October 23, 2014, October 9, 2014, September 10, 2014, July 24, 2014, July 14, 2014, May 25, 2014, May 22, 2014, April 29, 2014, March 4, 2014, February 28, 2014, and February 27, 2014.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Riverbed Technology, Inc.

Attn: Corporate Secretary

680 Folsom Street

San Francisco, CA 94107

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.riverbed.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks & Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS

Riverbed has supplied all information relating to Riverbed, and Newco has supplied, and Riverbed has not independently verified, all of the information relating to Newco and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

CONFIDENTIAL

MERGER AGREEMENT

by and among

PROJECT HOMESTAKE HOLDINGS, LLC

PROJECT HOMESTAKE MERGER CORP.

and

RIVERBED TECHNOLOGY, INC.

Dated December 14, 2014

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 14, 2014 by and among Project Homestake Holdings, LLC, a Delaware limited liability company (“Newco”), Project Homestake Merger Corp., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and Riverbed Technology, Inc., a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each, a “Share,” and collectively, the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) then outstanding will thereupon be cancelled and converted into the right to receive Twenty One Dollars ($21.00) in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger and Merger Consideration, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement.

WHEREAS, the Board of Managers of Newco and the Board of Directors of Merger Sub have each unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, concurrently with the execution of this Agreement, Newco is delivering to the Company Limited Guarantees (the “Guarantees”) of each of Thoma Bravo Fund XI, L.P., a Delaware limited partnership, and Ontario Teachers’ Pension Plan Board, a corporation established under the Teachers’ Pension Act (Ontario) (each, a “Guarantor” and, collectively, the “Guarantors”), pursuant to which the Guarantors have each guaranteed certain of the covenants and obligations of Newco and Merger Sub under this Agreement.

WHEREAS, concurrently with the execution of this Agreement, the Company’s directors and officers have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Newco and the Company, pursuant to which, among other things, such individuals have agreed to vote such individuals’ Shares in favor of the approval of this Agreement and against any Acquisition Proposal.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Newco. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Newco and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2 The Surviving Corporation of the Merger.

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i) Certificate of Incorporation. Subject to the terms of Section 7.11, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Riverbed Technology, Inc.”

(ii) Bylaws. Subject to the terms of Section 7.11, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b) Directors and Officers of the Surviving Corporation.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3 General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing,

and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any of the following securities, other than as otherwise set forth in this Section 1.4(b), each Share that is outstanding immediately prior to the Effective Time (whether vested or unvested or otherwise subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights) shall be canceled and extinguished and automatically converted into the right to receive the Merger Consideration upon the surrender of the Certificate representing such Share or the transfer of such Uncertificated Share in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)); provided, however, that the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time. From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable in respect thereof pursuant to this Section 1.4(b)(i). The Merger Consideration issued upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Share which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing Shares is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Merger Consideration in accordance with this Section 1.4(b).

(ii) Owned Shares. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any of the following securities, each Share that is owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Owned Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Owned Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such Shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such Shares in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such Share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Newco prompt written notice of any demands received by the Company for appraisal of Shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Newco shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Newco, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(c) Stock Awards of the Company.

(i) Stock Options. Newco shall not assume any Company Options in connection with the Merger. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, multiplied by (y) the total number of Shares issuable upon the exercise in full of such Company Option (the “Option Consideration”); provided that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes. The Company agrees to take all action necessary to effect this cancellation of Company Options upon the Effective Time and to give effect to this Section 1.4(c)(i) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty (30) calendar days) following the Closing, Newco shall cause the Surviving Corporation to pay to each holder of a Company Option the Option Consideration (if any), less any applicable withholding taxes, required to be paid to the holder of such Company Option. The cancellation of a Company Option as provided in the first sentence of this Section 1.4(c)(i) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Option.

(ii) Restricted Stock Units. Newco shall not assume any Restricted Stock Units in connection with the Merger. At the Effective Time, each award of Restricted Stock Units outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such award of Restricted Stock Units (the “Restricted Stock Unit Consideration”). With respect to any award of Performance Restricted Stock Units, all performance goals will be deemed achieved pursuant to the terms of the applicable plan governing such Performance Restricted Stock Units for purposes of determining the number of Shares in Section 1.4(c)(ii)(y). The payment of the Restricted Stock Unit Consideration will be subject to withholding for all required Taxes. The Company agrees to take all action necessary to effect this cancellation of Restricted Stock Units upon the Effective Time and to give effect to this Section 1.4(c)(ii) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty (30) calendar days) following the Closing, Newco shall cause the Surviving Corporation to pay to each holder of Restricted Stock Units (other than Performance Restricted Stock Units) the Restricted Stock Unit Consideration, less any applicable withholding taxes, required to be paid to the holder of such Restricted Stock Units. Following the Closing, Newco shall cause the Surviving Corporation to pay to each holder of Performance Restricted Stock Units, the Restricted Stock Unit Consideration, less any applicable withholding taxes, required to be paid to the holder of such Performance Restricted Stock Units, and payable in accordance with the terms and conditions (if any) of the applicable plan governing such Performance Restricted Stock Units, as described on Schedule 1.4(c)(ii) attached hereto. The cancellation of an award of Restricted Stock Units as provided in the first sentence of this Section 1.4(c)(ii) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such award of Restricted Stock Units.

(d) Company ESPP. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that (i) all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, upon the earlier of (x) immediately prior to the Effective Time and (y) the last day of the Offering Period (as defined in the Company ESPP) in progress as of the date of this Agreement (the “Final Offering”), (ii) the Company ESPP shall terminate with such purchase and no further purchase rights are granted under the Company ESPP thereafter, (iii) each individual participating in the Company ESPP shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect on the date of this Agreement, or (y) to make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; and (iv) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement. For the avoidance of doubt, the Company shall not be permitted to extend any Offering Period under the Company ESPP that is outstanding as of the date of this Agreement. All Shares purchased in the Final Offering shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

1.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall have the authority to take all such lawful and necessary action. The Company (including the Company Board and each relevant committee thereof) will ensure that following the Effective Time no participant in any Company Equity Incentive Plan or other similar Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

1.6 No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

ARTICLE II

THE CLOSING

2.1 The Closing.

(a) The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, 94105, on a date and at a time to be agreed upon by Newco and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Newco and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(b) Notwithstanding Section 2.1(a), if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to Section 2.1(a), the Closing will occur on the earlier of (i) a Business Day before or during the Marketing Period specified by Newco on two (2) Business Days prior written notice to the Company and (ii) the first Business Day after the expiration of the Marketing Period (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Section 2.2, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other date and time as Newco and the Company shall mutually agree upon in writing.

2.2 Conditions to Closing.

(a) Mutual Conditions to Closing. The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction of each of the following conditions prior to or at the Closing:

(i) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(ii) Requisite Regulatory Approvals.

(A) All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(B) All antitrust, competition and merger control consents and other consents of Governmental Authorities, in each case set forth in Schedule 2.2(a)(ii)(B), shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

(iii) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have:

(A) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger; or

(B) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.

(b) Additional Newco and Merger Sub Conditions. The obligations of Newco and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing, any of which may be waived exclusively by Newco and Merger Sub:

(i) Compliance with Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, covenants and other obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.23 (the “Fundamental Representations”) (i) shall have been true and correct in all respects as of the date of this Agreement, and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date).

(B) The representations and warranties of the Company set forth in Section 3.5 (the “Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the preceding clauses (i) and (ii), for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and except in each case for any inaccuracies that would not, individually or in the aggregate, increase the aggregate Merger Consideration payable in the Merger by more than $15 million.

(C) The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations and the Capitalization Representations) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 2.2(b)(ii)(C), all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(iii) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

(iv) Receipt of Officers’ Certificate. Newco and Merger Sub shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in this Section 2.2(b).

(c) Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing, any of which may be waived exclusively by the Company:

(i) Compliance with Agreements and Covenants. Newco and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties. The representations and warranties of Newco and Merger Sub set forth in this Agreement that are qualified by “materiality” shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all respects as of such particular date). The representations and warranties of Newco and Merger Sub set forth in this Agreement that are not so qualified by “materiality” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date).

(iii) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Newco and Merger Sub by a duly authorized officer of each of Newco and Merger Sub, certifying the satisfaction of the conditions set forth in this Section 2.2(c).

2.3 Issuance of Merger Consideration After the Closing.

(a) Payment Agent. Prior to the Effective Time, the Company shall select a bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”).

(b) Payment Fund.

(i) Creation of Payment Fund. On the Closing Date, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of Article I, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Owned Shares and Dissenting Shares) (such cash amount being referred to herein as the “Payment Fund”). From time to time following the Effective Time as required, Newco or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder.

(ii) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of Section 1.4(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Laws), solely as general creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of Article I. Any amounts remaining unclaimed by holders of the Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(c) Exchange Procedures. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares (excluding Owned Shares and Dissenting Shares) (or effective affidavits of loss in lieu thereof) or transfer of non-certificated Shares (excluding Owned Shares and Dissenting Shares) represented by book entry (“Uncertificated Shares”) to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share, upon (x) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent, or (y) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. If Certificates or Uncertificated Shares are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth in Article I. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to Section 1.4(b)(i); provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e) Transferred Shares. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(f) Tax Withholding. Each of the Payment Agent, Newco and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Newco on the date of this Agreement (the “Company Disclosure Letter”) that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section, and (ii) as disclosed in the SEC Reports, including the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2013 (the “Company Form 10-K”) (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in the SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.5 and clause (a) of Section 3.10), the Company hereby represents and warrants to Newco and Merger Sub as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of (a) the certificate of incorporation and bylaws, as amended to date, of the Company and (b) the minutes of all meetings of the stockholders, the Company Board and each committee of the Company Board since January 1, 2012. The Company is not in violation of its certificate of incorporation or bylaws.

3.2 Authorization and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”).

(c) At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger and Merger Consideration, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) assuming the accuracy of the representations and warranties set forth in Section 4.5, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholder Meeting and (vi) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(d) Other than Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover Applicable Law applies to the Merger, this Agreement or any of the other transactions contemplated hereby.

(e) The Company Board has received the written opinions of Qatalyst Partners, L.P. and Goldman Sachs & Co. to the effect that, as of the date of such opinions, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Newco, for informational purposes only, promptly after the execution and delivery of this Agreement by each of the parties hereto.

(f) Assuming the accuracy of the representations and warranties set forth in Section 4.5, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a meeting of the holders of Company Common Stock called to consider the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Common Stock necessary (under Applicable Law, the Company’s governing documents or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

3.3 Required Governmental Approvals. No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, and (d) such other Consents the failure of which to obtain would not reasonably be expected to be have a Company Material Adverse Effect.

3.4 No Conflicts. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.3, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.3 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 600,000,000 Shares and 30,000,000 shares of Series A Participating Preferred Stock, par value $0.0001 per share (the “Preferred Shares”). As of the close of business on December 11, 2014, (A) 157,268,633 Shares were issued and outstanding, (B) no Shares were held by the Company as treasury shares and (C) no Preferred Shares were outstanding. Since the close of business on December 11, 2014, the Company has not issued any Shares other than pursuant to the exercise of Company Options. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) 18,049,741 Shares are subject to issuance pursuant to Outstanding Stock Awards (of which, 7,418,385 Shares were reserved for issuance pursuant to outstanding Company Options (which Company Options have a weighted average exercise price of $18.75 per share) and 10,631,356 Shares were reserved for issuance pursuant to outstanding Restricted Stock Unit awards) outstanding as of the close of business on December 11, 2014. Except as otherwise set forth in this Section 3.5, since December 11, 2014, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Award, other than as permitted by Section 5.2. All Stock Awards have been validly granted and properly approved in accordance with all Applicable Law and the applicable Company Equity Incentive Plan.

(c) Other than the Company Rights Plan there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company, other than the Voting Agreements.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth the maximum aggregate purchase price for Shares to be purchased under the Company ESPP (assuming for this purpose that (i) the closing price of the Shares on NASDAQ on the trading day immediately preceding the date of this Agreement is the Purchase Price (as defined in the Company ESPP) and (ii) no new offering period under the Company ESPP commences following the date of this Agreement in accordance with Section 1.4(d)).

(f) Subject to the assumptions set forth in Section 3.5(f) of the Company Disclosure Letter, the aggregate consideration payable for the Shares, Company Options and Restricted Stock Units payable to the holders hereof under Article I as of the date of this Agreement and as of the Closing shall not exceed $3,595,909,504 (the “Aggregate Consideration”), which consists of (i) $3,331,455,827 with respect to holders of Shares (including Shares issued after the date of this Agreement pursuant to the Company ESPP), (ii) $36,695,201 with respect to holders of Company Options and (iii) $227,758,476 with respect to Restricted Stock Units; provided that the Company shall not be deemed to have breached this Section 3.5(f) (A) solely by virtue of proper exercises of Company Options or the vesting of Restricted Stock Units outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Company Options or vesting of Restricted Stock Units does not increase the Aggregate Consideration, or (B) to the extent there are changes to the relative portion of the Aggregate Consideration set forth in each of clauses (i), (ii) and (iii) of this Section 3.5(f), so long as such changes do not increase the Aggregate Consideration.

3.6 Subsidiaries.

(a) The Company has delivered or made available to Newco a complete and accurate list as of the date hereof of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company’s Subsidiaries and marketable securities held for investment or cash management purposes, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of the Company’s Subsidiaries.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.7 SEC Reports.

(a) Since December 31, 2012, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”).

(b) Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was, or will be, filed.

(c) Neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

(d) None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(e) No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.8 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(f) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(g) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract (none of which is a Liability for a material breach thereof), and (e) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet that would not reasonably be expected to have a Company Material Adverse Effect.

3.10 Absence of Certain Changes. Since September 30, 2014 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be, (a) any Company Material Adverse Effect, or (b) any action that, if taken after the date of this Agreement without the prior written consent of Newco, would constitute a breach of Section 5.2.

3.11 Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party. The Company has delivered or made available to Newco complete and correct copies of each such Material Contract.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, in any material respect, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder in any material respect by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract.

3.12 Compliance with Laws and Orders. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective properties (including the Assets and the Real Property), are not subject to any Liabilities arising under any Applicable Law or Order relating to environmental, health and safety and are in compliance in with all Applicable Laws and Orders (including all Applicable Laws and Orders relating to environmental, health or safety). To the knowledge of the Company, neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental

Authority alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order nor (c) has provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clauses (a), (b) or (c) of this Section 3.12 remains outstanding or unresolved as of the date of this Agreement.

3.13 Permits. The Company and its Subsidiaries are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

3.14 Legal Proceedings and Orders.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, or against any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Real Property, or (to the knowledge of the Company) against third parties affecting such properties, in each case that (a) involves an amount in controversy in excess of $1,000,000, (b) seeks material injunctive relief, or (c) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Real Property, nor (to the knowledge of the Company) any third party owning or having any other interest in such properties is subject to any outstanding Order.

3.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them; and (ii) paid, or have reserved in accordance with GAAP on the face of the Balance Sheet (as opposed to the notes thereto) for the payment of, all Taxes that are required to be paid. The Balance Sheet reflects a reserve in accordance with GAAP for all material Taxes accrued but not yet paid by the Company and its Subsidiaries through the date of such Balance Sheet, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of such Balance Sheet outside of the ordinary course of business.

(b) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all U.S. federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(c) No audits or other examinations with respect to material amounts of Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing to the Company. In the last five (5) years, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code in the two (2) year period ending on the Closing Date.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f) Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-United States income Tax Law), entered into prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (v) election under Section 108(i) of the Code.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter contains a complete and accurate list of all material Employee Plans. With respect to each Employee Plan, to the extent applicable, the Company has made available to Newco complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each International Employee Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment and (vii) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all Applicable Law, including the applicable provisions of ERISA and the Code.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d) To the knowledge of the Company, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(f) Neither the Company, any of the its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract.

(g) No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(h) No Employee Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) has been materially modified (as defined under Section 409A) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been at all times since January 1, 2005 (of, if later, the date it became effective) in operational compliance with Section 409A and at all times since January 1, 2009 (of, if later, the date it became effective) in documentary compliance with Section 409A. All Company Options have been granted at a per share exercise price that is at least equal to the fair market value of a share of the underlying Company Common Stock as of the date the Company Option was granted, as determined in accordance with applicable Law, including Section 409A.

(i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A.

(j) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code including by reason of the transactions contemplated hereby.

3.17 Labor Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) to the knowledge of the Company has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) to the knowledge of the Company is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) to the knowledge of the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee, (y) any employee leased from another employer, or (z) any employee currently or formerly classified as exempt from overtime wages. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance in all material respects with WARN. To the knowledge of the Company in the past two (2) years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. To the knowledge of the Company neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

3.18 Real Property.

(a) The Company has delivered or made available to Newco a complete and accurate list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except for the Owned Real Property, neither the Company nor any of its Subsidiaries has ever owned any real property, nor is party to any agreement to purchase or sell any real property. The Company owns the Owned Real property free and clear of all Liens, except for Permitted Liens. The Company has a valid, enforceable title policy for the Owned Real Property in its full market value and has delivered a true and correct copy of such title policy and the agreement pursuant to which it purchased the Owned Real Property to Newco.

(b) The Company has delivered or made available to Newco a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”). The Company has heretofore made available to Newco true, correct and complete copies of all Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Company has delivered or made available to Newco a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property. The Company and its Subsidiaries currently occupy all of the Real Property for the operation of their business and there are no other parties occupying or with a right to occupy the Real Property.

(c) Each Lease constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as described in the copies of the Leases that have previously been delivered by the Company to Newco. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Real Property nor is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions.

(d) Each Real Property and all of its operating systems are in good operating condition and repair, water-tight and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a first-class manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(e) The Company has not received any notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which could materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof. No notice has been given by any insurance company which has issued a policy with respect to any portion of any Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(f) There is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Real Property or any portion thereof, and the Company has no knowledge that any such action is currently contemplated. There are no pending or, to the knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Real Property.

3.19 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Liens and defects in title that, individually or in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Intellectual Property.

(a) The Company has delivered or made available to Newco a complete and accurate list of the Company Intellectual Property Rights that are Registered IP (“Company Registered IP”).

(b) The Company has no actual knowledge of any information, materials, facts or circumstances that would render any material Company Registered IP invalid or unenforceable.

(c) With respect to each item of Company Registered IP to which the Company in its reasonable business discretion has determined to maintain: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) is currently in compliance with all formal legal requirements with respect thereto, and (iii) is not subject to any overdue maintenance fees or taxes.

(d) The Company or one of its Subsidiaries holds exclusive ownership of all material Company Intellectual Property Rights. To the knowledge of the Company, the Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property Rights, free and clear of all Liens other than Permitted Liens.

(e) To the knowledge of the Company, the development, manufacturing, marketing, sale, offer for sale, exportation, distribution, and/or use by the Company and its Subsidiaries of any Company Products does not infringe or misappropriate any Intellectual Property Right of any third Person.

(f) The Company and each of its Subsidiaries have acted in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the Trade Secrets that are Company Intellectual Property Rights, and to the knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation of any such Trade Secrets that are Company Intellectual Property Rights by any Person. In connection with the Company’s and its Subsidiaries’ license grants to third parties of any licenses to use any source code to any material Technology for any Company Product for which the Company and its Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such source code.

(g) To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating in any material respect any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(h) There is not, and has not been during the three (3) years prior to the date hereof, any Legal Proceeding made, conducted or brought by a third Person that has been served upon or filed with respect to any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person.

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not, as a result of any Contract to which the Company or any of its Subsidiaries is a party, trigger (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Patents that are Company Intellectual Property Rights, or (ii) the Company or any of its Subsidiaries being bound by, or subject to, any non-competition, exclusivity or other material restriction on the operation or scope of their respective businesses that would reasonably be expected to give rise to a Company Material Adverse Effect.

(j) The Company and its Subsidiaries exercise ordinary and reasonable care in connection with the use of Public Software. The Company and its Subsidiaries are in compliance in all material respects with all Public Software, except where any such noncompliance would not reasonably be expected to give rise to a Company Material Adverse Effect.

3.21 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, title, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in each case in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the

Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.22 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns 5% or more of the Shares, on the other hand.

3.23 Brokers. Except for Qatalyst Partners, L.P. and Goldman Sachs & Co., there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).

3.24 Government Contracts. The Company has not (a) breached or violated any Applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; or (f) granted the government unlimited rights or government purpose rights in any data including any software developed by the Company, in each case (a)-(f), which would have, individually or in the aggregate, a Company Material Adverse Effect. The Company has complied in all material respects with all Applicable Laws, regulations and other governmental policies related to any Company or Subsidiary facility security clearance.

3.25 Anti-Bribery and Export Compliance.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has and, to the knowledge of the Company and its Subsidiaries, no partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or otherwise conducted any transaction, transfer or business in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, or any other applicable anti-corruption or anti-money laundering Law (collectively, “Anti-Corruption Laws”); and (ii) neither the Company nor any of its Subsidiaries has received any notice of any governmental or internal investigation or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any Anti-Corruption Law.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and have been in material compliance with all export control and import control Applicable Laws, including those administered by the European

Union, U.S. Department of Commerce, U.S. Customs and Border Protection, and the U.S. Department of State, and with all applicable economic sanctions, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and the U.S. Department of Commerce, (ii) neither the Company nor any Subsidiary nor any officer or director of the Company, nor any agent acting on behalf of the Company is designated or is owned or controlled by any person designated on any restricted party list of any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, and (iii) other than routine audits by Governmental Authorities, neither the Company nor any of its Subsidiaries has received any notice of any governmental or internal investigation, audit or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any export, import or economic sanctions Applicable Law.

3.26 Indebtedness. Section 3.26 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness which is material to the Company and its Subsidiaries outstanding as of the date of this Agreement, other than Indebtedness reflected in the Balance Sheet or otherwise included in the SEC Reports.

3.27 No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and Newco and Merger Sub have not relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be and has not been relied upon by Newco, Merger Sub or any of their respective Affiliates and Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF NEWCO AND MERGER SUB

Newco and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Good Standing.

(a) Each of Newco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company or corporate power and authority, as applicable, to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Each of Newco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Newco or Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Newco is the sole record stockholder of Merger Sub.

4.2 Authorization and Enforceability.

(a) Each of Newco and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Newco and Merger Sub and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary limited liability company or corporate action on the part of Newco and Merger Sub, and no other limited liability company or corporate proceedings on the part of Newco or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger).

(b) This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Required Governmental Consents.

(a) No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Newco and Merger Sub of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have a Newco Material Adverse Effect.

4.4 No Conflicts. The execution, delivery or performance by Newco and Merger Sub of this Agreement, the consummation by Newco and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Newco and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of formation, certificate of incorporation, operating agreement or bylaws of Newco or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Applicable Law or Order, except in the case of clause (ii) above, for such violations or conflicts which would not reasonably be expected to have a Newco Material Adverse Effect.

4.5 No Ownership of Company Common Stock. Neither Newco nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

4.6 No Stockholder and Management Arrangements. Except as expressly authorized by the Company, neither Newco or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.7 No Litigation. There are no Legal Proceedings pending or, to the knowledge of Newco, threatened against or affecting Newco or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder. Neither Newco nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Newco and Merger Sub of their respective covenants and obligations hereunder.

4. 8 Solvency. None of Newco, Merger Sub, the Guarantors or the Equity Financing Sources is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Newco and Merger Sub is Solvent as of the date of this Agreement, and each of Newco and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternate Debt Financing, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Newco and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Newco has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.9 Financing.

(a) Newco has delivered to the Company a complete and accurate copy of executed commitment letters of even date herewith (the “Equity Commitment Letters”) from the Equity Financing Sources pursuant to which the Equity Financing Sources have committed to provide, subject to the terms and conditions set forth therein, equity financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letters provide that (i) the Company is a third-party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.11(c) and (ii) subject in all respects to Section 9.11(c), Newco and the Equity Financing Sources will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third-party beneficiary rights. The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco and the Equity Financing Sources, fully and specifically enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(b) Newco has delivered to the Company a complete and accurate copy of an executed commitment letter of even date herewith, and the executed fee letter related thereto of even date herewith (which such fee letter may be redacted so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing), together with any related engagement letters, exhibits, schedules, annexes, supplements, term sheets and other agreements, in each case from Credit Suisse Securities (USA) LLC, Credit Suisse AG, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and Barclays Bank PLC (collectively, the “Debt Commitment Letter” and together with the Equity Commitment Letters, the “Financing Commitment Letters”), pursuant to which the agents, arrangers, managers, lenders and other entities party thereto (together with their respective affiliates and their respective affiliates’ officers, directors, employees, controlling persons, agents and Representatives and their respective successors and assigns), the “Debt Financing Sources” and together with the Equity Financing Sources, the “Financing Sources”) has/have committed to provide, subject to the terms and conditions set forth therein, debt financing for the Merger and other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). Any reference in this Agreement to (i) “Equity Commitment Letters,” “Debt Commitment Letters” or “Financing Commitment Letters” will include such documents as amended or modified in compliance with the provisions of Section 7.3, and (ii) the “Financing” will include the financing contemplated by the Financing Commitment Letters as amended or modified in compliance with the provisions of Section 7.3. As of the date of this Agreement, Newco has fully paid, or caused to be fully paid, any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitment Letters on or prior to the date of this Agreement, and Newco will pay, or cause to be paid, when due all other commitment fees and other fees arising under the Financing Commitment Letters as and when they become due and payable thereunder. The Debt Commitment Letter, in the form so delivered to the Company, is in full force and effect as of the date hereof, and is a legal, valid and binding obligation of Newco and, to the knowledge of Newco, the other parties thereto, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(c) The aggregate proceeds contemplated by the Financing Commitment Letters are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter) to enable Newco to (i) consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable in respect of Shares in the Merger pursuant to this Agreement, (iii) pay all amounts payable in respect of Company Options and the Restricted Stock Unit Consideration under this Agreement, (iv) pay all liabilities and other obligations of the Company contemplated to be funded by Newco under by this Agreement, and (v) pay all related fees and expenses associated with the transactions contemplated by this Agreement or the Financing Commitment Letters incurred by Newco, Merger Sub, the Surviving Corporation or any of their respective Affiliates and required to be paid at the Closing by such party.

(d) As of the date of this Agreement, (i) none of the Financing Commitment Letters have been amended or modified (and no such amendment or modification is contemplated except in connection with any amendments or modifications to effectuate any “market flex” terms contained in the Debt Commitment Letter provided as of the date hereof), and (ii) the respective commitments set forth in the Financing Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). Except as set forth in the Financing Commitment Letters, there are no side letters or other agreements, contracts or arrangements to which Newco or Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco under any term or condition of the Financing Commitment Letters, or otherwise result in any portion of the Financing contemplated thereby to be unavailable. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment Letters in the form so delivered to the Company. As of the date of this Agreement, Newco has no reason to believe that any term or condition to the Financing set forth in the Financing Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Newco at the Closing, including any reason to believe that any of the Financing Sources, or the Equity Financing Sources will not perform their respective funding obligations under the Financing Commitment Letters in accordance with their respective terms and conditions.

(e) None of the Guarantors, Equity Financing Sources, Newco, Merger Sub or any of their respective Affiliates has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.10 Guarantees. The Guarantees are in full force and effect and are valid and binding obligation of the Guarantors, enforceable against each of the Guarantors in accordance with its terms (subject to the Enforceability Limitations) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantors under such Guarantees.

4.11 No Knowledge of Misrepresentations or Omissions. Neither Newco nor Merger Sub has any knowledge that any of the representations and warranties of the Company set forth in this Agreement is not true and correct in all material respects. Neither Newco nor Merger Sub has any knowledge of any material errors in, or material omissions from, the Company Disclosure Letter.

4.12 Non-Reliance. Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that, as of the date hereof, Newco, Merger Sub and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Newco and Merger Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Newco and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article III, (a) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Newco, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article III, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by Newco, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Newco, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article III. Newco and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Newco, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation. Notwithstanding the foregoing, nothing in this Section 4.12 serves to modify the representations and warranties of the Company contained in Article III (as modified by the Company Disclosure Letter) or the right of Newco and the Merger Sub to rely thereupon.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. Except as expressly required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and each of its Subsidiaries shall (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its business and operations, (ii) keep available the services of its directors, officers and employees and (iii) preserve its current relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Restrictions on Company Operations. Except as expressly required or permitted by this Agreement, as set forth in Section 5.2 of the Company Disclosure Letter or as approved in advance by Newco in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Stock Awards outstanding prior to the date hereto or, subject to Section 1.4(d), under the Company ESPP issuable in accordance with the terms of the Company ESPP as of the date hereto;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as may be required by Applicable Law, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director or officer, or, other than in the ordinary course of business consistent with past practice, any consultant, independent contractor or employee, in each case, in any manner or increase in any manner the compensation or fringe benefits of any director, officer or, other than in the ordinary course of business consistent with past practice, employee, pay any special bonus or special remuneration to any director, officer, consultant, independent contractor or employee, or pay any benefit not required by or made pursuant to any plan or arrangement as in effect as of the date hereof, other than in the ordinary course of business consistent with past practice;

(h) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(i) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for the sale of Company Products or grants of licenses to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(j) except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it;

(k) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(l) (i) make or change any material Tax election, (ii) file any amended income Tax Return, or any other amended Tax Return that would materially increase the Taxes payable by the Company or its Subsidiaries, (iii) settle or compromise any material Liability for Taxes, or (iv) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or (v) fail to pay any material Taxes as they become due and payable (including estimated taxes), except to the extent such Taxes are contested in good faith and adequate reserves have been established for such Taxes in accordance with GAAP;

(m) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien or charge affecting any real property or any part thereof;

(n) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into or renew any Material Contract (other than in the ordinary course of business consistent with past practice) or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract or (iii) incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $8 million per fiscal quarter for each fiscal quarter beginning January 1, 2015, with a pro rated portion of $8 million per fiscal quarter for the period from the date of this Agreement to December 31, 2014;

(o) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that would be material to the Company and its Subsidiaries taken as a whole; or

(p) enter into a Contract or otherwise commit to do any of the foregoing.

5.3 No Control. Notwithstanding the foregoing, nothing in this Article V is intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

NON-SOLICITATION OF ACQUISITION PROPOSALS

6.1 Termination of Discussions. Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction, and shall terminate all access granted to any such Third Party to any physical or electronic data room (subject to the Company’s right to subsequently provide access to any such physical or electronic data room pursuant to Section 6.2(b)).

6.2 Non-Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries to (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to), directly or indirectly:

(i) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction; or

(ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, or take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction; or

(iii) participate or engage in discussions or negotiations with any Third Party regarding an Acquisition Proposal or Acquisition Transaction; or

(iv) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction; or

(v) except for an Acceptable Confidentiality Agreement contemplated by Section 6.2(b), execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Proposal or Acquisition Transaction.

(b) Notwithstanding the foregoing provisions of Section 6.2(a), prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, (x) engage or participate in discussions or negotiations with any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, provided that, in the case of any action taken pursuant to the foregoing clauses (x) or (y):

(i) the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;

(ii) either the Company is already a party to an Acceptable Confidentiality Agreement with such Third Party or the Company enters into an Acceptable Confidentiality Agreement with such Third Party;

(iii) the Company notifies Newco of the identity of such Person and provides Newco all of the terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company provides Newco a copy thereof); and

(iv) contemporaneously with furnishing any non-public information to such Third Party (and/or its Representatives), the Company furnishes such non-public information to Newco (to the extent such information has not been previously furnished to Newco).

(c) The Company hereby acknowledges and agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

6.3 Notice and Information.

(a) The Company shall promptly (and in any event within 24 hours) notify Newco of (i) any Acquisition Proposal received by the Company, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal received by the Company or its

Representatives, or (iii) any inquiry made to the Company, its Subsidiaries or any of their respective Representatives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(b) The Company shall keep Newco reasonably informed on a prompt basis of the status and material details (including all amendments or proposed amendments, whether or not in writing) of any such Acquisition Proposal, request or inquiry, and promptly (and in any event within 24 hours) provide Newco with copies of all documents and written or electronic communications relating to any Acquisition Proposal (including the financing thereof), request or inquiry exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person’s Affiliates or Representatives), on the other hand.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Company Stockholder Approval.

(a) Proxy Statement and Other SEC Filings.

(i) Promptly following the date of this Agreement, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 7.1(c), the Company must include the Company Board Recommendation in the Proxy Statement.

(ii) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Newco and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the stockholders of the Company (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Newco, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Newco Filings will not, at the time that such Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii) If Newco, Merger Sub or any of their respective Affiliates is/are required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to Applicable Law (an “Other Required Newco Filing”), then Newco and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other

Required Newco Filing with the SEC. Newco and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required Newco Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Newco or Merger Sub nor any of their respective Affiliates may file any Other Required Newco Filing (or any amendment thereto) with the SEC without providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by Newco, Merger Sub or their respective Affiliates in good faith. On the date of filing, the date of mailing to the stockholders of the Company (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Company Filing will knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Newco or Merger Sub with respect to any information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Company Filing. The information supplied by Newco, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) Each of the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Newco Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Newco, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Newco or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the stockholders of the Company.

(v) The Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication, which comments shall be considered by the filing party in good faith.

(vi) The Company, on the one hand, and Newco and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(vii) Subject to Applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the stockholders of the Company as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement).

(b) Stockholder Meeting.

(i) The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law (the “Company Stockholders Meeting”). Once established, the Company shall not change the record date for the Company Stockholders Meeting without the prior written consent of Newco (such consent not to be unreasonably withheld, delayed or conditioned) or as required by Applicable Law. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (A) there are holders of an insufficient Shares present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or (B) the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law, order or a request from the SEC or its staff.

(ii) The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that stockholders of the Company reject it.

(c) Board Recommendation.

(i) Subject to the provisions of this Section 7.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) fail to make, withdraw, amend, modify or qualify the Company Board Recommendation in a manner that is adverse to Newco, or publicly propose to withhold, withdraw, amend, modify or qualify the Company Board Recommendation in a manner that is adverse to Newco, (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction, (3) fail to publicly reaffirm the Company Board Recommendation within three (3) Business Days after Newco so requests in writing following any public statement by a stockholder of the Company or a member of the Company Board expressing opposition to the Merger or the Merger Consideration (it being understood that the Company Board shall have no obligation to so reaffirm the Company Board Recommendation on more than two occasions), (4) fail to include the Company Board Recommendation in the Proxy Statement or (5) fail to publicly recommend against any Acquisition Proposal or Acquisition Transaction subject to Regulation 14D under the

Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal or Acquisition Transaction (the actions or inactions referred to in the preceding clauses (1), (2), (3), (4) and (5) being referred to herein as a “Company Board Recommendation Change”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Stockholder Approval in the event that:

(A) the Company Board has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.2(a);

(B) The Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any public announcement thereof shall not constitute a Company Board Recommendation Change);

(C) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Newco at least three (3) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(ii) (the “Change of Recommendation Notice Period”) (which notice shall include the most current version of the proposed definitive agreement (which shall be marked to show changes to this Agreement) and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal);

(D) if requested by Newco, during the Change of Recommendation Notice Period, the Company shall have met and negotiated in good faith with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal;

(E) prior to the end of the Change of Recommendation Notice Period, Newco shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to stockholders of the Company as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new notice pursuant to clause (C) above, (y) the Change of Recommendation Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remain in the Change of Recommendation Notice Period subsequent to the time the Company notifies Newco of any such material revision and (z) there may be multiple extensions of the Change of Recommendation Notice Period); and

(F) the Company Board determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Newco pursuant to clause (E) above), that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event at any time prior to obtaining the Requisite Stockholder Approval in the event that the Company Board determines (after consultation with its outside legal counsel) that the failure to effect a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties;

provided that, prior to effecting a Company Board Recommendation Change pursuant to this Section 7.1(c)(iii), the Company Board shall have given Newco at least three (3) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(iii) (which notice shall include the reason (in reasonable detail) for such Company Board Recommendation Change) and, if requested by Newco, the Company shall have met and negotiated in good faith with Newco regarding modifications to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties.

(iv) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or any other Applicable Law; provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; provided, further, for avoidance of doubt, that it shall not constitute a Company Board Recommendation Change for the Company Board to make a “stop, look and listen” communication pursuant to Rule 14d9-f.

7.2 Regulatory Approvals.

(a) Filings and Cooperation. As soon as reasonably practicable following the execution and delivery of this Agreement, each of Newco and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions that are required in the Relevant Antitrust Jurisdictions. Each of Newco and the Company shall (a) cooperate and coordinate with the other in the making of such filings, (b) supply the other with any information that may be required in order to effectuate such filings, and (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Newco reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority in the U.S. or any Relevant Antitrust Jurisdictions regarding the Merger or any other the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) Remedies. In furtherance and not in limitation of the provisions of Section 7.2(a), if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Newco and Merger Sub (and their respective Affiliates, if applicable) and the Company and its Subsidiaries will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, any restrictions on the activities of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided that, neither Newco nor Merger Sub (nor their respective Affiliates, if applicable) or the Company and its Subsidiaries shall be required to sell, divest, license or otherwise dispose of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Newco or Merger Sub (or their respective

Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; provided, further, that neither Newco nor Merger Sub (nor their respective Affiliates) shall be required to take any action that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on the reasonably expected benefits to Newco or Merger Sub (or their respective Affiliates) of completing the Merger.

7.3 Financing.

(a) No Amendments to Financing Commitment Letters. Subject to the terms and conditions of this Agreement, each of Newco and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Commitment Letters if such amendment, modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) or reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions or other terms (except in connection with any “market flex” terms contained in the Debt Commitment Letter provided as of the date hereof) to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect, or (iii) adversely impact the ability of Newco, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Commitment Letters or the definitive agreements with respect thereto. In addition to the foregoing, Newco shall not release or consent to the termination of the Debt Commitment Letters or of any individual lender under the Debt Commitment Letters, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters, or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 7.3(c).

(b) Equity Financing. Newco shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letters, (ii) complying with its obligations under the Equity Commitment Letters, (iii) satisfying on a timely basis all conditions applicable to Newco or Merger Sub in such Equity Commitment Letters that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letters and (v) consummating the Equity Financing at or prior to Closing, including by causing the Equity Financing Sources to fund the Equity Financing at the Closing, in each case in accordance with the terms of this Agreement and the Equity Commitment Letters.

(c) Debt Financing and Alternate Debt Financing. Newco shall use its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby on the terms and conditions (including, to the extent required, the full exercise of any flex provisions) set forth in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letter, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter, (iv) satisfy on a timely basis all conditions to funding that are applicable to Newco and Merger Sub in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter, (v) enforce its rights pursuant to the Debt Commitment Letter, and (vi) consummate the Debt Financing at or prior to the Closing, including by causing the Debt Financing Sources to fund the Debt Financing at the Closing. Newco and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due. In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) set forth in the Debt Commitment Letter, Newco shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Newco and Merger Sub than those set forth in the Debt Commitment Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letter in whole or in part. Newco shall promptly provide the Company with a copy of any New Debt Commitment Letters (and any fee letter in connection therewith). In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(d) Information. Newco shall (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Newco and Merger Sub shall promptly notify the Company (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letters or definitive agreements related to the Financing, (B) of the receipt by Newco or Merger Sub of any oral or written notice or communication from the Equity Financing Sources or any Debt Financing Source with respect to any (1) breach (or threatened breach), default, termination or repudiation by any party to a Financing Commitment Letter or any definitive agreements related to the Financing of any provisions of the Financing Commitment Letter or such definitive agreements, or (2) dispute or disagreement between or among any parties to a Financing Commitment Letter or any definitive agreements related to the Financing, and (C) if for any reason Newco or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or any definitive agreements related to the Financing. Newco shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within one Business Day) after the date that the Company delivers a written request therefor to Newco. Newco shall, and shall use its best efforts to cause the Equity Financing Sources and the Debt Financing Sources to, provide the Company and its Representatives with such access to Newco, the Equity Financing Sources and the Debt Financing Sources as the Company and its Representatives may reasonably request for the purpose of allowing the Company and its Representatives to understand the status of Newco’s efforts to arrange the Financing; provided that Newco and its Representatives shall be permitted to participate in any such discussions or communications.

(e) No Financing Condition. Newco and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

(f) Company Support.

(i) Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide

Newco with all cooperation reasonably requested by Newco to assist it in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Newco in connection with the Debt Financing, including:

(A) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(B) assisting Newco and the Debt Financing Sources with the timely preparation of customary (i) rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; (ii) high-yield offering documents, prospectuses, memoranda and similar documents required in connection with the Financing; and (iii) forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing;

(C) assisting Newco in connection with the preparation and registration of (but not executing, unless effective only at or following the Effective Time) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Newco or the Debt Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Newco), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(D) furnishing Newco and the Debt Financing Sources, as promptly as practicable, with (x) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities of the Company, including audits thereof to the extent required, and (y) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Newco to the extent that such information is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Newco in its preparation of such materials), (2) description of all or any portion of the Financing, including any “description of notes,” or other information customarily provided by the Debt Financing Sources or its counsel, (3) risk factors relating to all or any component of the Financing, (4) separate financial statements in respect of its Subsidiaries, or (5) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A) or otherwise necessary to receive from the Company’s independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary

“comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum (all such information and documents in this Section 7.3(f)(i)(D), other than such information that is expressly excluded by clauses (1) through (5) above, the “Required Financial Information”). If the Company in good faith reasonably believes that it has provided the Required Financial Information, it may deliver to Newco a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this Section 7.3(f)(i)(D) and the Marketing Period shall be deemed to have commenced as of such date unless Newco or the Debt Financing Source in good faith reasonably believe that the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect, stating in good faith the specific items of Required Financial Information the Company has not delivered, in which case such Required Financial Information shall be deemed to have been delivered and the Marketing Period to have commenced when such specific items have been delivered by the Company. Notwithstanding anything to the contrary herein, such Required Financial Information will be deemed to not have been delivered if, at any point prior to the completion of the Debt Financing, (a) such Required Financial Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such Required Financial Information, in the light of the circumstances under which they were made, not misleading; (b) such Required Financial Information is not compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1 or sufficient to permit such a registration statement on Form S-1 from being declared effective by the SEC; (c) the Company’s auditors have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information; (d) with respect to any interim financial statements (including any corresponding predecessor periods), such interim financial statements have not been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722; and (e) the Company’s auditors have not delivered drafts of customary comfort letters, including as to customary negative assurances and change period, or such auditors indicated that they are not prepared to issue such comfort letter; provided that after commencement of the Marketing Period, the delivery of additional financial statements or pro forma financial information required to be delivered pursuant to this Section 7.3(f)(i)(D) due to the passage of time shall not terminate or restart the Marketing Period;

(E) cooperating with Newco to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by Newco, including in connection with any arrangements to be effectuated after the Closing;

(F) reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date;

(G) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness;

(H) providing executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities and executing ratings agency engagement letters as required in connection with the Debt Financing (provided, that the Company shall not be required to pay any cost or expenses relating to rating agency engagement letters);

(I) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Newco to (1) permit the consummation of the Debt Financing (including, to the fullest extent permitted by Applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(J) furnishing Newco and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations.

(ii) Notwithstanding the provisions of Section 7.3(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Newco, (B) enter into any definitive agreement (other than with respect to authorization letters and ratings agency engagement letters referred to in Section 7.3(f)(i)(H) that is effective prior to the Closing), (C) give any indemnities in connection with the Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (2) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 7.3 will require (A) any officer or Representative of the

Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 7.3(f)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto prior to the Effective Time.

(g) Use of Logos. The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(h) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Newco and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(i) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Newco shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 7.3(f).

(ii) Newco shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 7.3(f) and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries).

(j) No Exclusive Arrangements. In no event will the Guarantors, the Equity Financing Sources, Newco, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Newco or Merger Sub and the financing sources or potential financing sources of Newco, Merger Sub and such investors) enter into or enforce any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing for the Merger or any other transaction involving the Company or any of its Subsidiaries from providing or seeking to provide debt or equity financing to any Person in connection with the Merger or any other transaction relating to the Company or any of its Subsidiaries.

7.4 Efforts to Close.

(a) Reasonable Best Efforts. In furtherance and not in limitation of the other covenants and agreements set forth in this Agreement, including Sections 7.2 and 7.3, each of Newco, Merger Sub and the Company shall use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled, (ii) obtain all necessary consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and all other applicable Antitrust Laws in the Relevant Antitrust Jurisdictions, (iii) obtain all other necessary consents, waivers, approvals, orders and authorizations from Governmental Authorities and make all registrations, declarations and filings with Governmental Authorities, including the Committee on Foreign Investment in the United States and the U.S. Department of State, Directorate of Defense Trade Controls, in each case that are necessary or advisable to consummate the Merger, and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger).

(b) Forbearance. In addition to the foregoing, subject to the terms and conditions of this Agreement, (i) Newco or Merger Sub shall not (and shall cause their Affiliates, including the Equity Financing Sources, to not), and (ii) the Company and its Subsidiaries shall not, in each case take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, materially delaying or otherwise adversely affecting (i) the consummation of the Merger, including (A) imposing any delay in the obtaining of, or materially increasing the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (C) increasing the risk of not being able to remove any such order on appeal or otherwise, or (D) delaying or preventing the consummation of the Merger or (ii) the ability of such party to fully perform its obligations pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall restrict Affiliates of Newco or Merger Sub from acquiring any capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of any Person. For the avoidance of doubt, no action by the Company taken in compliance with Section 7.3(f) will be considered a violation of this Section 7.4.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

7.5 Access to the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Newco and its Representatives (i) reasonable access, during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Newco may reasonably request; provided, however, that notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (c) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (d) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (e) access would result in the disclosure of any trade secrets of third Persons; or (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Newco and its Affiliates, on the other hand, and (ii) to the extent available and prepared in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each calendar month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company and its Subsidiaries, including statements of financial condition, results of operations and statements of cash flow. Nothing in this Section 7.5 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, statements, analyses, appraisals, opinions or other information not otherwise prepared in the ordinary course of business. Any investigation conducted pursuant to the access contemplated by this Section 7.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Newco or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.5. All requests for access pursuant to this Section 7.5 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

7.6 Notice of Breach.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly notify Newco in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, or in the event that the Company has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall promptly notify the Company in the event that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or in the event that Newco or Merger Sub has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement.

7.7 Confidentiality. Newco, Merger Sub and the Company hereby acknowledge that Thoma Bravo, LLC and the Company have previously executed a Confidentiality Agreement, dated October 24, 2014 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

7.8 Public Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Newco. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Newco and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other parties to this Agreement before (a) participating in any media interviews, (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons, or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, and shall not engage in the foregoing without the prior consent of the other party (such consent not to be unreasonably withheld or delayed), except that the Company will not be obligated to obtain such consent with respect to communications that are (i) required by Applicable Law or any stock exchange rule or listing agreement, (ii) principally directed to employees, suppliers, customers, partners or vendors and consistent with the communications plan previously agreed by Newco and the Company, provided, however, in each case of clause (i) and (ii), if the Company has used its reasonable best efforts to consult with Newco and to obtain Newco’s consent but has been unable to do so prior to the time such communication is made or (iii) related to or in connection with any disputes between the Company, on the one hand, and Newco, Merger Sub, the Guarantors, the Financing Sources, or their respective Affiliates, on the other hand, relating to this Agreement.

7.9 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Newco of all Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Newco reasonably informed with respect to the status thereof. The Company shall (a) give Newco the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Newco with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Newco has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.9, “participate” means that Newco will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Newco may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

7.10 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the Merger and all other transactions contemplated by this Agreement, and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger and other transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.11 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. The Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

(b) Indemnification. Without limiting the generality of the provisions of Section 7.11(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Newco a written notice asserting a claim for indemnification under this Section 7.11(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.11(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Newco) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.11(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.11(c) of the Company Disclosure Letter); provided, further, that that if the annual premiums of such insurance coverage exceed such amount, the

Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under the first sentence of this Section 7.11(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) Successors and Assigns. If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 7.11.

(e) No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 7.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and representatives)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or Applicable Law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Newco and their respective Subsidiaries under this Section 7.11 shall be joint and several.

(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under such policies.

7.12 Employee Matters.

(a) Acknowledgment of Change of Control. Newco hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) Existing Agreements. From and after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time (excluding equity based benefits), provided, however, that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by this Agreement or Applicable Law.

(c) Continuation of Company Plans. As of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) employ the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time. For a period of one (1) year following the Effective Time (or, if earlier, the date of termination of employment of the relevant Continuing Employee), the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans (other than equity based benefits and individual employment agreements not providing for severance) and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (other than equity-based plans and individual employment agreements not providing for severance) (together, the “Company Plans”) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements not providing for severance) provided to such Continuing Employee immediately prior to the Effective Time. In each case, target annual cash compensation (including, for the avoidance of doubt, the target value of cash compensation that is payable based on achievement against Company performance objectives) shall not be decreased for a period of one (1) year following the Effective Time for any Continuing Employee employed during that period. For a period of one (1) year following the Effective Time, the Surviving Corporation will (and Newco will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date of this Agreement and that have been made available to Newco prior to the Closing and are set forth on Schedule 7.12(c) attached hereto.

(d) Service Credit; Etc. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits or was not credited for the same purpose with respect to such Continuing Employee under the analogous Employee Plan immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old

Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent waived for such person under the analogous Employee Plan immediately prior to the Closing Date, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits other forfeiture that were not applicable as of the Effective Time.

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.12 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 7.12, require Newco, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

7.13 Obligations of Merger Sub. Newco shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement. Newco and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

7.14 Newco Vote. Immediately following the execution and delivery of this Agreement, Newco, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

7.15 Repatriation. The Company and its Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Newco) to distribute or transfer or cause to be distributed or transferred to the Company immediately before the Closing (including pursuant to the repayment of outstanding intercompany obligations) any cash balances held by any non-U.S. Subsidiaries (the “Repatriation Actions”); provided, however, that no distribution or transfer will be required to be made (i) to the extent that such distribution or transfer would be subject to withholding or other Taxes in advance of the Effective Time, and (ii) unless and until all of the conditions to the Merger set forth in Section 2.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) and Newco has irrevocably confirmed that it is prepared to consummate the Closing.

7.16 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Newco and the Company; or

(b) by either Newco or the Company if the Effective Time shall not have occurred on or before June 12, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Newco or the Company if the Company Stockholders Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d) by either Newco or the Company if any Governmental Authority in any Relevant Antitrust Jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of any of the Merger permanently illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions, or (ii) issued or granted any Order that has the effect of making the Merger illegal permanently in any of the Relevant Antitrust Jurisdictions or which has the effect of permanently prohibiting the consummation of the Merger in any of the Relevant Antitrust Jurisdictions and such Order shall have become final and nonappealable; or

(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Newco or Merger Sub set forth in this Agreement or (ii) that any of the representations and warranties of Newco and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Newco or Merger Sub or such inaccuracies in the representations and warranties of Newco or Merger Sub are curable by Newco or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Newco of such breach or inaccuracy, as applicable or (B) Newco or Merger Sub ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Newco or Merger Sub is cured within such thirty (30) calendar day period); or

(f) by the Company in the event that (i) all of the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Newco and

Merger Sub have failed to consummate the Merger at the Closing pursuant to Section 2.1, (iii) the Company has irrevocably notified Newco in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions set forth in Section 2.2(c) have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 2.2(c), (iv) the Company has given Newco written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f) if Newco and Merger Sub fail to consummate the Merger, and (iv) Newco and Merger Sub fail to consummate the Merger on the later of the expiration of such three (3) Business Day period and the date set forth in the foregoing notice; or

(g) by the Company in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (i) the Superior Proposal was not solicited in violation of the terms of Section 6.2(a), (ii) prior to terminating this Agreement pursuant to this Section 8.1(g), the Company shall have given Newco at least three (3) Business Days’ notice of its intention to terminate this Agreement pursuant to this Section 8.1(g) (the “Superior Proposal Notice Period”) (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal), (iii) if requested by Newco, during the Superior Proposal Notice Period, the Company shall have met and negotiated with Newco regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal, (iv) prior to the end of the Superior Proposal Notice Period, Newco shall not have made a counter-offer or proposal that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to stockholders of the Company as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new notice pursuant to clause (C) above, (y) the Superior Proposal Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Newco of any such material revision and (z) that there may be multiple extensions of the Superior Proposal Notice Period), and (v) immediately prior (and as a condition) to the termination of this Agreement, the Company tenders to Newco (and pays to Newco if Newco agrees to accept such payment) the Company Termination Fee payable pursuant to Section 8.4(a)(ii); or

(h) by Newco in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Newco shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Newco to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Newco and Merger Sub may not terminate this Agreement pursuant to this Section 8.1(h) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(i) by Newco in the event that the Company Board (or any committee thereof) shall have effected a Company Board Recommendation Change; provided, however, that that Newco’s right to terminate this Agreement pursuant to this Section 8.1(i) will expire at 5:00 p.m., Pacific time, on the tenth (10th) Business Day following the date on which such right to terminate first arose.

8.2 Notice of Termination. A party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 8.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

8.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.3(i), Section 7.7, Section 7.8, this Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any fraud committed in connection with this Agreement or any of the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement and the Guarantees, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

8.4 Termination Fees.

(a) Company Termination Fees.

(i) In the event that (A) this Agreement is terminated pursuant to Section 8.1(c), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Company Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction that was not publicly announced or known prior to the execution of this Agreement is publicly announced or shall become publicly known and not withdrawn, and (C) within one (1) year following the termination of this Agreement pursuant to Section 8.1(c), the foregoing Competing Acquisition Transaction is consummated or the Company enters into a definitive Contract to consummate such Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, then within one Business Day after consummation of such Competing Acquisition Transaction, the Company shall pay to Newco (or its designee) a fee equal of One Hundred Twenty-Six Million Dollars ($126,000,000) (the “Company Termination Fee”), less the amount of Newco Expenses previously paid to Newco pursuant to Section 8.4(d), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(g), then as a condition to such termination of this Agreement, the Company shall tender to Newco (and pay to Newco if Newco agrees to accept such payment) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iii) In the event that this Agreement is terminated pursuant to Section 8.1(i), then within one (1) Business Day after demand by Newco, the Company shall pay to Newco the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Newco.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Newco Termination Fee.

(i) In the event that this Agreement is terminated (A) pursuant to Section 8.1(e) or Section 8.1(f), or (B) pursuant to Section 8.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(f), then within one (1) Business Day after demand by the Company, Newco shall pay to the Company a fee equal to Two Hundred Fifty-Two Million Dollars ($252,000,000) (the “Newco Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(ii) The parties hereto acknowledge and hereby agree that in no event shall Newco be required to pay the Newco Termination Fee on more than one occasion, whether nor not the Newco Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) Recovery. Newco, Merger Sub and the Company hereby acknowledge and agree that the covenants set forth in this Section 8.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Newco, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 8.4(a) or Newco fails to promptly pay any amounts due pursuant to Section 8.4(b) and, in order to obtain such payment, Newco, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.4(a) or any portion thereof or a judgment against Newco for the amount set forth in Section 8.4(b) or any portion thereof, as applicable, the Company will pay to Newco or Newco will pay to the Company, as the case may be, its out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(d) Newco Expenses. In the event this Agreement is terminated pursuant to (i) Section 8.1(c) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.4(a)(i) or (ii) Section 8.1(h), and as of the time of such termination by Newco, Newco and Merger Sub were not in material breach of their representations, warranties, covenants or agreements under this Agreement, then within one (1) Business Day after demand by Newco, the Company shall pay to Newco up to $4,000,000 of Newco’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Newco and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Newco Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Newco; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.4(a)(i) shall not relieve the Company of its obligations to pay the Newco Expenses pursuant to this Section 8.4(d); provided, further, that the payment by the Company of Newco Expenses pursuant to this Section 8.4(d) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.4(a)(i) except to the extent indicated in Section 8.4(a)(i).

(e) Acknowledgement. Each of the parties acknowledges and agrees that (i) the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Newco Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.4(a) or Section 8.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Newco or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.4, the parties would not have entered into this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Certain Interpretations.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at www.rrdvenue.com (Project Homestake) at least one day prior to the execution and delivery of this Agreement.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.2 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval; and provided, further, however, that this Section 9.2 and Sections 9.3, 9.4, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source.

9.3 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; and provided, further, however, that this Section 9.3 and Sections 9.2, 9.4, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

9.4 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Newco will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement (a) from and after the Effective Time, (i) in connection with a merger or consolidation involving Newco or other disposition of all or substantially all of the assets of Newco or the Surviving Corporation; (ii) to any other Person; or (iii) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; or (b) to any of its Affiliates; provided, that in the case of clause (a)(iiii) or (b), Newco and Merger Sub remain liable for their obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or e-mail to the parties at the following addresses, telecopy numbers or e-mail addresses (or at such other address, telecopy numbers or e-mail address for a party as shall be specified by like notice):

(a) if to Newco or Merger Sub, to:

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Attention: Seth Boro

                     Robert Sayle

Telecopy No.: (415) 392-6480

E-mail: sboro@thomabravo.com; rsayle@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attention: Gerald T. Nowak, P.C.

                     Corey D. Fox

                     Bradley C. Reed

Telecopy No.: (312) 862-2200

E-mail: gnowak@kirkland.com; cfox@kirkland.com; breed@kirkland.com

(b) if to the Company (prior to the Closing), to:

Riverbed Technology, Inc.

680 Folsom Street

San Francisco, CA 94107

Attention: General Counsel

Telecopy No: (415) 247-8801

E-mail: contracts@riverbed.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Dave Segre and Mike Ringler

Telecopy No.: (415) 947-2099

E-mail: dsegre@wsgr.com; mringler@wsgr.com

9.6 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time.

9.7 Expenses. Subject to Section 8.4(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

9.8 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.11, (b) from and after the Effective Time, the rights of holders of Shares to receive the merger consideration set forth in Article I and (c) each Debt Financing Source shall be an express third party beneficiary with respect to Sections 9.2, 9.3, 9.4, 9.10, 9.11, 9.12, 9.13, 9.14 and this Section 9.9. Notwithstanding anything herein to the contrary, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

9.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11 Remedies.

(a) Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Remedies of Newco and Merger Sub.

(i) Specific Performance. The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, in the event of any breach of threatened breach by the Company of any of its obligations hereunder, Newco and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 9.13 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Newco from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 8.4(a) and/or the reimbursement of Newco Expenses pursuant to Section 8.4(d); provided, however, that in no event shall Newco be permitted to pursue an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at law or equity following the payment of the Company Termination Fee.

(ii) Company Termination Fee. Newco shall be entitled to payment of the Company Termination Fee if and when payable pursuant to Section 8.4(a).

(iii) Expense Reimbursement. Newco shall be entitled to reimbursement of Newco Expenses if and when payable pursuant to Section 8.4(d).

(iv) Termination. Newco and Merger Sub shall be entitled to terminate this Agreement in accordance with Section 8.1.

(v) Monetary Damages. In no event shall (A) Newco, Merger Sub, the Guarantors or the Equity Financing Sources or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Newco, Merger Sub or the Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Newco, Merger Sub, the Guarantors, the Equity Financing Sources and their respective Affiliates (the foregoing in clauses (A) and (B) collectively, the “Newco Related Parties”) have the right to seek or obtain money damages from the Company or any Company Related Party under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Newco and Merger Sub to payment of the Company Termination Fee as set forth in Section 8.4(a) and/or Newco Expenses as set forth in Section 8.4(d).

(c) Remedies of the Company.

(i) Specific Performance (Pre-Closing Covenants). The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, in the event of any breach of threatened breach by Newco or Merger Sub of any of their respective obligations hereunder, and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the provisions of Section 9.11(c)(ii)), the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Newco and Merger Sub in the courts described in Section 9.13 and to enforce specifically the terms and provisions hereof.

(ii) Specific Performance (Closing). The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to a valid termination of this Agreement pursuant to Section 8.1, the Company shall be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Newco’s obligation to cause the Equity Financing to be funded (and to exercise its third party beneficiary rights under the Equity Commitment Letters) and to consummate the Merger only in the event that each of the following conditions has been satisfied: (A) the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, (B) the Debt Financing has been funded in accordance with the terms thereof or the Debt Financing Sources have confirmed in writing that it will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (C) Newco and Merger Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.1 to occur and (D) the Company has irrevocably confirmed in writing to Newco that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur. In no event shall the Company be entitled to enforce specifically Newco’s obligation to cause the Equity Financing to be funded (or exercise its third party beneficiary rights under the Equity Commitment Letters) if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to specifically enforce the terms of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 9.11(c)(i) and this Section 9.11(c)(ii). For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Newco Termination Fee pursuant to Section 8.4(b); provided that in no event shall the Company be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under this Agreement or available at law or equity following the payment of the Newco Termination Fee.

(iii) Newco Termination Fee. The Company shall be entitled to payment of the Newco Termination Fee if and when payable pursuant to Section 8.4(b).

(iv) Termination. The Company shall be entitled to terminate this Agreement in accordance with Section 8.1.

(v) Monetary Damages. In no event shall (A) the Company, its Subsidiaries and each of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (foregoing in clauses (A) and (B) collectively, the “Company Related Parties”) have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Newco, Merger Sub, the Guarantors, the Equity Financing Sources or any other Newco Related Party other than the right of the Company to payment of the Newco Termination Fee as set forth in Section 8.4(b) and to enforce its rights under the Guarantees. For the avoidance of doubt, in the event this Agreement is terminated in accordance with Section 8.1, the Newco Termination Fee (if payable pursuant to Section 8.4(b)) represents the maximum aggregate Liability of Newco, Merger Sub, the Guarantors and any other Newco Related Party under this Agreement and the transactions and other agreements contemplated hereby. In addition, and notwithstanding anything in this Agreement to the contrary, the Company hereby (A) agrees that no Company Related Party shall have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from any Debt Financing Source and (B) waives any and all claims against the Debt Financing Sources (and agrees not to bring any claim or cause of action) and hereby agrees that in no event shall the Debt Financing Sources have any liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby; provided that, notwithstanding the foregoing, nothing in this Section 9.11(c)(v) shall in any way limit or modify the rights and obligations of Newco, Merger Sub or the Financing Sources set forth under the Debt Commitment Letters. In addition to the rights of Newco and Merger Sub hereunder, Newco and Merger Sub shall be entitled, at Newco and Merger Sub’s sole election, to settle any claims arising from or relating to this Agreement by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(d) Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly available under the terms of this Section 9.11, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly available under the terms of this Section 9.11, the parties hereto acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.13 without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of the Company, Newco or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief expressly applicable under this Section 9.11 on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(e) Sole Remedy. The parties hereto acknowledge and agree that the remedies provided for in this Section 9.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party, the Newco Related Parties or the Company Related Parties, as the case may be, arising under or based upon any Applicable Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

(f) Extension of Termination Date. Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days, or (B) such other time period established by the court presiding over such Legal Proceeding.

9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles. Notwithstanding anything to the contrary contained herein, any and all claims arising directly or indirectly out of or concerning the Debt Financing (including any claim, controversy or dispute against or involving any Debt Financing Source, including their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 9.12) shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

9.13 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any or state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Newco, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Notwithstanding the foregoing, none of the parties hereto, any of their respective Affiliates, any Company Related Party or any Newco Related Party will bring, or support, any action, cause of action, claim, cross-claim, counterclaim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York.

9.14 WAIVER OF JURY TRIAL. EACH OF NEWCO, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEWCO, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF (INCLUDING WITHOUT LIMITATION, THE FINANCING AND FINANCING COMMITMENT LETTERS).

9.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

PROJECT HOMESTAKE HOLDINGS, LLC

By:	/s/ Seth Boro
Name: Seth Boro
Title: President and Secretary

PROJECT HOMESTAKE MERGER CORP.

By:	/s/ Seth Boro
Name: Seth Boro
Title: President and Secretary

RIVERBED TECHNOLOGY, INC.

By:	/s/ Jerry Kennelly
Name: Jerry Kennelly
Title: CEO

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential and such confidentiality provisions are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Third Party pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Third Party of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and its Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Third Party” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2014.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company ESPP” means the 2006 Employee Stock Purchase Plan, as amended and restated on May 22, 2013.

“Company Equity Incentive Plan” means the 2014 Equity Incentive Plan, the 2012 Stock Incentive Plan, as amended and restated on January 2, 2013, the OPNET Amended and Restated 2000 Stock Incentive Plan, the 2009 Inducement Equity Incentive Plan, the 2006 Director Option Plan, as amended and restated on May 16, 2013, the 2006 Equity Incentive Plan, and the 2002 Stock Plan.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) general economic or political conditions in the United States or any other country or region in the world;

(ii) conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iii) changes in Applicable Law or GAAP or the interpretations thereof;

(iv) acts of war, terrorism or sabotage;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) the public announcement or pendency of this Agreement, the Merger or any other transactions contemplated by this Agreement;

(vii) any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

(viii) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

(ix) any action taken pursuant to the terms of this Agreement or the failure to take any action prohibited by the terms of this Agreement;

(x) any action taken at the request of Newco or with the prior consent or approval of Newco;

(xi) the availability or cost of equity, debt or other financing to Newco, Merger Sub or the Surviving Corporation;

(xii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including those arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xiii) the matters set forth in the Company Disclosure Letter (except, in the case of each of clauses (i) through (iv) above, to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business).

“Company Options” means any issued and outstanding options (including commitments to grant options approved by the Company Board or authorized committee of the Company Board prior to the date hereof) to purchase Shares granted under or pursuant to a Company Equity Incentive Plan.

“Company Products” means any and all products and services currently marketed, sold, licensed, provided or distributed by Company and its Subsidiaries.

“Company Rights Plan” means the Preferred Shares Rights Agreement, dated as of November 11, 2013, as amended as of November 27, 2013 and November 6, 2014, by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A., as rights agent.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Newco or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any legally binding contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has or may have any material Liability.

“Equity Financing Sources” means Thoma Bravo Fund XI, L.P., Ontario Teachers’ Pension Plan Board, HarbourVest Partners, L.P., NB Alternatives Advisers LLC, Lexington Co-Investment Holdings III, L.P. and PPM America Private Equity Fund V LP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Government Contract” means any Contract for the sale of goods or services currently in performance that is between the Company and a Governmental Authority or entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” means any of the following Liabilities or obligations: (i) indebtedness for borrowed money; (ii) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) Liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) Liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business; (v) Liabilities pursuant to capitalized leases; (vi) Liabilities pursuant to conditional sale or other title retention agreements; (vii) Liabilities with respect to vendor advances or any other advances; (viii) net Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (ix) indebtedness of the types described in clauses (i) through (viii) above of others guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the

Company or any of its Subsidiaries, including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with any of the foregoing.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (v) domain names and applications and registrations therefore (collectively, “Domain Names”); and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

“Intervening Event” shall mean any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known by the Company Board as of or prior to the date hereof and does not relate, directly or indirectly, to any Acquisition Proposal or Acquisition Transaction.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s CEO (Jerry M. Kennelly), CFO (Ernie Maddock), CTO (David Wu), President —Worldwide Field Operations (David Peranich), Chief Human Resources Officer (Mike Guerchon) or General Counsel (Brett Nissenberg), in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Legal Proceeding” means any lawsuit, litigation, arbitration or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance (not including licenses to Intellectual Property rights), claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” means the first period of 15 consecutive Business Days commencing after the date of this Agreement and throughout which Newco has received the Required Financial Information, except that (i) January 19, 2015 and April 3, 2015 shall not be included in the calculation of the Marketing Period (but for the avoidance of doubt, the exclusion of such dates shall not restart the Marketing Period) and (ii) such period shall commence no earlier than January 5, 2015. Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Debt Financing is obtained and (B) the Marketing Period will not commence and will not be deemed to have commenced if, on or prior to the completion of such 15 Business Day period, the Company has announced any intention to restate any financial statements or financial information included in the Required Financial Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new consecutive 15 Business Day period.

“Material Contract” means any of the following:

(i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii));

(ii) any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract that is not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations of $200,000 or more as of the date of this Agreement (other than those pursuant to which severance is required by Applicable Law);

(iii) any Contract containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) relating to a transaction involving the disposition or acquisition of (1) assets whose value, in each case, is in excess of $10,000,000 or (2) any assets constituting a material business or business line by the Company or any of its Subsidiaries after the date of this Agreement, in each case other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $10,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vi) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Outstanding Stock Awards);

(vii) any Contract providing for indemnification of any officer, director or employee by the Company;

(viii) any Contract that is a settlement agreement that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement; and

(ix) any Contract that involves a joint venture, limited liability company or partnership with any third Person.

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Outstanding Stock Awards” means (i) any issued and outstanding options to purchase Shares granted under or pursuant to a Company Equity Incentive Plan and (ii) any issued and outstanding restricted stock units, whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Newco Material Adverse Effect” means any material adverse effect on the ability of Newco or Merger Sub to consummate the Merger prior to the Termination Date and to fully perform its covenants and other obligations under this Agreement.

“Performance Restricted Stock Units” means any Restricted Stock Units with performance-based vesting conditions that remain outstanding as of immediately prior to the Effective Time.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements and (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Public Software” means any software that licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Relevant Antitrust Jurisdictions” shall mean the United States and the non-U.S. jurisdictions set forth in Schedule 2.2(a)(ii)(B).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Restricted Stock Units” means any issued and outstanding restricted stock units (including commitments to grant restricted stock units approved by the Company Board or authorized committee of the Company Board prior to the date hereof), whether payable in cash, shares or otherwise, granted under or pursuant to a Company Equity Incentive Plan, and payable in accordance with a vesting schedule or issuance schedule, including a performance-based vesting schedule or issuance schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any written Acquisition Proposal made by a Third Party after the date of this Agreement that (i) was not solicited in violation of Section 6.2(a) and (ii) the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, regulatory and other aspects of such Acquisition Proposal) is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Third Party making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.

“Stock Award” means any award of Company Options or Restricted Stock Units.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, assessments and similar governmental charges, duties, impositions and liabilities, in each case in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, unclaimed property, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes.

“Technology” means all tangible items of the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, software, firmware, and computer programs.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Newco or any of its Affiliates or Representatives.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

[Remainder of Page Intentionally Left Blank]

Annex B

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of January 5, 2015 and amends the Agreement and Plan Of Merger (the “Agreement”), dated as of December 14, 2014, by and among Project Homestake Holdings, LLC, a Delaware limited liability company (“Newco”), Project Homestake Merger Corp., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and Riverbed Technology, Inc., a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Amendment shall have the respective meanings assigned thereto in the Agreement.

WHEREAS, the parties have agreed that it is in their respective best interests to amend the terms of the Agreement; and

WHEREAS, pursuant to Section 9.2 of the Agreement, the parties have the legal authority to act to amend certain provisions of the Agreement without further consent of third parties;

NOW, THEREFORE, Newco, Merger Sub and the Company hereby agree as follows:

1.	Amendment. Schedule 2.2(a)(ii)(B) to the Agreement is hereby amended by deleting the term “Taiwan” and replacing such term with “[Reserved]”.

2.	No Other Amendment. All other terms and conditions of the Agreement, including without limitation the representations, warranties, covenants and agreements of the respective parties, shall remain in full force and effect without other or further amendment or modification.

3.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

PROJECT HOMESTAKE HOLDINGS, LLC

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

PROJECT HOMESTAKE MERGER CORP.

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

RIVERBED TECHNOLOGY, INC.

By:	/s/ Brett Nissenberg
Name: Brett Nissenberg
Title: General Counsel & SVP

[SIGNATURE PAGE TO AMENDMENT NO. 1]

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Annex C

December 14, 2014

Board of Directors

Riverbed Technology, Inc.

680 Folsom Street

San Francisco, California 94107

Members of the Board:

We understand that Riverbed Technology, Inc. (the “Company”), Project Homestake Holdings, LLC (“Parent”) and Project Homestake Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated December 14, 2014 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), other than shares held in treasury by the Company, shares held by Parent or any direct or indirect wholly-owned subsidiaries of the Company or Parent and shares as to which appraisal rights have been properly demanded, will be converted into the right to receive $21.00 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliates of Parent (the “Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information prepared by management of the Company, including financial projections and operating data of the Company (collectively, the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse

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effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company, Parent or Thoma Bravo, LLC (“Thoma Bravo”) pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company, Parent, Thoma Bravo and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

QATALYST PARTNERS LP

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Annex D

PERSONAL AND CONFIDENTIAL

December 14, 2014

Board of Directors

Riverbed Technology, Inc

680 Folsom St.

San Francisco, CA 94107

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Project Homestake Holdings, LLC (“Homestake”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Riverbed Technology, Inc (the “Company”) of the $21.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 14, 2014 (the “Agreement”), by and among Homestake, Project Homestake Merger Corp., a wholly owned subsidiary of Homestake, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Homestake, any of their respective affiliates and third parties, including Thoma Bravo, LLC (“Thoma Bravo”), an affiliate of a Guarantor (as defined in the Agreement), and Ontario Teachers’ Pension Plan Board (“Ontario Teachers”), a Guarantor, and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as sole financial advisor to the Company on its acquisition of OPNET Technologies in December 2012; sole arranger for a bridge loan provided to the Company (aggregate principal amount of $575 million) in December 2012; and financial advisor to the Company in connection with its response to an unsolicited bid in 2014. We also have provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as sole arranger for a bridge loan (aggregate principal amount of $700 million) provided to Blue Coat Systems, a portfolio company of Thoma Bravo in May 2013 and as co-manager for a bank loan (aggregate principal amount of $50 million) provided to Blue Coat Systems in February 2014. We also have provided certain financial advisory and/or underwriting services to Ontario Teachers and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Aircastle LTD, a portfolio company of Ontario Teachers, in connection with a minority investment in June 2013; joint bookrunner on an initial public offering by ISS A/S, a portfolio company of Ontario Teachers, for an aggregate amount of DKK 9,425 million in March 2014; joint bookrunner on a senior notes offering by Aircastle LTD (aggregate principal amount $500 million) in March 2014; bookrunner on an initial public offering by INC Research

Board of Directors

Riverbed Technology, Inc

December 14, 2014

Holdings, Inc., a portfolio company of Ontario Teachers, for an aggregate amount of $150 million in gross proceeds in November 2014; and joint bookrunner in a notes issuance by ISS A/S (aggregate principal amount of EUR 1.2 billion) in November 2014. We may also in the future provide financial advisory and/or underwriting services to the Company, Homestake and their respective affiliates, and Thoma Bravo, Ontario Teachers and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Thoma Bravo, Ontario Teachers and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Thoma Bravo and Ontario Teachers from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2013; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Homestake and its affiliates) of Shares, as of the date hereof, of the $21.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration

Board of Directors

Riverbed Technology, Inc

December 14, 2014

received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $21.00 in cash per Share to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Homestake or the ability of the Company or Homestake to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $21.00 in cash per Share to be paid to the holders (other than Homestake and its affiliates) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO)

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the Record Date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of Merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the Surviving Corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 251(h), § 253 or § 267 of this title is not owned by the Parent immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “Merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the Record Date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2) If the Merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a Merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a Merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a Record Date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the Record Date shall be such effective date. If no Record Date is fixed and the notice is given prior to the effective date, the Record Date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

Riverbed Technology, Inc.

Special Meeting of Stockholders

This proxy is solicited by the Board of Directors

The undersigned(s) hereby appoint(s) Jerry M. Kennelly and Brett A. Nissenberg, or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the Special Meeting of Stockholders of Riverbed Technology, Inc., to be held on [—], 2015, at [—], at [—], Pacific time, and any and all adjournments, postponements or other delays thereof (the “Special Meeting”), in the manner directed, with respect to all shares of common stock of Riverbed Technology, Inc. that the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the Special Meeting.

This proxy is solicited by the Board of Directors of Riverbed Technology, Inc. and will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposals 1, 2 and 3.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued, and to be signed, on reverse side

VOTE BY INTERNET]

•        Go to [—]

•        Follow steps outlined on the secure website.

VOTE BY TELEPHONE

•        Call toll free - 1-800-[—] within the USA, US territories & Canada on a touch tone telephone

•        Follow the instructions provided by the recorded message

PROXIES SUBMITTED BY THE INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME, ON [—].

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [—].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR Proposals 1, 2, and 3.				For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of December 14, 2014, by and among Project Homestake Holdings, LLC, Project Homestake Merger Corp. and Riverbed Technology, Inc., as it may be amended from time to time.			☐	☐	☐

2.	To approve the adoption of any proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.			☐	☐	☐

3.	To approve, by non-binding, advisory vote, compensation that will or may become payable by Riverbed Technology, Inc. to its named executive officers in connection with the merger.			☐	☐	☐

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date